                                                Filed Pursuant to Rule 424(b)(4)
                                                Registration File No. 333-48701
PROSPECTUS

                       International Smart Sourcing, Inc.
                                                                     [LOGO OF
                        1,250,000 SHARES OF COMMON STOCK           INTERNATIONAL
                                                                       SMART
              1,250,000 REDEEMABLE COMMON STOCK PURCHASE WARRANTS    SOURCING,
                                                                       INC.]
                            ------------------------

     This Prospectus relates to an offering (the "Offering") by International Smart Sourcing, Inc., a Delaware corporation (the "Company"), of 1,250,000 shares of common stock of the Company, par value $.001 per share (the "Common Stock"), and 1,250,000 Redeemable Common Stock Purchase Warrants (the "Warrants") (collectively, the "Securities"). The shares of Common Stock and the Warrants may be purchased separately. Each Warrant entitles the registered holder thereof to purchase one share of Common Stock at a price of $5.00, subject to adjustment under certain circumstances, for a five-year period commencing 12 months from the date of this Prospectus. The Warrants are redeemable by the Company at any time, commencing 12 months from the date of the Prospectus, upon notice of not less than 30 days, at a price of $.10 per Warrant, provided that the average closing bid quotation of the Common Stock as reported on the Nasdaq SmallCap Market ("Nasdaq SmallCap") or the Boston Stock Exchange ("BSE"), if traded thereon, or if not traded thereon, the average closing sale price if listed on a national or regional securities exchange, for any 20 trading days within a period of 30 consecutive trading days ending on the 15th day prior to the day on which the Company gives notice equals or exceeds 150% of the then current Warrant exercise price, subject to the right of the holder to exercise such Warrants prior to redemption. See "Description of Securities."

     Prior to the Offering, there has been no public market for the Common Stock or Warrants and there can be no assurance that any such market will develop, or if developed, be sustained. The Common Stock and Warrants are quoted on Nasdaq SmallCap under the symbols "ISMT" and "ISMTW," respectively, and on the BSE as "ISM" and "ISMW," respectively. The respective offering prices of the Common Stock and Warrants, and the exercise price of the Warrants, were determined pursuant to negotiations between the Company and Network 1 Financial Securities, Inc. (the "Underwriter") and do not necessarily relate to the Company's book value or any other established criteria of value. For a discussion of the factors considered in determining the Offering prices, see "Underwriting."
                            ------------------------

THE SECURITIES OFFERED HEREBY ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK AND IMMEDIATE SUBSTANTIAL DILUTION AND SHOULD NOT BE PURCHASED BY INVESTORS
   WHO CANNOT AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. SEE "RISK
                        FACTORS" COMMENCING ON PAGE 8.
                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON
     THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO
                      THE CONTRARY IS A CRIMINAL OFFENSE.

[CAPTION]

                                                                               UNDERWRITING DISCOUNTS
                                                        PRICE TO PUBLIC          AND COMMISSIONS(1)      PROCEEDS TO COMPANY(2)
Per Share.........................................           $4.50                      $.45                     $4.05
Per Warrant.......................................            $.10                      $.01                      $.09
Total(3)..........................................         $5,750,000                 $575,000                 $5,175,000

(1) In addition, the Company has agreed to pay to the Underwriter a 3% nonaccountable expense allowance and to sell to the Underwriter, for nominal consideration, warrants to purchase up to 125,000 shares of Common Stock and/or up to 125,000 Warrants. The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting expenses, estimated at $1,450,000, payable by the Company, including the Underwriter's nonaccountable expense allowance.

(3) The Company has granted the Underwriter an option, exercisable within
    45 days from the date of this Prospectus, to purchase up to 187,500 additional shares of Common Stock and/or 187,500 additional Warrants on the same terms and conditions as set forth above, solely for the purpose of covering over-allotments, if any. If such option is exercised in full, the Price to Public, Underwriting Discounts and Commissions and Proceeds to Company will be $6,612,500, $661,250 and $5,951,250, respectively.
                            ------------------------

     The Common Stock and Warrants are being offered, subject to prior sale, when, as and if delivered and accepted by the Underwriter and subject to the approval of certain legal matters by counsel and to certain other conditions. The Underwriter reserves the right to withdraw, cancel or modify the Offering and to reject any order in whole or in part. It is expected that delivery of certificates representing the Common Stock and Warrants contained therein, will be made against payment therefor at the offices of Network 1 Financial Securities, Inc. on or about April 30, 1999.

                     NETWORK 1 FINANCIAL SECURITIES, INC.

                THE DATE OF THIS PROSPECTUS IS APRIL 23, 1999

     The Company intends to expand its operations through (i) the acquisition and development of injection molded plastic products and assemblies manufactured in the United States having niche markets, (ii) the redesigning of such products and assemblies, if necessary, to improve their function and appearance and
(iii) the manufacturing of such products and assemblies in The People's Republic of China ("China") at lower prices and improved profit margins. Through a consultant who is also a director of the Company (the "Consultant"), the Company has established direct contact with manufacturers in China and has initiated pilot overseas manufacturing projects in China of small-scale production runs of various products, including separate projects through an affiliated company, Allen Field Co., Inc. ("AFC"). Currently, the Company has purchase orders with eight different suppliers in China. There can be no assurance, however, that the Company will be able to consummate any acquisitions, maintain or establish additional manufacturing relationships in China or achieve any of its growth strategies. See "Prospectus Summary" and "Risk Factors--Risks Relating to Manufacturing in China."

     While small businesses comparable in size to the Company often encounter major difficulties in securing manufacturing projects in China due to prohibitive broker commissions and agency fees incurred both domestically and abroad, which, based upon the Company's experience, could account for up to 25% of the entire manufacturing project, the Company, through the Consultant, has established direct contact with certain manufacturers in China, allowing the Company to avoid such commissions and fees and realize the benefit from lower costs of raw materials and labor. For example, two of EHC's principal raw materials at this time, ABS and polycarbonate, cost up to 50% less in China and the cost of labor for factory workers in China was approximately $.33 per hour for the year ended 1997. To date, however, the Company has no written contracts or arrangements with any manufacturer located in China and there can be no assurance that the Company will be able to enter into any such contracts or arrangements on favorable terms, if at all. Based on its assessment of pilot manufacturing projects in China through AFC, the Company believes that it can reduce its overall domestic manufacturing costs, including shipping and tariffs, by more than 25%. Although there can be no assurance of future results, based on such pilot manufacturing projects, the Company has reduced overall domestic manufacturing costs by 33% for the year ended December 26, 1998, compared to its anticipated 25% reduction. See "Prospectus Summary," "Risk Factors--Risks Relating to Manufacturing in China" and "Certain Transactions."

                       INTERNATIONAL SMART SOURCING, INC.
                  320 Broad Hollow Road, Farmingdale, NY 11735
                        1.516.293.0750  FAX 516.752.1971

CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING PURCHASES OF THE COMMON STOCK TO STABILIZE ITS MARKET PRICE, PURCHASES OF THE COMMON STOCK TO COVER SOME OR ALL OF A SHORT POSITION IN THE COMMON STOCK MAINTAINED BY THE UNDERWRITERS AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS AND SELLING GROUP MEMBERS (IF ANY) MAY ENGAGE IN PASSIVE MARKET-MAKING TRANSACTIONS IN THE COMMON STOCK AND WARRANTS ON THE NASDAQ SMALLCAP MARKET IN ACCORDANCE WITH RULE 103 OF REGULATION M. SEE "UNDERWRITING."

CALIFORNIA RESIDENTS:

(1) This offering was approved by the State of California on the basis of a limited offering qualification where offers and sales can only be made to proposed investors based on their meeting certain suitability standards as described below and the Company did not have to demonstrate compliance with some or all of the merit regulations of the Department of Corporations as found in Title 10, California Code of Regulations, Rules 260.140 et seq.

(2) The exemptions provided by Section 25104(h) of the Corporate Securities Law of 1968, as amended, will be withheld but there may be other exemptions available.

(3) The securities of the Company will be sold to California residents pursuant to a limited offering qualification under a suitability standard of a liquid net worth of not less than $250,000 (a net worth exclusive of home, home furnishings and automobiles) plus a gross annual income of $65,000 or a liquid net worth of $500,000; OR a net worth (inclusive) of $1,000,000 or a gross annual income of $200,000.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements (including the notes thereto) appearing elsewhere in this prospectus (the "Prospectus"). References to the "Company" include International Smart Sourcing, Inc., a Delaware corporation, and its wholly owned subsidiaries as of the reorganization defined below, Electronic Hardware Corp., a New York corporation ("EHC"), and Compact Disc Packaging Corp., a Delaware corporation ("CDP"), unless otherwise indicated. Unless the context otherwise requires, this Prospectus assumes (i) the reorganization of the Company effective as of December 24, 1998 (the "Reorganization") described more fully in "Certain Transactions," (ii) that the Underwriter's over-allotment option will not be exercised, (iii) that the 125,000 shares of Common Stock and 125,000 Warrants issuable upon the exercise of the warrant granted to the Underwriter in connection with this Offering will not be outstanding ("Underwriter's Warrants") and (iv) that the Redeemable Common Stock Purchase Warrants ("Warrants") will not be exercised, unless otherwise indicated. This Prospectus contains forward-looking statements involving risk and uncertainties. The Company's actual results may differ significantly from the results discussed in such forward-looking statements. Factors that might cause such differences include, but are not limited to, those discussed in "Risk Factors."

                                  THE COMPANY

     The Company, through its principal subsidiary, EHC, has over 29 years of experience in the design, marketing and manufacture of injection molded plastic components and assemblies, including consumer, industrial and military knobs and custom and mechanical assemblies, including micro verniers, push or pull-to-turn clutch knobs and detent knobs. EHC also produces hardware items, including shaft locks, mounting brackets, test jack covers, cabinet bumpers and captive screws. The Company believes that EHC's long-term success is due to the average 29-year experience of its management team, strategic acquisitions of complementary companies, products and product lines and its ability to adapt new technologies and advanced manufacturing concepts to produce high-quality products at competitive prices.

GROWTH STRATEGY

     The Company intends to expand its operations through (i) the acquisition and development of injection molded plastic products and assemblies manufactured in the United States having niche markets, (ii) the redesigning of such products and assemblies, if necessary, to improve their function and appearance and
(iii) the manufacturing of such products and assemblies in the People's Republic of China ("China") at lower prices and improved profit margins. Through a consultant who is also a director of the Company (the "Consultant"), the Company has established direct contact with manufacturers in China and has initiated pilot overseas manufacturing projects in China of small-scale production runs of various products, including separate projects through an affiliated company, Allen Field Co., Inc. ("AFC"). Currently, the Company has purchase orders with eight different suppliers in China. There can be no assurance, however, that the Company will be able to consummate any acquisitions, maintain or establish additional manufacturing relationships in China or achieve any of its growth strategies. See "Risk Factors--Risks Relating to Manufacturing in China."

     While small businesses comparable in size to the Company often encounter major difficulties in securing manufacturing projects in China due to prohibitive broker commissions and agency fees incurred both domestically and abroad, which, based upon the Company's experience, could account for up to 25% of the entire manufacturing project, the Company, through the Consultant, has established direct contact with certain manufacturers in China, allowing the Company to avoid such commissions and fees and realize the benefit from lower costs of raw materials and labor. For example, two of EHC's principal raw materials at this time, AcrylonitirleButadiene Styrene ("ABS") and polycarbonate, cost up to 50% less in China and the cost of labor for factory workers in China was approximately $.33 per hour for the year ended 1997. To date, however, the Company has no written contracts or arrangements with any manufacturer located in China and there can be no assurance that the Company will be able to enter into any such contracts or arrangements on favorable terms, if at all. Based on its assessment of pilot manufacturing projects in China through AFC, the Company believes that it can reduce its overall domestic manufacturing costs, including shipping and tariffs, by more than 25%. Although there can be no assurance of future results, based on such pilot manufacturing projects, the Company has reduced overall domestic manufacturing costs by 33% for the year ended December 26, 1998, compared to its anticipated 25% reduction. See "Risk Factors--Risks Relating to Manufacturing in China" and "Certain Transactions."

PRODUCTS

     Control Knobs and Assemblies

     The Company, through its wholly-owned subsidiary EHC, manufactures a full line of instrument control knobs, handles, value-added custom molding, dials and similar devices for consumer, industrial and military electronics equipment. EHC's knobs are used for precise setting of switches, on/off switches, volume controls and critical setting of instrumentation switches. EHC manufactures a standard line of knobs and knobs based on customers' exacting specifications. Customers of EHC order the knobs by specifying particular descriptions and features, including the shaft diameter, outer diameter, overall size, height, color, illumination, dials and markings, such as lines, dots or numbers.

     The Pull Pack(Trademark)

     In March 1998, the Company, through CDP, a wholly-owned subsidiary, entered into a five-year exclusive worldwide licensing agreement to manufacture, market, sell and sub-license the Pull Pack(Trademark), a proprietary Disc packaging system. The Pull Pack(Trademark) is a redesigned "Jewel Box," the packaging used currently for Compact Discs, CD ROMs and Digital Video Discs ("DVD"). The Pull Pack(Trademark) utilizes a drawer-like mechanism, avoiding the problems often associated with currently available Disc packaging involving fragile hinges, difficulty in opening and the removal of Discs and descriptive literature. See "Business--Patents, Trademarks, Licenses and Royalty Rights."

     A prototype version of the Pull Pack(Trademark) won the International Design Magazine Award for Packaging in 1993. Between 1993 and 1997, Inch, Inc., the inventor of the Pull Pack(Trademark), explored various design concepts and manufacturing methods and processes to reduce production costs in order to enable the Pull Pack(Trademark) to become economically competitive. Late in 1997, the Company proposed to Inch, Inc. a more cost-efficient method of producing the Pull Pack(Trademark) by utilizing the Company's sources in China. The Company believes that by utilizing its contacts with Chinese manufacturers, it can produce the Pull Pack(Trademark) on a cost-efficient and competitive basis.

     The Company acquired CDP by means of an agreement and plan of reorganization effective December 24, 1998, whereby the Company issued 445,000 shares of its Common Stock for all of the issued and outstanding stock of CDP. The purchased cost of such acquisition was $2,238,000, based upon the proposed initial public offering price of the shares issued. The Company has allocated $500,000 to the value of the exclusive license agreement which grants CDP the right to manufacture, market and sell the Pull Pack(Trademark). The license agreement will be amortized over a period of 10 years. Additionally, the Company has allocated $1,738,000 to the value of the goodwill attributed to the acquisition of CDP. Such charge to goodwill will be amortized over a period of 10 years. As a result of the amortization for both the license agreement and goodwill, there will be a charge to the Company's operating and net income in the approximate amount of $225,000 for each year during the next 10 years. Such charge will adversely affect the results of the Company's future operating and net income. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     The Company is currently negotiating with offshore manufacturers in China to produce the Pull Pack(Trademark) and plans, although there can be no assurance, to market the product as a specialty packaging system to a targeted niche market, including CD ROM, special production, retail replacement packaging and rental and institutional markets such as video stores, lending libraries and technical research facilities. For the year ended December 31,

1997, the market for Jewel Boxes sold in the music industry in the United States was approximately $82,000,000 and the Company believes that the target niche market for the Pull Pack(Trademark) is approximately $50,000,000. See "Risk Factors--Initial Manufacturing Phase of the Pull Pack(Trademark); No Assurance of Market Acceptance."

     The Company was formed in 1970 as EHC, a New York corporation, and was reorganized as of December 24, 1998 as a Delaware holding company for its two wholly-owned subsidiaries, EHC and CDP. The Company changed its name from International Plastic Technologies, Inc. to International Smart Sourcing, Inc. on December 7, 1998. The Company maintains its principal executive offices at 320 Broad Hollow Road, Farmingdale, New York 11735. The Company's telephone number is (516) 293-0750 and its internet address is http://www.ehcknobs.com. See "Certain Transactions."

                                  THE OFFERING

SECURITIES OFFERED...................  1,250,000 shares of Common Stock and 1,250,000 Warrants, each Warrant entitling the holder to purchase one share of Common Stock at an exercise price of $5.00 per share. The shares of Common Stock and the Warrants may be purchased separately. See "Risk Factors--Possible Redemption of
                                       Warrants and Effect on Common Stock" and "Description of Securities."
COMMON STOCK OUTSTANDING PRIOR TO THE
  OFFERING(1)........................  1,945,000
COMMON STOCK TO BE OUTSTANDING AFTER
  THE OFFERING(2)....................  3,195,000
WARRANTS TO BE OUTSTANDING AFTER THE
  OFFERING(3)........................  1,250,000
TERMS OF THE PUBLIC WARRANTS.........  Each Warrant is exercisable for a five-year period, commencing one year from the date of this Prospectus, and entitles the holder thereof to purchase one share of Common Stock at an exercise price of $5.00 per share, subject to adjustment in certain circumstances. The Warrants are redeemable by the Company at any time commencing one year after the date of this Prospectus, at a price of $.10 per Warrant, upon not less than 30 days prior written notice to the registered holders of the Warrants, provided that the average closing bid quotation of the Common Stock as reported on Nasdaq or BSE, if traded thereon, or if not traded thereon, the average closing sale price if listed on a national or regional securities exchange, equals or exceeds 150% of the exercise price per share of Common Stock for any 20 trading days within a period of 30 consecutive trading days ending on the 15th day prior to the day on which the Company gives notice of redemption. See "Description of
                                       Securities--Warrants."
USE OF PROCEEDS......................  The Company intends to use the net proceeds of the Offering for inventory purchases and staffing, potential acquisitions, tooling, sales and marketing, facilities and equipment, research and development, repayment of debt, dividends to existing stockholders and working capital. See "Use of Proceeds."
RISK FACTORS.........................  The Securities offered hereby are speculative and involve a high degree of risk and immediate substantial dilution and should not be purchased by investors who cannot afford the loss of their entire investment. See "Risk
                                       Factors" and "Dilution."
NASDAQ SMALLCAP MARKET SYMBOLS(4)....  Common Stock: ISMT
                                       Warrants: ISMTW
BOSTON STOCK EXCHANGE SYMBOLS(4).....  Common Stock: ISM
                                       Warrants: ISMW

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(1) Does not include 300,000 shares of Common Stock or options which may be granted pursuant to the Company's Stock Option and Grant Plan. See "Management--Stock Option and Grant Plan."

(2) Does not include (i) 1,250,000 shares of Common Stock reserved for issuance upon exercise of the Warrants; (ii) 187,500 shares of Common Stock issuable upon exercise of the Underwriter's over-allotment option; (iii) 187,500 shares of Common Stock issuable upon exercise of the Warrants underlying the Underwriter's over-allotment option; (iv) 125,000 shares of Common Stock reserved for issuance upon exercise of the Underwriter's Warrants;
    (v) 125,000 shares of Common Stock issuable upon exercise of the Warrants underlying the Underwriter's Warrants and (vi) 300,000 shares of Common Stock or options which may be granted pursuant to the Company's Stock Option and Grant Plan. See "Management--Stock Option and Grant Plan," "Description of Securities" and "Underwriting."

(3) Does not include (i) 125,000 Warrants issuable to the Underwriter upon exercise of the Underwriter's Warrants and (ii) 187,500 Warrants issuable upon exercise of the Underwriter's over-allotment option.

(4) The Nasdaq SmallCap Market and Boston Stock Exchange trading symbols do not imply that a liquid and active market will be developed or sustained for the Common Stock or Warrants upon completion of the Offering.

                        SUMMARY OF FINANCIAL INFORMATION

     The summary financial information as of December 26, 1998 and for each of the years in the two years in the period ended December 26, 1998 has been abstracted from the financial statements of the Company included elsewhere herein (audited, with the exception of the pro-forma information). See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Consolidated Financial Statements."

                                                                                    HISTORICAL                  PRO-FORMA(1)
                                                                        ----------------------------------    ----------------
                                                                                    YEAR ENDED                   YEAR ENDED
                                                                        ----------------------------------    ----------------
                                                                        DECEMBER 26,       DECEMBER 27,       DECEMBER 26,
                                                                            1998               1997               1998
                                                                        ---------------    ---------------    ----------------
STATEMENT OF OPERATIONS DATA:
Net Sales............................................................     $ 5,883,001        $ 6,054,747         $5,883,001
                                                                          -----------        -----------         ----------
                                                                          -----------        -----------         ----------
Cost of Sales........................................................       4,153,387          3,831,599          4,153,387
                                                                          -----------        -----------         ----------
                                                                          -----------        -----------         ----------
Net Income (Loss) Before Income Taxes................................        (224,586)           245,355           (554,072)
Provision for taxes..................................................          66,760                 --                 --
                                                                          -----------        -----------         ----------
Net Income (loss)....................................................        (291,346)           245,355           (554,072)
                                                                          -----------        -----------         ----------
                                                                          -----------        -----------         ----------
Net Income (Loss) Per Share..........................................           (0.19)              0.16              (0.28)
                                                                          -----------        -----------         ----------
                                                                          -----------        -----------         ----------
Net Income (loss)....................................................     $  (291,346)                           $ (554,072)
Pro-Forma Income Tax (Benefit)(2)....................................         (98,000)                              (62,000)
                                                                          -----------                            ----------
Pro-Forma Net Loss...................................................     $  (193,346)                           $ (492,072)
                                                                          -----------                            ----------
                                                                          -----------                            ----------
Pro-Forma Net Income (Loss) Per Share(2).............................     $     (0.13)                           $    (0.25)
                                                                          -----------                            ----------
                                                                          -----------                            ----------
Weighted Average Number of Shares for Historical and
  Pro-Forma Income (Loss) Per Share..................................       1,502,472          1,500,000          1,945,000
                                                                          -----------        -----------         ----------
                                                                          -----------        -----------         ----------

BALANCE SHEET DATA:

                                                                                           DECEMBER 26, 1998
                                                                                  -----------------------------------
                                                                                      ACTUAL           AS ADJUSTED(3)
                                                                                  -----------------    --------------
Current Assets.................................................................      $ 2,057,360         $6,321,719
Total Assets...................................................................        5,308,911          9,226,411
Current Liabilities............................................................        2,833,911          2,451,411
Long Term Debt.................................................................          430,402            430,402
Stockholders' Equity...........................................................        2,044,598          6,344,598

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(1) Reflects the acquisition of CDP by the Company as if the acquistion had occurred at the beginning of 1998, after giving effect to certain adjustments, including amortization.

(2) The pro forma provisions for income taxes have been included to show, for comparative purposes, the Company's results of operations for the year ended December 26, 1998 as if EHC had been subject to Federal income tax as a C corporation under the Internal Revenue Code of 1986, as amended (the "Code"). For the period up to December 24, 1998, EHC had been treated for federal income tax purpose as a closely-held corporation under Subchapter S of the Code. Effective December 25, 1998, EHC's S corporation election was terminated and thereafter the Company will be taxed as a C Corporation under the Code.

(3) Adjusted to reflect the sale of 1,250,000 shares of Common Stock and 1,250,000 Warrants offered hereby and use of proceeds thereof. Assumes no exercise of the Underwriters over-allotment option.

                                  RISK FACTORS

     The purchase of the Securities is speculative and involves a high degree of risk including, but not necessarily limited to, the Risk Factors described below. The Securities should not be purchased by investors who cannot afford the loss of their entire investment. Prospective investors should carefully review and consider the following risks as well as the other information contained in this Prospectus.

HISTORY OF OPERATING AND NET LOSSES AND DECREASE IN SALES

     The Company recorded net losses of $291,346, and pro forma net losses reflecting the acquisition of CDP of $554,072, for the year ended December 26, 1998. There can be no assurance that the Company will not continue to experience losses. In addition, the Company's net sales decreased $171,746, or 3%, to $5,883,001 for the year ended December 26, 1998 from $6,054,747 for the year ended December 27, 1997. Sales to non-affiliate companies decreased by $1,028,000, or 18%, to $4,656,000 for the fiscal year ended December 26, 1998 from $5,684,000 for the fiscal year ended December 27, 1997. The Company attributes the decrease in net sales to generally slower industry bookings particularly in the consumer, military and industrial segments and the redesigning of a customer's product which forced the Company to redesign control knobs for such product. Sales to AFC, an affiliated company, increased by $856,000, or 231%, to $1,227,000 for the fiscal year ended December 26, 1998 from $371,000 for fiscal year ended December 27, 1997, of which approximately $722,000 was incurred during the third and fourth quarters of fiscal year ended December 27, 1998 due to AFC increasing its inventory levels in preparation of purchasing its products from manufacturers in China which require a longer lead time. Furthermore, preliminary results of operations indicate that the Company will experience a decrease in revenues in the first quarter of 1999, as compared to the first quarter of 1998, due to slower industry bookings and lower sales to AFC as AFC readjusts its inventory needs. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

FUTURE AMORTIZATION OF LICENSE AGREEMENT AND GOODWILL ATTRIBUTED TO CDP ACQUISITION

     The Company acquired CDP by means of an agreement and plan of reorganization effective December 24, 1998, whereby the Company issued 445,000 shares of its Common Stock for all of the issued and outstanding stock of CDP. The purchased cost of such acquisition was $2,238,000, based upon the proposed initial public offering price of the shares issued. The Company has allocated $500,000 to the value of the exclusive license agreement which grants CDP the right to manufacture, market and sell the Pull Pack(Trademark). The license agreement will be amortized over a period of 10 years. Additionally, the Company has allocated $1,738,000 to the value of the goodwill attributed to the acquisition of CDP. Such charge to goodwill will be amortized over a period of 10 years. As a result of the amortization for both the license agreement and goodwill, there will be a charge to the Company's operating and net income in the approximate amount of $225,000 for each year during the next 10 years. Such charge will adversely affect the results of the Company's future operating and net income. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business."

RISKS RELATING TO MANUFACTURING IN CHINA

     Dependence on Single Consultant. The Company relies on the Consultant, who is also a director of the Company, to serve as its agent in connection with its dealings with manufacturers in China. There can be no assurance that the Consultant will continue working with the Company in the Consultant's present or any capacity. The Company has a non-exclusive agreement with the Consultant's company, B.C. China Business Consulting, Inc., whereby the Consultant is to provide such consulting services until March 1, 2008. The Consultant is entitled to receive an hourly rate as mutually determined and agreed upon by the Company and the Consultant from time to time plus 1.5% of the net cost of products manufactured in China up to $5,000,000 per year and 1% of net costs exceeding $5,000,000. Such fee arrangement is subject to review after the first year of the agreement by the Company's Board of Directors. The Consultant shall also be entitled to shares of Common Stock and options to purchase Common Stock pursuant to the Company's Stock Option and Grant Plan. Various factors may sever the non-exclusive consultancy agreement between the Consultant and the Company, including termination by either party for cause or otherwise, the death or incapacity of the Consultant or the overseas manufacturers' unwillingness to work with the Consultant on current terms, if at all. In addition, there can be no assurance that the remuneration of the Consultant and related costs will not become prohibitive in the future. In the event of the termination of the Company's consulting agreement with the Consultant, there can be no assurance that the Company will be able to find a comparable consultant, if any, or be able to establish direct manufacturing relationships in China. Such loss or inability to find a new consultant would have a material adverse effect on the financial prospects and international operations of the Company. See "Management--Stock Option and Grant Plan" and "Certain Transactions."

     Internal Political and Other Risks. The Company intends, although with no assurance, to arrange for the manufacture of a significant number of products in China, including the Pull Pack(Trademark), if possible, and other products which have yet to be determined. As a result, the Company's operations and assets are subject to significant political, economic, legal and other uncertainties. Changes in policies by the Chinese government resulting in changes in laws, regulations, or the interpretation thereof, confiscatory taxation, restrictions on imports and exports and sources of supply, currency devaluations or the expropriation of private enterprise could materially adversely affect the Company. Under its current leadership, the Chinese government has been pursuing economic reform policies, including the encouragement of private economic activity and greater economic decentralization. There can be no assurance, however, that the Chinese government will continue to pursue such policies, that such policies will be successful if pursued, that such policies will not be significantly altered from time to time or that business operations in China would not become subject to the risk of nationalization, which could result in the total loss of investments. Economic development may be limited as well by the imposition of austerity measures intended to reduce inflation, the inadequate development of an infrastructure and the potential unavailability of adequate power and water supplies, transportation, satisfactory roads, communications, raw materials and parts. If for any reason the Company is unable to establish its proposed manufacturing relationships in China, the Company's profitability could be impaired substantially, its competitiveness and market position could be jeopardized materially and there can be no assurance that the Company could continue its operations.

     Uncertain Legal System and Application of Laws. The legal system of China relating to foreign outsourcing is both new and continually evolving, and currently there can be no certainty as to the application of its laws and regulations in particular instances. China does not have a comprehensive system of laws. Enforcement of existing laws or agreements may be sporadic and implementation and interpretation of laws inconsistent. The Chinese judiciary is relatively inexperienced in enforcing the laws that exist, leading to a higher than usual degree of uncertainty as to the outcome of any litigation. Even where adequate laws exist in China, it may not be possible to obtain swift and equitable enforcement of such laws.

     Lack of United States Jurisdiction. There is no international treaty governing nor is there an acknowledgment of recognition regarding enforcement of judgments or jurisdiction between the United States and China. Due to such lack of United States' jurisdiction in China, the Company might not be able to bring legal actions or enforce judgments against manufacturers or other business entities situated in China. In the event of a dispute with a manufacturer or other business entity in China, the Company could be precluded from relief, including damages and equitable remedies, which could have a material adverse effect on the Company's business and operations.

     Inflation and China's Rapid Economic Growth. China's economy has been growing rapidly, creating problems such as inflation. The Chinese government has imposed measures attempting to check inflation but to date, these methods have not been effective. There could be an adverse impact on the Company's business if widespread social or political unrest results from the economic climate.

     Dependence on China Factories. Many of the Company's newly acquired or developed products will be manufactured at factories located in China. Firefighting and disaster relief or assistance in some parts of China are primitive by Western standards. The Company does not maintain insurance for its products manufactured in Chinese factory buildings. Any material damage to, or the loss of, any of the Company's manufacturers in China due to fire, severe weather, flood, or other act of God or cause, could have a material adverse effect on the Company's financial condition, business and prospects. The Company does not maintain any business interruption insurance.

     Possible Changes and Uncertainties in Economic Policies. As part of its economic reform, China has designated certain areas, including areas where the Company intends to maintain certain of its manufacturing relationships, as Special Economic Zones. Foreign enterprises in these areas benefit from greater economic autonomy and more favorable tax treatment than enterprises in other parts of China. Changes in the policies or laws governing Special Economic Zones could have a material adverse effect on the Company.

     Recent Turbulent Relations with the United States; Entry into the World Trade Organization. The United States has in the past considered revocation of China's most favored nation ("MFN") trade status, which provides China with the trading privileges available generally to trading partners of the United States, and the United States and China have recently been involved in controversy over the protection of intellectual property rights that threatened a trade war between the countries. In 1996, President Clinton extended China's MFN status and the United States and China reached an agreement that averted a trade war. However, there can be no assurance that future controversies will not arise that again threaten the status quo involving trade between the United States and China, or that the United States will not revoke or refuse to extend China's MFN status. In either of such eventualities, the businesses of the Company could be adversely affected. In addition, while the United States has announced a change in policy that may make it easier for China to join the World Trade Organization (the "WTO"), the successor to the General Agreement on Tariffs and Trade, if China does not join the WTO, the Company and its manufacturers located in China may not benefit from the lower tariffs and other privileges enjoyed by competitors located in countries which are members of the world trade system and, as a result, the Company's business could be adversely affected.

     International Business Risks. The Company intends to increase revenue through an international manufacturing strategy. The Company's operations will be subject to the wide range of general business risks associated with international operations, including unexpected changes in legal and regulatory requirements; changes in tariffs, exchange rates and other barriers; political and economic instability; inability to repatriate net income from foreign markets; difficulty in protecting the Company's intellectual property; and potentially adverse tax consequences. Additionally, the Company has had relatively few pilot overseas manufacturing projects. Such inexperience combined with various other international manufacturing risks could cause the Company's attempted international growth strategy to fail, causing a material adverse affect to the operations of the Company. See "Business."

FOREIGN CURRENCY AND FOREIGN EXCHANGE REGULATION

     The Company intends, although there can be no assurance, to arrange for the manufacture of a significant number of products in China, including the Pull Pack(Trademark), if possible, and other products which have yet to be determined. The Company may be required to accomplish such transactions through the use of foreign currencies, directly or indirectly. The Company does not currently engage in currency exchange rate hedging transactions. To the extent, however, that the Company may engage in any such hedging transactions in the future, there can be no assurance that any currency hedging policies implemented by the Company in the future will be successful. As a result, fluctuations in exchange rates of the U.S. dollar against foreign currencies could adversely affect the Company's results of operations.

RISKS RELATING TO THE USE OF FOREIGN SUPPLIERS

     The Company intends, although there can be no assurance, to arrange for the manufacture of certain products overseas. Such overseas manufacturers will be dependent upon foreign suppliers. Although the Company currently has purchase orders with eight different suppliers in China, it does not have contractual agreements with any suppliers. No one vendor accounts for more than 10% of the Company's purchases, except for Shanghai Foodstuffs Export & Import Corporation and Royal Screw Machine Products. The loss of the Company's business relationship with either principal supplier could have a material adverse effect on the Company. The Company will not have contractual agreements with suppliers, and the overseas manufacturers may not have contractual agreements with such suppliers. Prices for and supply of those products may be adversely affected by changing international economic conditions. The Company may also be subject to other risks associated with its international relationships, including tariff regulations and requirements for export licenses, unexpected changes in regulatory requirements, potentially adverse tax consequences, economic and political instability, restrictions on repatriation of earnings and the burdens of complying with a wide variety of foreign laws. In addition, the laws of certain countries may not protect the Company's products and intellectual property rights to the same extent as the laws of the United States. There can be no assurance that such factors will not have a material adverse effect on the Company's future sales or licenses and, consequently, on the Company's business, prospects, results of operations or financial condition as a whole. See "Business."

DEPENDENCE ON KEY PERSONNEL

     The success of the Company will be largely dependent on the personal efforts of Andrew Franzone, age 61, Chief Executive Officer and President, David
L. Kassel, age 63, Chairman, Harry Goodman, age 72, Vice President, and other key personnel. Although the Company has entered into 10-year employment agreements with Messrs. Franzone, Kassel and Goodman, each dated as of March 15, 1998, such employment agreements are terminable by the employee at any time, subject only to noncompetition provisions. All other key personnel are "at-will" employees. The employment of each such key employee may be terminated by the individual officer or the Company at any time, for any reason, if at all. While the Company maintains "key man" life insurance in the amount of $500,000 on the life of Andrew Franzone, the loss of the services of Messrs. Franzone, Kassel, Goodman or certain other key employees could have a material adverse effect on the Company's business and prospects. Furthermore, pursuant to the Stockholders' Agreement (the "Stockholders' Agreement") between the Company and Messrs. Franzone, Kassel and Goodman (collectively, the "Stockholders"), upon the death of any Stockholder, his estate may cause the Company to redeem 250,000 shares of Common Stock for an aggregate purchase price of $500,000; provided, however, only to the extent that the Company receives proceeds from life insurance policies on the life of such Stockholder. As of the date of this Prospectus, only Mr. Franzone has "key man" life insurance. If Mr. Franzone's estate exercises such redemption rights, the Company will have to use the proceeds from Mr. Franzone's "key man" life insurance to satisfy such obligation, and, therefore, such proceeds otherwise allocated to the Company will be expended. Such expenditure may be at a time when the Company is in need of the insurance proceeds. The success of the Company is also dependent upon its ability to hire and retain qualified operational, financial, technical, marketing, sales and other personnel. There can be no assurance that the Company will be able to hire or retain such necessary personnel. See "--Dependence on Single Consultant; --Offering Proceeds to Benefit Officers, Directors and Principal Stockholders," "Management-- Employment Agreements" and "Certain Transactions."

DEPENDENCE ON UNION EMPLOYEES

     Of the Company's 78 employees, 38 employees are factory workers and factory supervisors represented in a collective bargaining agreement by Local 531, International Brotherhood of Teamsters, AFL-CIO. The current collective bargaining agreement was amended by means of a Memorandum of Agreement dated as of May 10, 1998 and was extended until May 9, 2001. While the Company has never experienced a work stoppage, there can be no assurance that a work stoppage will not result in the future. The collective bargaining agreement regulates various employment issues between the Company and the union employees, including pay, overtime, working conditions, vacations and benefits. No assurance can be given that the Company will enter into future collective bargaining agreements on favorable terms to the Company, if at all, or that it will negotiate successfully any future extension to the collective bargaining agreement. In the event conflicts with the union arise, including strikes or work stoppages, or the Company fails to negotiate a future extension to the current collective bargaining agreement or future extensions, the Company could incur higher ongoing labor costs and could experience a significant disruption of its operations, which could have a material adverse effect on the Company's business, financial condition and results of operations.

BROAD UNSPECIFIED DISCRETION OF MANAGEMENT IN APPLICATION OF PROCEEDS OF THE OFFERING

     Approximately 22.5% of the net proceeds of the Offering will not be allocated for a specific use, but rather for working capital (13.2%) and future potential product acquisitions (9.3%). In addition, management may from time to time reallocate funds among the uses discussed in "Use of Proceeds" or to new uses if it believes such reallocation to be in the Company's best interests. Accordingly, management of the Company will have broad discretion in allocating the Offering proceeds. See "Use of Proceeds" and "Certain Transactions."

CONTROL BY CURRENT OFFICERS, DIRECTORS AND PRINCIPAL STOCKHOLDERS

     Upon consummation of the Offering, the officers, directors and existing stockholders of the Company will beneficially own approximately 59.5% of the Company's outstanding Common Stock (57.2% if the Underwriter's over-allotment option is exercised in full). While no individual will be a beneficial owner of a majority of the outstanding shares of Common Stock of the Company, such persons collectively may be able to effectively control the decisions on matters including election of the Company's directors, increasing the authorized capital stock, dissolution, merger or sale of the assets of the Company and generally may be able to direct the affairs of the Company. This concentration of ownership may also have the effect of delaying, deferring or preventing a change in control of the Company and making certain transactions more difficult or impossible absent the support of such stockholders, including proxy contests, mergers involving the Company, tender offers, open-market purchase programs or other purchases of Common Stock that could give public, minority stockholders of the Company the opportunity to realize a premium over the then-prevailing market price for shares of Common Stock. See "Principal Stockholders."

OFFERING PROCEEDS TO BENEFIT OFFICERS, DIRECTORS AND PRINCIPAL STOCKHOLDERS

     The Company has various bank credit facilities which are personally guaranteed by Messrs. Franzone, Kassel and Goodman. The Company has received a letter agreement from Republic National Bank of New York to release such personal guarantees upon the successful completion of the Offering. The Long Island Development Corporation will not release the personal guarantees of Messrs. Franzone, Kassel and Goodman. Therefore, such officers, directors and principal stockholders may have various interests differing from those of the investors of the Offering.

     Also, pursuant to the Stockholders' Agreement, the estates of Messrs. Franzone, Kassel and Goodman are each entitled, to the extent that the Company receives proceeds from insurance on the lives of the deceased, to redeem up to 250,000 shares of the Company for $500,000 and may sell the remaining shares pursuant to Rule 144 under the Securities Act, even though at such time the Common Stock of the Company may have a fair market value at less than $2.00 per share, resulting in dilution to stockholders and an expenditure of the Company's capital even if such expenditures would adversely affect the Company's liquidity and financial resources. At the date of this Prospectus, only Mr. Franzone has "key man" life insurance in the amount of $500,000. Such amount, if Mr. Franzone's estate exercises its redemption rights, would be used to redeem Mr. Franzone's shares of Common Stock at a time when the Company might otherwise need the proceeds. See "--Dependence on Key Personnel" and "Certain Transactions."

     Furthermore, pursuant to the Company's respective employment agreements with each of Messrs. Franzone, Kassel and Goodman, if any one of such executives dies during the term or is unable to competently and continuously perform the duties assigned to him because of ill health or other disability (as defined in the employment agreements), the executive or the executive's estate or beneficiaries shall be entitled to full compensation for three years following the date thereof. If the executive is terminated without cause, the executive shall be entitled to full compensation for the remainder of the term. Such expenditure of the Company's capital at such time could adversely effect the Company's liquidity and financial resources. During 1997, David L. Kassel rendered services to the Company in consideration for the sum of $150,000. At the request of the Company, in lieu of a lump sum payment, Mr. Kassel accepted a promissory note due on January 1, 1999, with interest at 6% per annum which was subsequently amended on December 8, 1998 extending the maturity date to not later than 30 days after the effective date of the Registration Statement to which this Prospectus is a part (the "Effective Date"). The Company will pay the principal amount and accrued interest on such note with the proceeds of this Offering. In January 1998, CDP issued a promissory note to Mr. Kassel for the principal amount of $107,500 bearing interest of 10% per annum and maturing on January 1, 1999 for repayment of loans advanced to CDP by Mr. Kassel which was subsequently amended on December 8, 1998 extending the maturity date to not later than 30 days after the Effective Date. Additionally, CDP issued a promissory note to Mr. Kassel as of May 29, 1998 for the principal amount of $25,000 bearing interest at a rate of 10% per annum and maturing not later than 30 days after the Effective Date. The Company has guaranteed the repayment of each of such promissory notes. The Company intends to repay the principal amount and accrued interest on the notes when due from the proceeds of this Offering. See "--Dependence on Key Personnel," "Dividend Policy," "Use of Proceeds," "Management--Employment Agreements," "Certain Transactions" and "Underwriting."

RELATED PARTY TRANSACTIONS

     Certain officers, directors and affiliates of the Company have engaged in business transactions with the Company which, by nature, could not have been the result of arms'-length negotiations between independent parties, thereby providing benefit to certain officers, directors and affiliates of the Company, without providing the same benefits, if any, to the Company or its stockholders. Notwithstanding, the Company believes that the terms of these transactions were as favorable to the Company as those that could have been obtained from unaffiliated parties under similar circumstances at the time. Additionally, the Company has made sales to AFC, an affiliated company, which resulted in gross profit margins materially less than the Company's overall margins for the respective periods. While such sales are materially less advantageous to the Company than those made to non-affiliates, the Company attributes such difference to the type of products manufactured on behalf of the affiliate, which does not require any additional assembly or marking. In addition, there is an account receivable from AFC in the amount of approximately $635,000 as of December 26, 1998. However, all future transactions between the Company and its officers, directors and affiliates must be approved by a majority of disinterested, independent members of the board of directors of the Company and will be on terms no less favorable than could be obtained from unaffiliated third parties. In the event such transactions are not approved by such disinterested directors, thereby precluding the Company from entering into such transactions, and the Company is unable to enter into any transactions with unaffiliated third parties on equal or more favorable terms, the operations of the Company may be adversely affected. See "Certain Relationships and Related Transactions" and "Notes to Consolidated Financial Statements."

RISKS RELATING TO PROPOSED EXPANSION

     The Company intends, although with no assurance, to use the proceeds of the Offering to seek to expand its current level of operations through acquisitions of products and product lines and international manufacturing. Successful expansion of the Company's operations will be dependent, among other things, on the Company's ability to achieve significant market acceptance for its new products, enter into satisfactory marketing arrangements, secure adequate sources of supply on a timely basis and on commercially reasonable terms, if at all, and successfully manage growth, including monitoring operations, controlling costs and maintaining effective quality controls. Failure of the Company to expand successfully could have a material adverse effect on its business. See "Use of Proceeds" and "Business."

RISKS RELATING TO GROWTH THROUGH UNSPECIFIED ACQUISITIONS

     An element of the Company's strategy for the future is expansion through the acquisition of products or product lines. The Company expects to allocate approximately $400,000, or 9.3%, of the net proceeds of this Offering to such acquisitions. As a result, the Company will evaluate potential acquisition opportunities, some of which may be material in size or scope. Pursuant to the Certificate of Incorporation and By-laws of the Company, the directors have the discretion to effect any acquisition made in good faith, thereby precluding the Company's stockholders from voting on such matters. Acquisitions generally involve a number of special risks, including (i) the time associated with identifying and evaluating product acquisition candidates, (ii) the incorporation of acquired or licensed products or services into the Company's current products and services, (iii) possible adverse short-term effects on the Company's operating results, (iv) the inability to maintain uniform standards, controls, procedures and policies, and (v) the realization of acquired intangible assets. There can be no assurance that the Company would be successful in overcoming these risks or any other problems encountered with any future acquisitions, investments, strategic alliances or related efforts. The Company may issue equity securities and other forms of consideration in connection with future acquisitions, which could cause dilution to investors purchasing Common Stock of the Company. There can be no assurance that the Company will be able to identify additional suitable acquisition candidates, that it will be able to consummate or finance any such acquisitions on favorable terms, if at all, or that it will be able to integrate any such acquisitions successfully into its operations. See "Use of Proceeds," "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

INITIAL MANUFACTURING PHASE OF THE PULL PACK(TRADEMARK); NO ASSURANCE OF MARKET ACCEPTANCE

     One of the Company's wholly-owned subsidiaries, CDP, entered into a five-year exclusive worldwide license agreement to market, manufacture, sell and sub-license the Pull Pack(Trademark). Although the Company has completed market-study surveys, the Company has not commenced marketing activities or generated revenues from the sale of the Pull Pack(Trademark). The Pull Pack(Trademark) may require additional development, marketing and investment prior to commercialization. The Company may also enter into agreements with investors and entrepreneurs, and may be dependent upon those individuals and their subsequent success in performing their responsibilities. In addition, the Company's product is subject to the risks of failure inherent in the development of products based on innovative technologies. Accordingly, there can be no assurance that the Company's research and development efforts will be successful, that the sale of the product will generate revenue or that others will not develop competitive or superior products. As a result of the early stage of the product, the Company cannot predict with certainty when it will be able to market the product profitably, if at all. The Company's failure to market and profitably sell the Pull Pack(Trademark) and other commercially viable products could have a material adverse effect on the Company's business, operating results and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business."

DIFFICULTIES IN INTEGRATING CDP INTO THE COMPANY

     The Company entered into an agreement to acquire CDP as of December 24, 1998. CDP has entered into a five-year exclusive worldwide licensing agreement dated March 1, 1998 to arrange for the manufacture, marketing, sale and sublicensing of the Pull Pack(Trademark), a proprietary Disc packaging system. The Company has no experience in Disc packaging and such industry may involve risks and uncertainties which are unknown to the Company and which could have a material adverse effect on the Company's financial condition and results of operations. In addition, the Company faces various difficulties in integrating CDP into the Company's present business, including diversion of management's attention, increased burdens on the Company's management and financial controls, increased marketing demands and possible adverse effects to the Company's operating results. As a result, the integration of CDP into the Company could have a material adverse effect on the Company's results of operations and financial performance. See "Business--Products--The Pull Pack(Trademark)."

RISKS RELATING TO LICENSING AGREEMENT

     The Company, through its wholly-owned subsidiary, CDP, entered into an exclusive worldwide license agreement with Inch, Inc. dated as of March 1, 1998 whereby the Company obtained the right and license to manufacture, use, sell and sublicense a Disc packaging system. CDP holds the exclusive license for a minimum of five years and a maximum of the life of the patent. The Company applied for a new trademark under the name "Pull Pack(Trademark)" in March 1998. The agreement generally requires the Company to pay royalties on sales of products developed from the licensed technologies and fees on revenues from sublicensees, where applicable. The agreement also requires that CDP obtain an unspecified $1,000,000 capital investment by February 28, 2000, which provision shall be satisfied from the proceeds of this Offering, and provides that Inch, Inc. will act as a consultant to CDP for the design and manufacture of the Pull Pack(Trademark) at certain hourly rates based on the number of units sold. Should the Company default on its obligations to Inch, Inc. under the license agreement, its license could terminate or become non-exclusive and could have a material adverse effect on the Company's operations and prospects. See "Business--Patents, Trademarks, Licenses and Royalty Rights."

UNCERTAINTY REGARDING PATENTS AND PROPRIETARY INFORMATION

     The Company's ability to effectively compete may in part depend on its success in protecting its proprietary technology in the United States and abroad. The Company owns or licenses the technology to two patents and has filed one additional patent application with the United States Patent and Trademark Office (the "PTO"). There can be no assurance that the PTO or any foreign jurisdiction will grant the Company's patent applications or that the Company will obtain any patents or other protection for which application for patent protection has been made. No assurance can be given that patents issued to or licensed by the Company will not be challenged, invalidated or circumvented, or that the rights granted thereunder will provide any competitive advantage or that the Company will have the resources to pursue any litigation against any party the Company believes to be an infringer. The Company will also rely on trade secrets, know-how and continuing technological advancement in seeking to achieve a competitive position. No assurance can be given that the Company will be able to protect its rights to its unpatented trade secrets or that others will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to the Company's trade secrets. See "Business--Patents, Trademarks, Licenses and Royalty Rights."

     In addition to protecting its proprietary technology and trade secrets, the Company may be required to obtain additional licenses to patents or other proprietary rights from third parties. No assurance can be given that any additional licenses required under any patents or proprietary rights would be made available on acceptable terms, if at all. If the Company does not obtain required licenses, it could encounter delays in product development while it attempts to design around blocking patents, or it could find that the development, manufacture or sale of products requiring such licenses could be foreclosed.

     The Company could also incur substantial costs in defending any patent infringement suits or in asserting any patent rights, including those granted by third parties. The PTO could institute interference proceedings against the Company in connection with one or more of the Company's patents or patent applications, and such proceedings could result in an adverse decision as to priority of invention. The PTO or others could also institute reexamination proceedings with the PTO against the Company in connection with one or more of the Company's patents or patent applications and such proceedings could result in an adverse decision as to the validity or scope of any patents that the Company may obtain or have the right to use.

DEPENDENCE UPON SUPPLIERS AND RAW MATERIALS

     Although the Company currently has purchase orders with eight different suppliers in China, the Company does not have any oral or written contracts or agreements with suppliers of its raw materials. No one vendor accounts for more than 10% of the Company's purchases, except for Shanghai Foodstuffs Export & Import Corporation and Royal Screw Machine Products. The loss of the Company's business relationship with either principal supplier could have a material adverse effect on the Company. In the event that a relationship with a supplier upon which the Company depends is terminated, there can be no guarantee that the Company would be able to locate other satisfactory suppliers, or even if other suppliers could be located, that the Company would be able to establish commercial relationships with any such suppliers on favorable terms, if at all. If the Company is unable to establish commercial relationships with other suppliers, it may be required to suspend or curtail some of its current services and product lines. In addition, the Company's principal raw materials are currently readily available, but there can be no guarantee that a general shortage of such raw materials will not occur. Such a shortage could also suspend or curtail some of the Company's services. In the event the Company cannot secure such raw materials or any other raw materials on reasonable commercial terms, it may have to go to other sources and may not be able to secure similar quality or prices. Any suspension or curtailment of raw materials could have a material adverse effect on the Company. See "Business."

DEPENDENCE UPON DISTRIBUTORS

     Approximately 20% of the products manufactured by EHC, one of the Company's wholly-owned subsidiaries, are sold through distributors. The Company does not have any oral or written contracts or agreements with any of its distributors. In the event that a relationship with a distributor upon which the Company depends is terminated, there can be no guarantee that the Company would be able to locate other satisfactory distributors, or even if other distributors could be located, that the Company would be able to establish commercial relationships with any such distributors on favorable terms, if at all. In such case, the Company would be forced to distribute 100% of its manufactured products on its own, which may force the Company to suspend or curtail some of its product lines or hire additional workforce to handle such additional distribution, which in either event could have a material adverse effect on the Company's results of operations. See "Business--Distribution Methods."

GOVERNMENT REGULATION OF TECHNOLOGY

     Expansion into foreign markets may require the Company to comply with certain regulatory requirements of the U.S. or foreign governments. The technology contained in the Company's products may be subject to U.S. export controls. There can be no assurance that such export controls, either in their current form or as may be subsequently enacted, will not delay introduction of new products or limit the Company's ability to distribute products outside of the U.S. Further, various countries may regulate the import of certain technologies contained in the Company's products. Any such export or import restrictions, future legislation or regulation or government enforcement could have a material adverse effect on the Company's business, operating results and financial condition. In addition, the Company must qualify certain of its products on government-regulated Qualified Product Lists in order to sell such products to the U.S. Military. Failure to qualify products on such lists would have adverse effects on the Company's ability to sell products to the U.S. Military. Any such export or import restrictions, new legislation or regulation or government enforcement of existing regulations could have a material adverse effect on the Company's business, operating results and financial condition. There can be no assurance that the Company will be able to comply with additional applicable laws and regulations without excessive cost or business interruption, if at all, and failure to comply could have a material adverse effect on the Company. See "Business--Government Approval."

LEGAL RESTRICTIONS ON SALES OF SHARES UNDERLYING THE WARRANTS

     The Warrants are not exercisable unless, at the time of the exercise, the Company has an effective Registration Statement covering the shares of Common Stock issuable upon exercise of the Warrants, and such shares have been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the exercising holder of the Warrants. Although the Company has agreed to maintain the effectiveness of the Registration Statement of which this Prospectus is a part, covering the shares of Common Stock issuable upon the exercise of the Warrants effective for the term of the Warrants, the Company's failure to do so would deprive the Warrants of any value. See "Description of Securities--Warrants."

     The Common Stock and Warrants may be purchased separately. Purchasers may buy Warrants in the aftermarket in, or may move to, jurisdictions in which the shares underlying the Warrants are not so registered or qualified during the period that the Warrants are exercisable. In this event, the Company would be unable to issue shares to those persons desiring to exercise their Warrants, and holders of Warrants would have no choice but to attempt to sell the Warrants in a jurisdiction where such sale is permissible or allow them to expire unexercised. See "Description of Securities--Warrants."

POSSIBLE DELISTING OF SECURITIES FROM NASDAQ SMALLCAP OR BSE

     The Securities are listed on Nasdaq SmallCap and BSE. There can be no assurance, however, that the Company will satisfy the maintenance criteria for continued listing on either Nasdaq SmallCap or BSE. In order to remain quoted on Nasdaq SmallCap, under recently amended maintenance criteria, a company must have net tangible assets (total assets, excluding goodwill, minus total liabilities) of $2 million (or alternatively, net income of $500,000 in two of the three most recent fiscal years, or a market capitalization of $35 million). In addition, continued inclusion requires that the listed security have a minimum bid price of $1.00 per share, public float (shares not held directly or indirectly by any officer or director or any person who is the beneficial owner of more than 10% of the total outstanding shares) of at least 500,000 shares and the market value of such shares be at least $4,000,000. There must also be 300 registered holders of the Common Stock.

     The Securities are also listed on the BSE. There can be no assurance, however, that the Company will satisfy the criteria for continued listing. In order to remain quoted on BSE, a company must have total assets of $1,000,000, public float of 150,000 shares with a market value of $500,000, 250 beneficial holders and Stockholders' Equity of $500,000.

     If the Company is unable to satisfy Nasdaq SmallCap's or BSE's listing standards, its securities may be delisted from Nasdaq SmallCap or BSE. In such event, trading, if any, in the Securities would thereafter be conducted in the over-the-counter market on the so-called "pink sheets" or the NASD's "Electronic Bulletin Board." As a consequence of such delisting, an investor could find it more difficult to dispose of, or to obtain accurate quotations as to the price of, the Securities. Consequently, the liquidity of the Securities could be impaired, not only in the number of securities which could be bought and sold, but also through delays in the timing of transactions, reduction in security analyst and news media coverage of the Company and lower prices for the Securities than might otherwise be attained.

"PENNY STOCK" RESTRICTIONS

     The Securities Enforcement and Penny Stock Reform Act of 1990 requires additional disclosure relating to the market for penny stocks in connection with trades in any stock defined as a "penny stock." Regulations of the Securities and Exchange Commission (the "Commission") define a "penny stock" to be any non-Nasdaq equity security that has a market price (as therein defined) of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to any transaction in a penny stock, of a disclosure schedule prepared by the Commission relating to the penny stock market. Disclosure is also required to be made about commissions payable to both the broker-dealer and the registered underwriter and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

     The foregoing required penny stock restrictions will not apply to the Securities if such Securities are listed on Nasdaq and have certain price and volume information provided on a current and continuing basis or meet certain minimum net tangible assets or average revenue criteria. However, there can be no assurance that the Securities will qualify for exemption from these restrictions. In any event, even if the Securities are exempt from such restrictions, the Company would remain subject to Section 15(b)(6) of the Securities Exchange Act of 1934 , as amended (the "Exchange Act"), which gives the Commission the authority to prohibit any person that is engaged in unlawful conduct while participating in a distribution of a penny stock from associating with a broker-dealer or participating in a distribution of a penny stock, if the Commission finds that such a restriction would be in the public interest. If the Securities were subject to the rules on penny stocks, the market liquidity for the

Securities could be severely adversely affected. See "Risk Factors--Possible Delisting of Securities from Nasdaq SmallCap or BSE."

RISKS OF LOW-PRICED STOCK

     If the Securities are delisted from Nasdaq SmallCap or BSE, they will become subject to Rule 15g-9 under the Exchange Act, which imposes additional sales practice requirements on broker-dealers selling such securities to persons other than established customers and "accredited investors" (generally, individuals with net worth in excess of $1,000,000 or annual incomes exceeding $200,000, or $300,000 together with their spouses, for the last two years). For transactions covered by this rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. Consequently, such rule may adversely affect the ability of broker-dealers to sell the Securities and may adversely affect the ability of purchasers in the Offering to sell in the secondary market any of the Securities acquired hereby. See "Risk Factors--Possible Delisting of Securities from Nasdaq SmallCap or BSE."

NO PRIOR PUBLIC MARKET

     Prior to the Offering, there has been no public market for the Securities. Accordingly, there can be no assurance that an active trading market will develop or, if developed, be sustained subsequent to the Offering.

ARBITRARY DETERMINATION OF OFFERING PRICE

     The Offering price of the Securities and the exercise price and terms of the Warrants have been determined arbitrarily by negotiations between the Company and the Underwriter. Factors considered in such negotiations, in addition to prevailing market conditions, included the history and prospects for the industry in which the Company competes, an assessment of the Company's management, the prospects of the Company, its capital structure and certain other factors deemed relevant. Therefore, the Offering price of the Common Stock and the exercise price and terms of the Warrants do not necessarily bear any relationship to established valuation criteria and may not be indicative of prices that may prevail at any time or from time to time in the public market for the Common Stock. See "Underwriting."

POSSIBLE REDEMPTION OF WARRANTS AND EFFECT ON COMMON STOCK

     The Warrants are redeemable by the Company at any time commencing one year from the date of this Prospectus, for $.10 per Warrant upon 30 days prior written notice, provided that the average closing price or bid price of the Common Stock as reported on Nasdaq SmallCap or BSE, if traded thereon, or if not traded thereon, the average closing sale price if listed on a national or regional securities exchange has been in excess of 150% of the then current Warrant exercise price for any 20 trading days within the 30 consecutive trading days ending on the 15th day prior to notice of redemption. Redemption of the Warrants by the Company could force the holders to (i) exercise the Warrants and pay the exercise price at a time when it may be disadvantageous for the holders to do so, (ii) sell the Warrants at the then current market price when they might otherwise wish to hold the Warrants or (iii) accept the redemption price, which is likely to be substantially less than the market value of the Warrants at the time of redemption. In the event of the exercise of a substantial number of Warrants within a reasonably short period of time after the right to exercise commences, the resulting increase in the amount of Common Stock of the Company in the trading market could substantially affect the market price of the Common Stock. See "Description of Securities--Warrants."

POSSIBLE VOLATILITY OF STOCK PRICE

     The stock market generally has experienced and is likely in the future to experience significant price and volume fluctuations which could adversely affect the market price of the Common Stock without regard to the significant fluctuations in response to variations in quarterly operating results, shortfalls in sales or earnings below analyst estimates, stock market conditions and other factors. There can be no assurance that the market price of the Securities will not experience significant fluctuations or decline below the Offering price.

LACK OF DIVIDENDS

     The Company has not paid any dividends, except distributions by EHC as a Subchapter S corporation, and does not contemplate paying dividends in the foreseeable future. It is currently anticipated that earnings, if any, will be retained by the Company to finance the development and expansion of the Company's business. See "Dividend Policy."

ANTITAKEOVER EFFECT OF CERTIFICATE OF INCORPORATION

     The Company's Certificate of Incorporation authorizes the Board of Directors to determine the rights, preferences, privileges and restrictions of unissued series of preferred stock, $.001 par value per share (the "Preferred Stock"), and to fix the number of shares of any series of Preferred Stock and the designation of any such series, without any vote or action by the Company's stockholders. Thus, the Board of Directors can authorize and issue up to 1,000,000 shares of Preferred Stock with voting or conversion rights that could adversely affect the voting or other rights of holders of the Company's Common Stock. In addition, the issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change of control of the Company, since the terms of the Preferred Stock that might be issued could potentially prohibit the Company's consummation of any merger, reorganization, sale of substantially all of its assets, liquidation or other extraordinary corporate transaction without the approval of the holders of the outstanding shares of the Common Stock. The Company, however, has no intention of adopting a stockholder rights plan ("poison pill") in the foreseeable future. See "Description of Securities--Preferred Stock."

IMMEDIATE AND SUBSTANTIAL DILUTION

     The Offering will result in an immediate and substantial dilution of $3.06 (68%) per share between the Offering price and the pro forma net tangible book value per share of Common Stock. See "Dilution."

UNDERWRITER'S INFLUENCE ON THE COMPANY

     Upon consummation of the Offering, the Underwriter has been granted, for a period of five years, the right to designate one individual to serve on the Board of Directors of the Company. If the Underwriter were to exercise such right, it could be deemed under certain circumstances to be in a position to assert influence over the Company. See "Underwriting."

SHARES ELIGIBLE FOR FUTURE SALE; REGISTRATION RIGHTS

     Upon the consummation of the Offering, the Company will have 3,195,000 shares of Common Stock outstanding (3,382,500 shares if the Underwriter's over-allotment option is exercised in full and assuming no exercise of Warrants or the Underwriter's Warrants). Of these shares, the 1,250,000 shares sold in the Offering (1,437,500 shares if the Underwriter's over-allotment option is exercised in full) will be freely tradeable. The remaining 1,945,000 shares are deemed to be "restricted securities," as that term is defined under Rule 144 ("Rule 144") promulgated under the Securities Act of 1933, as amended (the "Securities Act"), in that such shares were issued and sold by the Company in private transactions not involving a public offering and are not covered currently by an effective registration. Except for an aggregate of 1,945,000 shares of Common Stock beneficially owned by the officers, directors and principal stockholders of the Company subject to "lock-up" agreements between such persons and the Underwriter, whereby such persons agree not to directly or indirectly, sell, offer, pledge, contract to sell, hypothecate, grant any option to purchase or otherwise dispose for a period of two years, subject to certain exceptions, such shares are subject to the resale restrictions of Rule 144 and will become so eligible at various times. In addition, the Company has granted the Underwriter demand and piggyback registration rights with respect to the securities issuable upon exercise of the Underwriter's Warrants.

     Under Rule 144, a stockholder who has beneficially owned restricted shares for at least one year (including persons who may be deemed to be "affiliates" of the Company under Rule 144) may sell within any three month period a number of shares that does not exceed the greater of: (i) 1% of the then outstanding shares of a particular class of the Company's Common Stock as reported on its 10-Q filing, or (ii) the average weekly volume on Nasdaq during the four calendar weeks preceding such sale and may only sell such shares through unsolicited brokers' transactions. A stockholder who is not deemed to have been an "affiliate" of the Company for at least 90 days and who has beneficially owned his shares for at least two years would be entitled to sell such shares under Rule 144 without regard to the volume limitations described above.

     Prior to the Offering, there has been no public market for the Company's Securities. Sales of substantial amounts of shares of the Company's Common Stock, pursuant to Rule 144 or otherwise, could have a depressive effect on the market price of the Securities, and consequently make it more difficult for the Company to raise capital through the sale of equity securities in the future at a time and price which the Company deems appropriate.

     In addition, pursuant to the Stockholders' Agreement, each of Messrs. Kassel, Goodman and Franzone (the "Selling Stockholders"), holders of an aggregate of 1,900,000 shares of Common Stock (the "Registrable Shares") at the date of this Prospectus, are entitled to certain demand and "piggyback" registration rights with respect to such Registrable Shares. Pursuant to the Stockholders' Agreement, any Selling Stockholder holding an aggregate of 7% of the outstanding shares of Common Stock may request that the Company file a registration statement under the Securities Act, and subject to certain conditions, the Company generally will be required to use its best efforts to effect any such registration. In addition, if the Company proposes to register any of its securities, either for its own account or for the account of other stockholders, the Company is required, with certain exceptions, to notify the Selling Stockholders and, subject to certain limitations, to include in such registration statement all the Registrable Shares requested to be included by such Selling Stockholders. The Company is generally obligated to bear the expenses, other than underwriting discounts and sales commissions, of these registrations. Each of the Selling Stockholders has waived his "piggyback" and demand registration rights for a two-year period, commencing upon the completion of this Offering, and has entered into an agreement with the Underwriter whereby he agrees not to effect any disposition of his shares of Common Stock for a two-year period, commencing upon the completion of this Offering, without the prior written consent of the Underwriter. Notwithstanding, the exercise by one or more of these registration rights may involve a substantial expense to the Company and may adversely affect the terms upon which the Company may obtain additional financing. See "Risk Factors--Shares Eligible for Future Sale; Registration Rights," "Management--Employment Agreements" and "Shares Eligible for Future Sale."

INDEMNIFICATION OF OFFICERS AND DIRECTORS

     Section 145 of the General Corporation Law of the State of Delaware contains provisions entitling directors and officers of the Company to indemnification from judgments, fines, amounts paid in settlement and reasonable expenses, including attorney's fees, as the result of an action or proceeding in which they may be involved by reason of being or having been a director or officer of the Company provided said officers or directors acted in good faith. The Company's Certificate of Incorporation contains provisions indemnifying officers and directors of the Company to the fullest extent permitted by Delaware law. These provisions provide, among other things, that a director of the Company shall not be liable either to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. These provisions may limit the ability of the Company's stockholders to collect any monetary liability damages owed to them by an officer or director of the Company.

RELATIONSHIP OF UNDERWRITER TO TRADING

     The Underwriter may act as a broker or dealer with respect to the purchase or sale of the Securities in the over-the-counter market where each is expected to trade. The Underwriter may engage in transactions that stabilize, maintain or otherwise affect the market price of the Securities in accordance with Rule 103 of Regulation M, pursuant to which such persons may bid for or purchase securities for the purpose of stabilizing their market prices. The Underwriter also has the right to act as the Company's exclusive agent in connection with any future solicitation of Warrant holders to exercise their Warrants. Unless granted an exemption by the Commission from Rule 10b-6 under the Exchange Act, the Underwriter will be prohibited from engaging in any market-making activities or solicited brokerage activities with regard to the Company's Securities during a period beginning five business days prior to the commencement of any such solicitation and ending on the later of the termination of such solicitation activity or the termination (by waiver or otherwise) of any right the Underwriter may have to receive a fee for the exercise of the Warrants following such solicitation. As a result, the Underwriter and soliciting broker/dealers may be unable to continue to make a market in the Company's securities during certain periods while the exercise of the Warrants is being solicited. Such a limitation could impair the liquidity and market price of the Securities.

                                USE OF PROCEEDS

     Assuming the sale of the Securities offered hereby, the net proceeds to the Company, after deducting estimated underwriting discounts and commissions and expenses payable by the Company in connection with the Offering, are estimated to be approximately $4,300,000 (approximately $5,100,000 if the Underwriter's over-allotment option is exercised in full). The Company expects to use such proceeds as follows:

                                                             APPROXIMATE AMOUNT    % OF NET
INTENDED APPLICATION OF NET PROCEEDS                         OF NET PROCEEDS       PROCEEDS
----------------------------------------------------------   ------------------    ------------
Inventory Purchases and Staffing(1) ......................       $1,215,000             28.2%
Tooling(2) ...............................................       $  485,000             11.3%
Sales and Marketing(3) ...................................       $  455,000             10.6%
Facilities and Equipment(4) ..............................       $  412,000              9.6%
Potential Product Acquisitions............................       $  400,000              9.3%
Repayment of Debt(5) .....................................       $  382,500              8.9%
Research and Development..................................       $  382,000              8.9%
Working Capital(6)........................................       $  568,500             13.2%
                                                                 ----------           ------
     Total................................................       $4,300,000            100.0%
                                                                 ----------           ------
                                                                 ----------           ------

------------------
(1) Includes the hiring of nine additional engineering and procurement personnel and additional inventory manufactured in China.
(2) Consists of molds, castings and dies for the products under development.
(3) This amount will be used for trade journal advertisements, mailings, sales literature and public relations.
(4) Includes engineering, computer and mold-making programs, improved communications equipment and additional warehouse and office space within the Company's existing facility.
(5) In repayment of the following promissory notes: (i) a promissory note, dated December 31, 1997, issued by the Company to David L. Kassel in the principal amount of $150,000, bearing interest at a rate equal to 6% per annum and maturing not later than 30 days after the Effective Date; (ii) a promissory note, dated January 1, 1998, issued by CDP to Mr. Kassel in the principal amount of $107,500, bearing interest at a rate equal to 10% per annum and maturing not later than 30 days after the Effective Date; (iii) a promissory note, dated May 29, 1998, issued by CDP to Mr. Kassel in the principal amount of $25,000, bearing interest at a rate equal to 10% per annum and maturing not later than 30 days after the Effective Date; (iv) a demand negotiable promissory note, dated October 27, 1998, issued by EHC to Mr. Kassel in the principal amount of $25,000, bearing interest at a rate equal to 10% per annum and maturing upon demand; (v) a demand negotiable promissory note, dated October 28, 1998, issued by EHC to Harry Goodman in the principal amount of $25,000, bearing interest at a rate equal to 10% per annum and maturing upon demand; and (vi) a demand negotiable promissory note, dated December 7, 1998, issued by the Company to Mr. Goodman in the principal amount of $50,000, bearing interest at a rate equal to 10% per annum and maturing upon demand.
(6) Includes the interest payable on the promissory notes referenced in footnote
    (5) above. See "Risk Factors--Offering Proceeds to Benefit Officers, Directors and Principal Stockholders" and "Certain Transactions--Officer Loans."

     In the event that the Company's plans change or its assumptions change or prove to be inaccurate or if the proceeds of the Offering prove insufficient to fund operations (due to unanticipated expenses or difficulties or otherwise), the Company may find it necessary or advisable to reallocate some of the proceeds within the above-described categories or to use portions thereof for other purposes or may be required to seek additional financing or curtail its operations. Future events, including changes in economic or industry conditions or the Company's planned operations, may require the Company to reallocate proceeds among the various intended uses if it is determined at a later date that an increase in any expenditures or reallocation of proceeds is necessary or desirable. Any such determination would be based on, among other things, whether and to what extent revenue from sales is sufficient to offset operating expenses and the capital requirements associated with expanding its operations.

     The Company may, if and when the opportunity arises, use a portion of the proceeds of the Offering, possibly including a portion of the proceeds allocated to working capital, together with the issuance of debt or equity securities, to acquire rights to products. Any decision to make such an acquisition will be based upon a variety of factors, including, among others, the purchase price and other financial terms of the transaction. Potential acquisition candidates may include products that are compatible with the Company's products, or that the Company believes would provide the Company with additional distribution channels. As of the date of this Prospectus, the Company has no agreements, understandings or arrangements with respect to any such product acquisition and is not in the process of reviewing specific acquisition opportunities or engaged in negotiations with any potential acquisition candidates. There can be no assurance that the Company will be able to successfully consummate any acquisition or successfully integrate any acquired product into its operations. Investors in the Offering will not have an opportunity to evaluate the specific merits or risks of any acquisition.

     Proceeds not immediately required for the purposes set forth above will be invested in short-term, investment-grade, interest-bearing securities.

                                DIVIDEND POLICY

     The Company intends for the foreseeable future to retain future earnings, if any, to provide funds for the development and expansion of the Company's operations. Except as discussed below, any payment of dividends after the completion of the Offering, as determined at the discretion of the Board of Directors, will be dependent upon the financial condition, capital requirements and earnings of the Company, and other factors the Board of Directors may deem relevant.

     From its inception until December 24, 1998, EHC was treated as a closely-held corporation under Subchapter S of the Code and, therefore, did not pay federal or state income taxes on amounts earned during such periods. EHC distributed dividends to its stockholders for the years ended December 30, 1995 and December 28, 1996 in the aggregate amounts of $207,243 and $133,379, respectively. Additionally, EHC distributed an aggregate amount of approximately $115,000 for the year ended December 27, 1997 and the period from December 28, 1997 until December 24, 1998.

                                    DILUTION

     At December 26, 1998, the net tangible book value of the Company was $306,446, or $0.16 per share of Common Stock, based on 1,945,000 shares of Common Stock outstanding. The net tangible book value per share represents the amount of the Company's total tangible assets less total liabilities, divided by the number of shares of Common Stock outstanding. After giving effect to the receipt of the net proceeds (estimated to be approximately $4,300,000) from the sale of 1,250,000 shares of Common Stock offered hereby at an assumed Offering price of $4.50 per share and 1,250,000 Warrants at $.10 per Warrant, the pro forma net tangible book value of the Company at December 26, 1998 would be $4,606,446 or $1.44 per share of Common Stock. This would result in dilution to the public investors (i.e., the difference between the estimated Offering price per share of Common Stock and the net tangible book value thereof after giving effect to the Offering) of approximately $3.06 per share, or 68% of the Offering price per share. The following table illustrates the per share dilution:

                                                                                              PER SHARE OF
                                                                                              COMMON STOCK
                                                                                              ------------
Assumed Offering price (1)........................................................               $ 4.50
  Net tangible book value at December 26, 1998....................................   $0.16
  Increase in net tangible book value attributable to new investors...............    1.28
                                                                                     -----
Pro forma net tangible book value after the Offering..............................                 1.44
                                                                                                 ------
Pro forma dilution of net tangible book value to the new investors................               $ 3.06
                                                                                                 ------
                                                                                                 ------

------------------
(1) Offering price before deduction of estimated expenses of the Offering and underwriting discounts and exclusive of the purchase price of $.10 per Warrant.

     The following table summarizes as of December 26, 1998, the number and percentage of shares of Common Stock purchased from the Company, the percentage and amount of total consideration paid and the average price per share paid by existing stockholders and by new investors pursuant to the Offering.

                                                          SHARES PURCHASED       TOTAL CONSIDERATION
                                                        --------------------    ---------------------    AVERAGE PRICE
                                                         NUMBER      PERCENT      AMOUNT      PERCENT    PER SHARE
                                                        ---------    -------    ----------    -------    -------------
Existing stockholders................................   1,945,000      60.9     $  319,441       5.4         $0.16
New investors........................................   1,250,000      39.1      5,625,000      94.6         $4.50
                                                        ---------     -----     ----------     -----
       Total.........................................   3,195,000       100%    $5,944,441       100%
                                                        ---------     -----     ----------     -----
                                                        ---------     -----     ----------     -----

     The above table assumes no exercise of the Underwriter's over-allotment option. If the Underwriter's over-allotment option is exercised in full, the new investors will have paid $6,468,750 for 1,437,500 shares of Common Stock, representing approximately 95.3% of the total consideration, for 42.5% of the total number of shares of Common Stock outstanding.

                                 CAPITALIZATION

     The following table sets forth as of December 26, 1998: (i) the actual capitalization of the Company and (ii) the capitalization of the Company as adjusted to reflect (a) the issuance and sale of the 1,250,000 shares of Common Stock and 1,250,000 Warrants offered hereby; (b) the acquisition of CDP; and
(c) receipt of the net proceeds therefrom, after deducting underwriting discounts and commissions and estimated offering expenses. This table should be read in conjunction with the Company's consolidated financial statements and the notes thereto included elsewhere in this Prospectus.

                                                                                            DECEMBER 26, 1998
                                                                                       ----------------------------
                                                                                         ACTUAL      AS ADJUSTED(1)
                                                                                       ----------    --------------

Debt................................................................................   $2,290,625      $1,908,125
                                                                                       ----------      ----------

Stockholders' Equity:

  Common Stock, $.001 par value, 10,000,000 shares authorized, 1,945,000 issued and outstanding, actual; 10,000,000 shares authorized, 3,195,000 issued and
     outstanding, as adjusted(1)....................................................        1,945           3,195

  Additional paid-in capital........................................................    1,904,297       6,203,047

  Retained earnings.................................................................      138,356         138,356
                                                                                       ----------      ----------

     Total stockholders' equity.....................................................    2,044,598       6,344,598
                                                                                       ----------      ----------

     Total capitalization...........................................................   $4,335,223      $8,252,723
                                                                                       ----------      ----------
                                                                                       ----------      ----------

------------------
(1) Assumes no exercise of the (i) Warrants; (ii) Underwriter's over-allotment option; and (iii) Underwriter's Warrants.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

     The Company was formed for the purpose of developing or acquiring domestically manufactured injection molded plastic products or assemblies, redesigning the products to improve function and appearance and, by using its relationships with vendors in China, to manufacture the products offshore in order to deliver them at lower prices and improved profit margins. EHC, the Company's principal subsidiary, has over 28 years of experience in the design, marketing and manufacture of injection molded plastic components used in industrial, consumer and military products. The Company believes that its long-term experience in the manufacture and assembly of injection molded plastic components, coupled with direct access to manufacturing facilities in China, will enable the Company to provide improved products at lower prices with improved profit margins.

RESULTS OF OPERATIONS

     For the year ended December 26, 1998 compared to the year ended December 27, 1997:

NET SALES

     Net sales decreased $171,746, or 3%, to $5,883,001 for the year ended December 26, 1998 from $6,054,747 for the year ended December 27, 1997. The decrease was attributable to the redesigning of a key customer's product and generally slower industry bookings. One of the Company's customers redesigned a military product, which in turn required the Company to redesign the control knobs that it manufactures for such product. The Company began shipping the redesigned knobs in the fourth quarter of 1998. However, the Company lost sales during the period in which it built the tooling for the redesigned control knobs, which period lasted approximately 14 weeks. The loss of the sales during that period contributed to the Company's decrease in net sales. Additionally, the redesigned product may adversely impact the Company's net sales in the future due to the fact that the product now requires fewer control knobs. While the previous design required five control knobs, the redesigned product only requires two control knobs.

     In addition, sales to non-affiliate companies decreased by $1,028,000, or 18%, to $4,656,000 for the fiscal year ended December 26, 1998 from $5,684,000 for the fiscal year ended December 27, 1997. The Company believes that such decrease was due to overall lower industry orders particularly in the consumer, military and industrial segments. Notwithstanding, sales to AFC, an affiliated company, increased by $856,000, or 231%, to $1,227,000 for the fiscal year ended December 26, 1998 from $371,000 for fiscal year ended December 27, 1997, of which approximately $722,000 was incurred during the third and fourth quarters of fiscal year ended December 27, 1998 due to AFC increasing its inventory levels in preparation of purchasing its products from manufacturers in China which require a longer lead time. Furthermore, preliminary results of operations indicate that the Company will experience a decrease in revenues in the first quarter of 1999, as compared to the first quarter of 1998, due to slower industry bookings and lower sales to AFC as AFC readjusts its inventory needs.

     In order to compensate for the changes within the industry, the Company's marketing budget was restructured to begin a trade publication advertising campaign, which takes advantage of new catalogs and mailing literature that have been developed over the last two years. Such advertising material includes trade publications, catalogs, post cards and faxback mailers. An Internet website has been developed using a consistent identifiable format and creating a recognition factor for our potential customer. Funds for the new advertising campaign were derived from the reorganization of the Company's field sales force. The Company believes that it has found progressive ways of selling its products without incurring the overhead cost associated with a large field sales force.

     For example, through the use of the Company's new contact management software and database marketing techniques, the Company is systematically identifying and maintaining information concerning existing and potential customers, including names of engineers and purchasing agents and the Company's sales history with such entities, enabling the Company to efficiently highlight its manufacturing capabilities. Through this process, the Company believes that it is generating additional business from existing customers who are not aware of its complete capabilities, while also attracting new customers.

     The Company's on time deliveries (97%) and excellent quality (1% rejection) were also factors in maintaining its customer base. A substantial portion of the Company's business comes from large, established customers who certify their suppliers based on delivery performance and quality rating. Improvements in these areas have helped with repeat business. A substantial portion of the Company's sales are made to large publicly owned customers, generally on an open account basis.

GROSS PROFITS

     The Company realized an overall gross margin percentage for the year ended December 26, 1998 of 29%, which represents a decrease from 37% experienced during the year ended December 27, 1997. The decrease in gross profit occurred because of a change in the product mix. In 1998 the Company relied more heavily on molded products which do not have secondary operations. These types of products are different from the standard product line which do require secondary operations, such as assembly, machining, painting, printing and finishing, and consequently earn a higher profit.

     The use of cellular manufacturing, just in time systems and Kanban method of inventory control have aided in reducing the manufacturing cost of certain product lines which are produced in small lots with very short lead times. This allows the Company to carry fewer inventories and have very short lead-time in comparison to the industry's previous history. Small lot production in the manufacturing cells, in addition to operator training, statistical process control and certified suppliers, has led to the improvements in delivery and quality. Additional improvements have come from new purchasing software, which is linked to the inventory control system.

     Market research was performed to determine which product prices could be increased. Prices on product lines, which require many operations and have limited competition, were increased to meet the Company's targets. Standard products, such as the Mil-spec line and the regent series, were adjusted to cover increased material and labor costs.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

     Selling, general and administrative expenses decreased $6,767 or less than 1% to $1,764,126 for the year ended December 26, 1998 from $1,770,893 for the year ended December 27, 1997.

CDP ACQUISITION

     In March 1998, CDP entered into a five-year exclusive worldwide licensing agreement to manufacture, market, sell and sub-license the Pull Pack(Trademark), a proprietary Disk packaging system. The Company acquired CDP by means of an agreement and plan of reorganization effective December 24, 1998, whereby the Company issued 445,000 shares of its Common Stock for all of the issued and outstanding stock of CDP. The purchased cost of such acquisition was $2,238,000, based upon the proposed initial public offering price of the shares issued. The Company has allocated $500,000 to the value of the exclusive license agreement which grants CDP the right to manufacture, market, sell and sub-license the Pull Pack(Trademark). The license agreement will be amortized over a period of 10 years. Additionally, the Company has allocated $1,738,000 to the value of the goodwill attributed to the acquisition of CDP. Such charge to goodwill will be amortized over a period of 10 years. As a result of the amortization for both the license agreement and goodwill, there will be a charge to the Company's operating and net income in the approximate amount of $225,000 for each year during the next 10 years. Such charges will adversely affect the results of the Company's future operating and net income. See "Risk Factors--Future Amortization of License Agreement and Goodwill Attributed to CDP Acquisition" and "Business--Products--The Pull Pack(Trademark)."

     A pre-production model of the Pull Pack(Trademark) was developed in June 1998 for market research and sales purposes. Production tooling for the Pull Pack(Trademark) was recently completed and the Company has purchased limited quantities of the Pull Pack(Trademark) manufactured by its suppliers in China which will be used by the Company to demonstrate the product to potential purchasers and solicit orders.

     Although there can be no assurance, the Company believes that the development of the Pull Pack(Trademark) is currently complete based upon its analysis of samples run from production molds. Based upon the satisfactory nature of the samples, the Company has ordered the first 100,000 units of the Pull Pack(Trademark), which will be shipped during the first quarter of 1999. The Company has completed market-study surveys, but has yet to commence marketing activities or generate any revenue from sales of the Pull Pack(Trademark). Although there can be no assurance, the Company believes that it will commence commercial production of the Pull Pack(Trademark) in the first or second quarter of 1999. See "Business--Products--The Pull Pack(Trademark)."

     The Company is not aware of any impediments to production of the Pull Pack(Trademark) at this time. However, until the Company has actually commenced its sales and marketing program for the Pull Pack(Trademark), there can be no assurance that the Company will be successful in selling the Pull Pack(Trademark) in sufficient quantities, if at all. See "Risk Factors--Initial Manufacturing Phase of the Pull Pack(Trademark); No Assurance of Market Acceptance," "--Difficulties in Integrating CDP into the Company," "--Risks Relating to Licensing Agreement" and "Business--Products--The Pull Pack(Trademark)."

     The Company's appraisal of the acquisition of CDP and the exclusive license to manufacture, market, sell and sub-license the Pull Pack(Trademark) was based upon the Company's assessment of expected net cash inflow from CDP resulting from potential sales generated within the potential market for Disc packaging systems. The Pull Pack(Trademark) is a redesigned "Jewel Box," the packaging currently used for Compact Discs, CD ROMs and DVD. The Company plans, with no assurance, to market the Pull Pack(Trademark) as a specialty packaging system to a targeted niche market, including CD ROM, special production, retail replacement packaging and rental and institutional markets such as video stores, lending libraries and technical research facilities.

     Management of the Company arrived at its expected net cash inflow by first determining the particular niche market for the Pull Pack(Trademark). Management of the Company estimated that the Pull Pack(Trademark) could capture a percentage of the niche market in its first year of commercial production based upon the Company's prior market research. Management then estimated the net cash inflow from sales of the Pull Pack(Trademark) based upon its projected share of the niche market by applying its experience in manufacturing margins coupled with its knowledge of manufacturing in China through pilot programs with AFC. See "Business--Products--The Pull Pack(Trademark)."

     The Company has made significant appraisal assumptions regarding (i) the period in which material net cash inflows from the Pull Pack(Trademark) are to commence, (ii) margins and expense levels, (iii) the percentage of the niche market it estimated that the Pull Pack(Trademark) could capture and (iv) the net cash inflow generated from the Pull Pack(Trademark). Based upon the current stage of manufacturing of the Pull Pack(Trademark), the Company has assumed that commercial production of the Pull Pack(Trademark) will commence in the first or second quarter of 1999 and that net cash inflow from such sales will also commence in the first or second quarter of 1999. The margins and expense levels of the Pull Pack(Trademark) have been assumed based upon the Jewel Box market and target niche market coupled with the anticipated costs of commercial production and the current pricing of Disc packaging systems. The percentage of the niche market was estimated based upon prior market research and the assumption that marketing efforts would be successful. Finally, the net cash inflow was estimated based upon a combination of the foregoing appraisal assumptions coupled with the belief that manufacturing margins for the Pull Pack(Trademark) will be similar to the Company's prior manufacturing experience. See "Business--Products--The Pull Pack(Trademark)."

LIQUIDITY AND CAPITAL RESOURCES

     The Company's liquidity needs arise from working capital requirements, capital expenditures and principal and interest payments. Historically, the Company's primary source of liquidity has been cash flow generated internally from operations, supplemented by bank borrowings and long term equipment financing. The Company's cash decreased to $16,146 on December 26, 1998 from $351,740 on December 27, 1997. Cash flow provided by operating activities was $371,394 for the year ended December 26, 1998 on a net loss of $291,000. The increase in accounts receivable was attributable to the start up of business for International Smart Sourcing, Inc. The increase in accounts payable were the result of the increase in accounts receivable and additional expenses due to the Offering.

     Cash used in investing activities for the year ended December 26, 1998 and December 27, 1997 was $240,000 and $190,000, respectively, which consisted of cash for the purchase of tooling, molds, machinery and equipment. As of the date of this Prospectus, the Company does not plan on any material commitments for capital expenditures.

     Net cash used in financing activity for the year ended December 26, 1998 was $468,000. Cash of $320,000 was provided from borrowings on available credit lines and shareholder loans, which was offset by $239,405 principal repayment on loans.

     The Company believes that the proceeds of the Offering combined with the cash balances and cash generated from operations will satisfy the Company's working capital, business development and capital expenditures for at least 12 months. The Company may require additional sources of liquidity to fund future growth, including additional equity offerings or debt financings. The Company routinely evaluates potential acquisitions of businesses, products and technologies that complement its business. As of the date of this Prospectus, the Company has no agreements with respect to such transactions. Increased costs or expenses, acquisition prospects and opportunities for growth or expansion may increase the demand for working capital, necessitating additional capital infusion.

NEW ACCOUNTING PRONOUNCEMENTS

     In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"), which prescribes a method of accounting for stock-based compensation that determines compensation expenses based on fair market value measured at grant date. SFAS No. 123 gives companies that grant stock options or other equity instruments to employees, the option of either adopting the new rules or continuing current accounting; however, disclosure would be required of the pro forma amounts as if the new rules had been adopted. SFAS No. 123 is effective for transactions entered into in fiscal years that begin after December 15, 1995.

     In 1997, the Financial Accounting Standards Board issued Statement
No. 130, "Reporting Comprehensive Income" ("SFAS 130"), which establishes standards for reporting and display of comprehensive income and its components, and Statement No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131"), which establishes standards for the way public business enterprises are to report information about operating segments in annual financial statements and requires those enterprises to report selected information about operating segments in interim financial reports issued to stockholders. SFAS 131 also establishes standards for related disclosure about products and services, geographic areas and major customers. SFAS No. 130 and No. 131 are effective for years beginning after December 15, 1997.

                                    BUSINESS

THE COMPANY

     The Company, through its principal subsidiary, EHC, has over 29 years of experience in the design, marketing and manufacture of injection molded plastic components and assemblies, including consumer, industrial and military knobs and custom and mechanical assemblies, including micro verniers, push or pull-to-turn clutch knobs and detent knobs. EHC also produces hardware items, including shaft locks, mounting brackets, test jack covers, cabinet bumpers and captive screws. The Company believes that EHC's long-term success is due to the average 29-year experience of its management team, strategic acquisitions of complementary companies, products and product lines and its ability to adapt new technologies and advanced manufacturing concepts to produce high-quality products at competitive prices.

     The management team at EHC is comprised of molding, mechanical, industrial and design engineers, enabling EHC to provide early and total involvement with customers in the design and development of products. The Company believes that such concurrent engineering results in reduced costs and shorter lead times while improving quality. The technical staff at EHC has improved efficiency by 64% since 1995, due in large part to the use of Computer Aided Design technology, cellular manufacturing and the Kanban manufacturing system. Computer Aided Design technology utilizes computer generated graphic models during the prototype phase and aids in optimal method planning for manufacturing. The Kanban manufacturing system is a method of inventory control which allows representatives of each departmental stage of the manufacturing process to directly reorder inventory, as needed, thereby reducing overhead costs associated with material control functions. EHC's products and technical strengths are promoted by an aggressive, customer-focused internal sales force.

     EHC meets a full range of its clients' needs by maintaining early and total involvement, from the design and development to the ultimate manufacture and packaging of the product. When a custom-made product is initially requested, experienced EHC application engineers assist the customer during the concept design stage, which the Company considers critical to the success of the manufacturing process. During this stage, EHC application engineers draw upon the Company's experience, expertise and technological innovation to assist clients in reducing costs, meet accelerated market schedules and ensure high quality workmanship.

     Once EHC has successfully assisted the client in creating an efficient design, such design is converted into a model. EHC currently has a relationship with a local university whereby EHC utilizes such university's Computer Assisted Manufacturing three dimensional computer graphics database, which is compatible with EHC's system, to generate a drawing used to manufacture tooling, a Computer Aided Design ("CAD"). The CAD is then used in conjunction with a Rapid Prototype Machine to produce a design model for aesthetic evaluations.

     The Company incorporates many other technological innovations and advanced manufacturing practices to consolidate the Company's workplace. Through such innovations, the Company is able to achieve state-of-the-art quality control procedures and consistently produce high quality products. For the fiscal year ended December 27, 1997, 97% of EHC's manufacturing projects were delivered on time and less than 1% of its products were returned due to unsatisfactory quality.

     The Company is currently having its facility certified for International Quality Standard ("ISO") 9001, a manufacturing certification required by European companies and looked upon favorably throughout the world. ISO 9001 requires the Company to meet certain stringent requirements established in Europe to ensure that the facility's manufacturing processes, equipment and associated quality control systems will satisfy specific customer requirements. The Company believes that obtaining ISO 9001 certification will benefit the Company in the plastic manufacturing market, both nationally and internationally.

     The Company's factory is divided into manufacturing cells, which the Company believes accounts for a more efficient workplace and improved quality. Each cell is responsible for a complete manufacturing process, from machining to assembly and from indicia marking to the ultimate packaging of the product. The cells are operated by teams of cross-trained employees knowledgeable of both the product and the manufacturing process. The cell teams meet regularly to solve problems and develop more efficient manufacturing methods. The

Company believes that this consolidated manufacturing approach results in high quality, on-time delivery, competitive pricing and a loyal customer base.

     Additionally, the Company believes that it has created a cost-effective workplace by decreasing inventory costs. The Company's "pull" (also known as "JIT," which stands for Just-in-Time) system is designed to introduce raw materials and components at the time necessary to fulfill customer orders. This system eliminates costs associated with the storage and handling of large amounts of inventory. The Company believes that it also accounts for a more timely rate of delivery. The "pull" system depends on long-term relationships with suppliers. The Company believes that due to its strong relationships with suppliers and its well-trained workforce, the system will continue to provide efficient and prompt delivery.

     The Company offers secondary operations on its molded products. Services such as hand painting, pad printing, hot stamping and engraving are provided at a customer's request. These marking systems can be used on most materials and varying contours. The Company believes that these extra manufacturing services allow for greater flexibility and increased customer satisfaction.

     The Company was originally formed in 1970 as EHC, a New York corporation, and was reorganized as of December 24, 1998 as a Delaware holding company for its two wholly-owned subsidiaries, EHC and CDP. The Company changed its name from International Plastic Technologies, Inc. to International Smart Sourcing, Inc. on December 7, 1998. As part of the Reorganization, the stockholders of each of the subsidiaries exchanged the following percentage ownership in the respective subsidiaries for the percentage of shares of the Company: David Kassel exchanged 33% of EHC and 90% of CDP for 46.3% of the Company; Andrew Franzone exchanged 33% of EHC for 25.7% of the Company; Harry Goodman exchanged 33% of EHC for 25.7% of the Company; and David Cowan exchanged 10% of CDP for 2.3% of the Company.

GROWTH STRATEGY

     The Company intends to expand its operations through (i) the acquisition and development of injection molded plastic products and assemblies manufactured in the United States having niche markets, (ii) the redesigning of such products and assemblies, if necessary, to improve their function and appearance and
(iii) the manufacturing of such products and assemblies in China at lower prices and improved profit margins. Through a Consultant who is also an independent director of the Company, the Company has established direct contact with manufacturers in China and has initiated pilot overseas manufacturing projects in China of small-scale production runs of various products, including separate projects through an affiliated company, AFC. Currently, the Company has purchase orders with eight different suppliers in China. There can be no assurance that the Company will be able to consummate any acquisitions, maintain or establish additional manufacturing relationships in China or achieve any of its growth strategies. See "Risk Factors--Risks Relating to Manufacturing in China."

     While small businesses comparable in size to the Company often encounter major difficulties in securing manufacturing projects in China due to prohibitive broker commissions and agency fees incurred both domestically and abroad, which, based upon the Company's experience could account for up to 25% of the entire manufacturing project, the Company, through the Consultant, has established direct contact with certain manufacturers in China, allowing the Company to avoid such commissions and fees and realize the benefit from lower costs of raw materials and labor. For example, EHC's principal raw materials at this time, ABS and polycarbonate, cost up to 50% less in China and the cost of labor for factory workers in China was approximately $.33 per hour for the year ended 1997. To date, the Company has no written contracts or arrangements with any manufacturer located in China and there can be no assurance that the Company will be able to enter into any such contracts or arrangements on favorable terms, if at all. Based on its assessment of pilot manufacturing projects in China through AFC, the Company believes that it can reduce its overall domestic manufacturing costs, including shipping and tariffs, by more than 25%. Although there can be no assurance of future results, based on such pilot manufacturing projects, the Company has reduced overall domestic manufacturing costs by 33% for the year ended December 26, 1998, compared to its anticipated 25% reduction. See "Risk Factors--Risks Relating to Manufacturing in China" and "Certain Transactions."

PRODUCTS

  Control Knobs and Assemblies

     The Company, through EHC, a wholly-owned subsidiary, manufactures a full line of instrument control knobs, handles, value-added custom molding, dials and similar devices for consumer, industrial and military electronics equipment. EHC's knobs are used for precise setting of switches, on/off switches, volume controls and critical setting of instrumentation switches. EHC manufactures many of the knobs to order based on the customers' exacting specifications as well as its standard line. Customers of EHC order the knobs by specifying particular descriptions and features, including the shaft diameter, outer diameter, overall size, height, color, illumination, dials and markings, such as lines, dots or numbers. EHC also has a standard product line of consumer, industrial and military knobs available for sale through catalogs.

     Overall, the number of different types of knobs EHC has manufactured in its history is in the order of tens of thousands. Some knobs are manufactured with mechanical devices built into the knob. For example, one of the Company's locking knobs turns freely and sets upon depression, resisting shock, vibration or accidental movement. A clutch knob is one that continues to turn even after the device has reached a pre-set limit so that the pressure of the turning knob does not damage the equipment. Most knobs are resin-based and injection molded. Some knobs are painted and some are delivered "as molded." Certain knobs are made with aluminum inlays, caps, dials or skirts and may have fittings of screws, bushings, springs or set screws.

     The knobs and assemblies can be sold in lots of as few as one knob or as large as 500,000 units or more. EHC requires a $150 per order minimum charge. Knob prices to the customer range from as low as $.09 per unit to as much as $150 per unit.

  The Pull Pack(Trademark)

     The Company, through CDP, a wholly-owned subsidiary, has entered into an exclusive international licensing agreement to manufacture, market, sell and sub-license the Pull Pack(Trademark), a proprietary Disc packaging system. The Pull Pack(Trademark) is a redesigned "Jewel Box," the packaging used currently for Compact Discs, CD ROMs and DVD. The Pull Pack(Trademark) implements a drawer-like mechanism, avoiding the problems associated with currently available Disc packaging involving fragile hinges, difficulty in opening and the removal of Discs and descriptive literature. The drawer carries the Disc, and a tray above the drawer holds the descriptive booklet. When the drawer is opened, the tray is pushed forward one-half inch beyond the outer housing, providing the user with the option of removing the Disc or the booklet or both. The drawer also holds an inlay card, which provides the graphics for the spine and the bottom of the package. See "Business--Patents, Trademarks, Licenses and Royalty Rights."

     A prototype version of the Pull Pack(Trademark) won the International Design Magazine Award for Packaging in 1993. Between 1993 and 1997, Inch, Inc., the inventor of the Pull Pack(Trademark), explored various design concepts and manufacturing methods and processes to reduce production costs in order to enable the Pull Pack(Trademark) to become economically competitive. Late in 1997, the Company proposed to Inch, Inc. a more cost-efficient method of producing the Pull Pack(Trademark) by utilizing the Company's sources in China. The Company believes that by utilizing its contacts with Chinese manufacturers, it can produce the Pull Pack(Trademark) on a cost-efficient and competitive basis.

     The Company acquired CDP by means of an agreement and plan of reorganization effective December 24, 1998, whereby the Company issued 445,000 shares of its Common Stock for all of the issued and outstanding stock of CDP. The purchased cost of such acquisition was $2,238,000, based upon the proposed initial public offering price of the shares issued. The Company has allocated $500,000 to the value of the exclusive license agreement which grants CDP the right to manufacture, market and sell the Pull Pack(Trademark). The license agreement will be amortized over a period of 10 years. Additionally, the Company has allocated $1,738,000 to the value of the goodwill attributed to the acquisition of CDP. Such charge to goodwill will be amortized over a period of 10 years. As a result of the amortization for both the license agreement and goodwill, there will be a charge to the Company's operating and net income in the approximate amount of $225,000 for each year during the next 10 years. Such charge will adversely affect the results of the Company's future operating and net income. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     While no contracts or agreements are in place, the Company is currently negotiating with manufacturers in China to produce the Pull Pack(Trademark) and plans, with no assurance, to market the product as a specialty packaging system to a targeted niche market, including CD ROM, special production, retail replacement packaging and rental and institutional markets such as video stores, lending libraries and technical research facilities. For the year ended 1997, the market for Jewel Boxes sold in the music industry in the United States was approximately $82,000,000 and the Company believes that the target niche market for the Pull Pack(Trademark) is approximately $50,000,000. See "Risk Factors--Risks Relating to Manufacturing in China" and "--Initial Marketing Phase of the Pull Pack(Trademark); No Assurance of Market Acceptance."

     The Company believes that the Pull Pack(Trademark) is well positioned to be sold in specialty niche markets. The Company believes that the Pull Pack(Trademark) receives favorable reviews because it complements what has made the Compact Disc the preferred format in both the entertainment and educational industries, ease of use and durability.

     The Company intentionally relies upon current technologies and materials used for the Pull Pack(Trademark) so that it can be interchangeable with current Jewel Boxes. The Pull Pack(Trademark) is the same size as the standard Jewel Box and is made from the same clear plastic. It also uses the same graphic inserts as Jewel Boxes, a booklet and inlay card, which allows Compact Disc distributors to use Jewel Boxes or the Pull Pack(Trademark) interchangeably without requiring special graphics to be printed. The Company believes that this complete compatibility will also allow the Pull Pack(Trademark) to be sold directly to consumers who want to replace their broken Jewel Boxes with a more durable and convenient package.

     A pre-production model of the Pull Pack(Trademark) was developed in June 1998 for market research and small production runs. Concurrently, the production tooling of the Pull Pack(Trademark) is complete and the product has been produced in limited quantities. The Company believes, with no assurance, that it will commence commercial production of the Pull Pack(Trademark) in the first or second quarter of 1999. However, due to the early manufacturing stage of the product, there are currently no contracts or agreements with potential suppliers, distributors, manufacturers or customers concerning production of the Pull Pack(Trademark). The Company will initially target market opportunities such as replacement packaging, CD ROM packaging, rental and institutional markets, such as video stores, lending libraries and technical research facilities, special production markets and newly developed discs. As consumers become familiar with the Pull Pack(Trademark), the Company intends to sell directly to the OEMs, who are the original content providers in both the music and CD ROM industries.

     Replacement Market. The Company will target several key distribution avenues in the replacement market, including mass merchandisers, office supply, computer, music chains and catalogs. The Company believes that it is important to sell the Pull Pack(Trademark) in all of the above channels, and not just in music stores. The Company estimates that approximately 100 million replacement units are sold per year at an average price of $0.15 per unit, or an aggregate of $15,000,000.

     Computer stores and music retailers sell replacement Jewel Boxes so that consumers can replace broken packages. Compact Discs distributed in paperboard sleeves also fuel the replacement market as consumers replace such packaging with Jewel Boxes. The Company believes that individual retail chains sell approximately 30,000 replacement packages per month. Chain stores, office supply stores, computer chains, mail order companies and music stores all sell replacement Jewel Boxes, usually in packs of three, five or ten.

     CD Rom Market. CD ROMs are frequently housed in Jewel Box packaging. CD ROM volume in the United States is estimated to have reached 278 million units in 1995. Computer and CD ROM use continues to increase, as consumer retail store purchases supplement software sold with computers by OEMs.

     Industrial Market. Many businesses prepare demonstration or promotional discs for music, software, and product promotion, including such retailer catalogs as L.L. Bean, Williams-Sonoma and Tiffany. Although those Compact Discs or CD ROMs which are distributed free of charge are not included in statistical data bases, the Company estimates that approximately 20 million of these units were distributed in the year ended December 31, 1997. Consequently, the Company believes that the market available for the Pull Pack(Trademark) is statistically understated.

     Special Production Market. Special packaging is frequently created to meet the demands of major recording artists or provide a uniquely distinctive package for special promotions. Such packaging is assembled by hand because automated insertion machines cannot accommodate non-standard packaging. The Company believes it has the ability to provide such packaging at reasonable costs. The Company estimates that approximately five to ten million units are packaged in this manner each year.

     Newly Developed Discs. The Company believes that new disc formats that have recently reached the market or are expected to do so in the near future will also expand market opportunities. These formats include the Photo Compact Disc and the DVD, both of which can be packaged using a variation of the Pull Pack(Trademark) concept. DVDs are the same size as the compact discs now in use, but will be sold in packages two inches larger than a Jewel Box to fit into current retail video racks. The Company believes that the laser packaging may provide an opportunity for the Pull Pack(Trademark) to become the package of choice. Other entertainment formats--Digital Compact Cassettes and Digital Audio Tape--are also available and can be packaged using a variation of the Pull Pack(Trademark) concept.

     OEM Market. The OEM market is the largest user of Compact Disc packaging. The Company estimates that OEMs used approximately one billion units in the United States for the year ended December 31, 1997. Once the Pull Pack(Trademark) has become visible in the replacement market, the Company believes that it is likely to be requested by consumers for new title releases. The Company will attempt to capitalize on this demand by marketing directly to the OEM market. The six major OEMs for music are: Warner/Elektra/Atlantic, Sony, PolyGram, Capitol/EMI, MCA and BMG. These OEMs generally have their Jewel Boxes manufactured by outside sources. Jewel Boxes are delivered partially assembled, and the OEM uses automated equipment to insert the Discs and graphic components and to shrink wrap the packages. If sales volume in the OEM market exceeds the Company's ability to increase production, the Company will consider licensing the right to produce the Pull Pack(Trademark) to the OEM or its supplier.

     The Company also plans, although with no assurance, to introduce a more durable version of the Pull Pack(Trademark) which will utilize the same tooling as the standard Pull Pack(Trademark), but will be made out of a tough, clear plastic called zylar. These zylar packages will be marketed to rental and institutional markets such as video stores, lending libraries and technical research facilities, so that the Company will have access to different market segments simply by substituting one raw material for another.

COMPETITION

  Knob and Assembly Manufacturing/Injection Molding

     The Company believes that its segment of the plastic injection molding industry is highly fragmented and that no one participant is dominant in the industry. The Company believes that the most important competitive factor in this industry is investment in tooling, as the high cost of tooling relative to the low revenue of individual products is a barrier to entry in this market. The Company currently owns approximately 1,500 tools, which gives it the ability to manufacture over 10,000 products and assemblies. Other key competitive factors in this industry include quality of products, depth of industry knowledge, a sizable customer base, ability to provide products on a timely basis, level of experience, breadth of products and services offered, responsiveness to customer requests and ability to produce a wide variety of projects in a timely manner and at a competitive price.

     The Company believes that its main competitors in the control knobs and components segment of the injection molding industry are the following: Rogan Corporation, which produces instrument and consumer knobs; Philips Plastic Manufacturing Corporation, which produces consumer knobs; Davies Molding Company, which produces instrument knobs; and Aerospace Knob Company, which produces military avionic knobs. With its range of consumer, instrument and military knobs, EHC strives to provide the broadest and most extensive line of knobs and assemblies in order to maintain an advantage over its competitors.

  Pull Pack(Trademark)

     The Company believes that the primary competition for the Pull Pack(Trademark) is the current Jewel Box manufactured by Atlanta Precision Molding, Auriga and International Packaging Corp. Other companies have developed alternative Compact Disc packaging, but the Company believes that none have proved to be a challenge at this time because production costs are prohibitive or the designs have not been accepted by the general public or OEMs. Three of these packages are the Laserfile, from Laserfile Inc., the Utmost Rotary CD Case, from Co-Joint Corp. and the Alpha Pak, from Alpha Enterprise, Inc.

SUPPLIERS AND RAW MATERIALS

     EHC's principal raw materials consist of Lexan (polycarbonate), nylon, ABS and polypropylene. Such materials are generally available commodities sold to the injection molding industry by a variety of suppliers. suppliers in China, the Company does not have any oral or written contracts or agreements with any suppliers. No one vendor accounts for more than 10% of the Company's purchases, except for Shanghai Foodstuffs Export & Import Corporation and Royal Screw Machine Products. The loss of the Company's business relationship with either principal supplier could have a material adverse effect on the Company. Notwithstanding, while a shortage of a particular supplier's raw materials would not materially affect the Company, a general shortage of raw materials could adversely impact the Company. The Company has never experienced a shortage in raw materials and does not anticipate any shortages to occur in the reasonably foreseeable future, however, there can be no assurance that there will not be a shortage of raw materials. See "Risk Factors--Risks Relating to the Use of Foreign Suppliers" and "--Dependence Upon Suppliers and Raw Materials."

     If and when the Company begins to contract for the manufacturing of products in China, including the Pull Pack(Trademark), the Chinese manufacturers will arrange for all raw materials from local suppliers. While the Company believes that there will be no shortage of such materials overseas and that prices will remain comparatively low, there can be no assurance that no shortages will occur. In addition, the Company is subject to the risk of political or economic dislocation in China which could affect the availability or cost of raw materials. The Company anticipates that the raw materials used for the Pull Pack(Trademark) will consist of either crystal styrene, general purpose styrene, polypropylene or zylar.

DISTRIBUTION METHODS

     EHC sells its products solely to industrial customers either directly or through major distributors. EHC never sells directly to retail consumers. Approximately 20% of EHC's products are principally sold through the following distributors: Newark Electronics, Allied Electronics, Inc., Bisco Industries, Inc., Alatec Electronics, Inc. and Peerless Electronics, Inc. The Company does not have oral or written contracts or agreements with such distributors.

GOVERNMENT APPROVAL

     The Company is subject to certain regulations in connection with its sale of products to the U.S. Military. In order to sell many of its products to the U.S. Military, a product must be listed on one of the Qualified Product Lists ("QPL"). Certain of the Company's products have been approved for inclusion on QPLs, so that they may be sold to the U.S. Military. The Company's products have been listed on the QPLs each year since 1970. Should the Company lose such QPL approval, it would lose its ability to sell products to the U.S. Military. Expansion into foreign markets may require the Company to comply with additional regulatory requirements. Various countries may regulate the import of the Company's products. Any such export or import restrictions, new legislation or regulation or government enforcement of existing regulations could have a material adverse effect on the Company's business, operating results and financial condition. There can be no assurance that the Company will be able to comply with additional applicable laws and regulations without excessive cost or business interruption and failure to comply could have a material adverse effect on the Company. See "Risk Factors--Government Regulation of Technology."

RESEARCH AND DEVELOPMENT

     The Company believes that its commitment to research and development has distinguished the Company among its competitors. The Company spent approximately $225,000 on research and development in 1998, including expenditures on new knob designs, computer aided design technology and engineering feasibility studies on potential new product lines. The Company, through EHC, spent approximately $150,000 in 1997 on both new tooling for new knob designs and product development, and $75,000 in 1996 on new tooling for new knob designs. The Company has secured various federal government and New York State monies for product development, including a $150,000 federal assistance/match funds grant. The Company's customers do not bear research and development costs, as all research and development is funded solely by the Company, some of which is through federal or state funding.

PATENTS, TRADEMARKS, LICENSES AND ROYALTY RIGHTS

     The Company, through CDP, a wholly-owned subsidiary, entered into a minimum five-year license agreement dated as of March 1, 1998 with Inch, Inc., to obtain the exclusive worldwide licensing rights to make, use, sell and sublicense the Pull Pack(Trademark). In consideration of the exclusive license, the Company agreed to pay Inch, Inc. royalties of (i) 2% of the annual gross sales of Pull Pack(Trademark) less any returns, credits and allowances; (ii) 25% of any royalties or fees from sublicensees payable within 30 days of receipt; and
(iii) a $30,000 reimbursement payment for expenses incurred in obtaining a patent. The Company is entitled to exclusive license rights of Pull Pack(Trademark) for a minimum of five years and a maximum of the United States life of the patent, which expires in 2012. If royalties paid to Inch, Inc. do not equal or exceed a minimum total of $30,000 from February 1, 1999 to February 1, 2000, $40,000 for the next 12 month period and $50,000 for each 12 month period thereafter, or if CDP does not obtain a cash capital investment of $1,000,000 by February 28, 2000, Inch, Inc. shall have the right to terminate the exclusive license agreement upon 30 days' notice. The Company intends to obtain the $1,000,000 necessary for the cash capital investment through the proceeds of this Offering. In the event that the exclusive license is terminated, CDP shall continue to hold a non-exclusive license at the above referenced royalty rate. Inch, Inc. has also agreed to provide consulting services to CDP at the rate of $50 per hour prior to the sale of 10,000 units and $110 per hour after the sale of 10,000 units. CDP has agreed to indemnify and hold harmless Inch, Inc. against all damages and liabilities arising out of the manufacture of the Pull Pack(Trademark).

     In 1995, Pull Pack(Trademark) was issued Patent No. 5,383,544, which expires in January 2012. On June 16, 1998, EHC was issued Patent No. 5,765,449, which expires on June 16, 2015. EHC has submitted a patent application on a tactile detent knob. However, there can be no assurance that such patent will issue.

     The Company may apply for additional patents relating to other aspects of its production. There can be no assurance as to the degree of protection which existing or future patents, if any, may afford the Company, or that competitors will not develop similar or superior methods or products outside the protection of any patent issued to the Company. See "Risk Factors--Risks Relating to Licensing Agreements" and "Risk Factors--Uncertainty Regarding Patents and Proprietary Information."

EMPLOYEES

     As of the date of this Prospectus, the Company had a total of 78 employees. 13 of these employees work on a part-time basis. 38 of the Company's employees are represented in collective bargaining agreements by Local 531, International Brotherhood of Teamsters, AFL-CIO. 14 employees work in Sales and Administration while 64 employees are factory workers.

     The Company believes it has a satisfactory relationship with its unionized labor and has never experienced a work stoppage. The current collective bargaining agreement was amended by means of a Memorandum of Agreement dated as of May 10, 1998 and was extended until May 9, 2001. Union employees are covered by the Sick & Welfare Fund, Local 531, to which the Company contributes a specified amount each year.

PROPERTY

     The Company operates from an approximately 20,000 square foot facility located in Farmingdale, New York. The facility is owned and operated by K&G Realty Associates, a partnership owned by David L. Kassel, the Company's Chairman, and Harry Goodman, the Company's Vice President. The mortgage on the facility is guaranteed by EHC. The Company's lease, currently under a 10-year extension, expires in December 2005. The annual rent is currently $138,000 per year, and provides for annual adjustments equal to the greater of the increase in the Consumer Price Index or 5%. Pursuant to a rider to the lease agreement dated as of March 1, 1998, EHC shall pay as additional rent, any and all real property taxes for the demised premises in excess of $26,000 per annum. In 1998, the real estate taxes were approximately $32,000. The Company believes that the property is suitable for its presently foreseen use. See "Certain Transactions."

LEGAL PROCEEDINGS

     The Company is not aware of any legal proceedings to which it is a party. Additionally, the Company is not aware of any legal proceedings contemplated by government authorities.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The following table sets forth information concerning the executive officers, directors and significant employees of the Company.

                        NAME                            AGE                         POSITION
-----------------------------------------------------   ----  -----------------------------------------------------
Andrew Franzone......................................     61  Chief Executive Officer and President, Director
David L. Kassel......................................     63  Chairman of the Board of Directors
Harry Goodman........................................     72  Vice President and Secretary, Director
Steven Sgammato......................................     39  Chief Financial Officer
Frank Pellegrino.....................................     52  Vice President of Engineering
Bao-Wen Chen.........................................     31  Director
Carl Seldin Koerner..................................     49  Director
Mitchell Solomon.....................................     39  Director

     Andrew Franzone has served as President of EHC since 1987. Mr. Franzone has also served as president of AFC since 1984. Mr. Franzone served as Chairman of the Board of Directors and President of Ackerman Bodnar Corp., a manufacturer of interior aircraft lighting, from 1974 through 1983. See "Certain Transactions."

     David L. Kassel founded EHC in 1970. Mr. Kassel has served as Chairman of EHC since 1975 and President of CDP since 1995. From 1983 until 1995, he was Chairman of the Board of Directors of American Safety Closure Corp., a company engaged in the manufacturing of bottle caps. Mr. Kassel has been the Chairman and principal stockholder of AFC since 1984. Mr. Kassel has been the Chairman of Memory Protection Devices, Inc., a company engaged in the manufacturing of devices for the protection of computer memory, since 1987. Mr. Kassel has been a partner in K&G Realty Associates, a privately-held real estate company, since 1978. See "Certain Transactions."

     Harry Goodman served as Vice President of EHC since 1986. Mr. Goodman served as President of EHC from 1976 to 1986 and began working as an officer of EHC in 1970. Mr. Goodman has been a partner at K&G Realty Associates since 1978. Mr. Goodman has served as an officer of AFC since 1984. Mr. Goodman has served as an officer of Memory Protection Devices, Inc. since 1987. See "Certain Transactions."

     Steven Sgammato has served as Chief Financial Officer of EHC since 1987. Mr. Sgammato served as a manager in accounting for Gimbel's Corp. from 1982 to 1986, and a manager in accounting of Conran's Habitat from 1986 to 1987.
Mr. Sgammato earned an MBA in Management from Dowling College, located in Oakdale, New York, in 1997.

     Frank Pellegrino has served as the Vice President of Engineering of EHC since 1974.

     Bao-Wen Chen joined the Company in 1998 as a director. Ms. Chen currently serves as the president of B.C. China Business Consulting, Inc., a partner of China Trade Limited and Secretary General of the U.S.-China Economics and Trade Promotion Council. In 1995, Ms. Chen formed B.C. China Business Consulting, Inc., a provider of advisory and consulting services to clients engaging in transactions between U.S. and Chinese companies, and currently serves as its president. In January 1998, Ms. Chen became a partner of China Trade Limited, a company comprised of U.S. businessmen, international attorneys and U.S. resident Chinese nationals formed to assist clients in representation and trade, sales and distribution and strategic service in transactions between U.S. and Chinese companies. Since 1992, Ms. Chen has served as Secretary General of the U.S.-China Economics and Trade Promotion Council, a non-profit government trade organization providing a forum to promote economic exchange and trade between Chinese and U.S. companies. See "Certain Transactions."

     Carl Seldin Koerner, Esq. joined the Company in 1998 as a director.
Mr. Koerner has been a practicing attorney since 1976 and is a managing partner in the law firm of Koerner Silberberg & Weiner, LLP. Mr. Koerner established Koerner Silberberg & Weiner, LLP, in 1986 and has served as counsel to the Company since 1976. Mr. Koerner has served as a principal of Koerner Kronenfeld Partners, LLC, a conceptual capital development company, since 1996 and has served on the board of directors of ASI Solutions Incorporated (NASDAQ: ASIS), a human resources outsourcing firm, since 1997. See "Certain Transactions" and "Legal Matters."

     Mitchell Solomon joined the Company in 1998 as a director. Mr. Solomon has served as President and director of Eby Electro Inc., a privately held corporation, since 1993 and serves as President and director of Aspro Technology Inc. and ECAM Technology Inc., both privately held corporations.

BOARD COMMITTEES

     The Board of Directors of the Company has established a compensation committee (the "Compensation Committee") and an audit committee (the "Audit Committee"). The Compensation Committee, which will consist of David L. Kassel and two directors, Carl Seldin Koerner and Mitchell Solomon, determines the salaries and bonuses of the Company's executive officers. The Compensation Committee also administers the Company's 1998 Stock Option and Grant Plan.
Mr. Kassel, Mr. Koerner and Mr. Solomon will serve as members of the Audit Committee. The Audit Committee recommends the appointment of auditors and oversees the accounting and audit functions of the Company.

DIRECTOR COMPENSATION

     Directors receive a fee of $300 per month for serving on the Board of Directors and reimbursement of reasonable expenses incurred in attending meetings. All directors hold office until the next annual meeting of the stockholders and the election and qualification of their successors. Executive officers are elected by the Board of Directors annually and serve at the discretion of the Board.

EXECUTIVE COMPENSATION

     The following table sets forth the cash compensation paid or accrued by the Company to the Company's Chief Executive Officer and the Company's other executive officer whose compensation exceeded $100,000 for the fiscal year ended December 27, 1997. No other officer received cash compensation in excess of $100,000 in 1997.

                           SUMMARY COMPENSATION TABLE

                                                                          ANNUAL COMPENSATION FOR YEARS ENDED
                                                                                   DECEMBER 26, 1998
                                                                                 AND DECEMBER 27, 1997
                                                                      -------------------------------------------
                                                                                                     ALL OTHER
NAME AND PRINCIPAL POSITION                                           YEAR     SALARY       BONUS    COMPENSATION
-------------------------------------------------------------------   -----   --------      -----    ------------
Andrew Franzone                                                               $ 99,176       $ 0       $  7,800
  Chief Executive Officer and President............................    1998   $ 96,585       $ 0       $  7,800
                                                                       1997
David L. Kassel                                                               $209,399(1)    $ 0       $ 10,400
  Chairman of the Board............................................    1998   $ 76,588       $ 0       $ 10,400
                                                                       1997

------------------
(1) Includes $150,000 in consideration for consulting services provided by Mr. Kassel to the Company, which payment was postponed in exchange for the issuance to Mr. Kassel of a promissory note bearing interest at a rate equal to 6% per annum due January 1, 1999 which was subsequently amended on December 8, 1998 extending the maturity date to not later than 30 days after the Effective Date. See "Certain Transactions."

EMPLOYMENT AGREEMENTS

     The Company entered into executive employment agreements as of March 15, 1998 with Andrew Franzone, David L. Kassel and Harry Goodman, each an "Executive." The term of each of the employment agreements lasts until March 2, 2008 (the "Term"). The annual base salaries of Messrs. Franzone, Kassel and Goodman under their employment agreements are $125,000, $100,000 and $100,000, respectively, with annual salary adjustments equal to the greater of 5% or an increase equal to the Consumer Price Index. Each Executive is entitled to fringe benefits and an annual bonus to be determined by the Compensation Committee of the Board of Directors. Each Executive can be terminated for cause (as defined in the employment agreements) with all future compensation ceasing. If the Executive dies during the Term or is unable to competently and continuously perform the duties assigned to him because of ill health or other disability (as defined in the employment agreements), the Executive or the Executive's estate or beneficiaries shall be entitled to full compensation for three years following the date thereof. If the Executive is terminated without cause, the Executive shall be entitled to full compensation for the remainder of the Term. If the Executive resigns, his compensation ceases as of the date of his resignation. During the period of employment and for a period of two years thereafter, the Executives are prohibited from competing with the Company; provided, however, that the Executives may provide services to other noncompeting businesses. In order for a restrictive covenant to be enforceable under applicable state law, the covenant must be limited in terms of scope and duration. While the Company believes that the covenants in the employment contracts are enforceable, there can be no assurance that a court will declare them to be enforceable under particular circumstances.

CASH GAIN SHARING PROGRAM

     EHC has a Cash Gain Sharing Program (the "Program"), which entitles all full-time, non-union employees (including supervisory union employees) and other key EHC employees (excluding officers), as determined by the Company, to extra compensation based on the cash profits of EHC. The distributions are based on a schedule of Company objectives determined each year by the Company. If positive cash flow averages less than $2,000 per week in a quarter, the Company will not make any distributions. The Company considers a full-time employee to work at least 30 hours per week. Employees must complete a 90-day probationary period before they are eligible to participate in the Program. For the year ended December 27, 1997, the Company distributed $87,000 pursuant to the Program. The Company made no distribution for the year ended December 26, 1998.

STOCK OPTION AND GRANT PLAN

     The Stock Option and Grant Plan (the "Grant Plan") was adopted by the Company's Board of Directors as of March 17, 1998 and approved by its stockholders as of March 17, 1998. Officers, directors, employees, consultants and key persons of the Company are eligible to participate in the Grant Plan. The Grant Plan is designed to provide employees and such other individuals with a performance incentive, a direct stake in the Company's future welfare and an incentive to remain with the Company. The Company believes that the Grant Plan will encourage qualified persons to seek employment with the Company.

     The Grant Plan provides for grants of an aggregate of 300,000 shares of Common Stock or options to purchase shares of Common Stock intended to qualify as incentive stock options ("Incentive Options"), under Section 422 of the Code as well as options that do not so qualify ("Non-Qualified Options"). The Incentive Options shall be granted only to employees or employee-directors of the Company. Such Incentive Options shall be exercisable for shares of Common Stock at an exercise price no less than the fair market value of the shares of Common Stock on the date of grant and are not exercisable after the tenth anniversary of the date of grant. Notwithstanding the foregoing, pursuant to
Section 422 of the Code, optionees who beneficially own in excess of 10% of the Company's voting stock are not entitled to receive Incentive Options unless the exercise price of such options is no less than 110% of the fair market value of the Common Stock on the date of grant and such options are not exercisable more than five years from the date of grant. Additionally, to the extent that the aggregate fair market value of the Common Stock with respect to which the Incentive Options are exercisable for the first time during any calendar year exceeds $100,000, the options attributable to the excess over $100,000 shall be treated as Nonqualified Options under the Code. Non-Qualified Options shall be exercisable for shares of Common Stock at an exercise price of no less than 85% of the fair market value of the Common Stock on the date of grant and are not exercisable after the tenth anniversary of the date of grant.

     The Grant Plan provides that it will be administered by the Compensation Committee. The Compensation Committee determines which officers, directors, employees, consultants and key persons shall receive shares or options, whether the individual shall receive shares or options and if options, the terms and conditions of the options, including the exercise price of each option, the term of each option, the number of shares of Common Stock to be covered by each option and any performance objectives or vesting standards applicable to each option. Subject to the requirements of the Code, the Compensation Committee will also designate whether the options granted shall be Incentive Options or Non-Qualified Options. Pursuant to an agreement between the Company and the Underwriter, no grants of options or shares which are not covered under the Grant Plan can be made for 24 months after the Effective Date, without the approval of the Underwriter. The Company intends to register all or a portion of the shares under the Grant Plan with the Securities and Exchange Commission within three months after the Offering. See "Underwriting."

401(K) PLAN

     The Company sponsors, through EHC and an affiliated company, AFC, a 401(k) Plan (the "Plan") available for all non-union employees and union supervisors who have attained the age of 21 and have completed three months of service with the Company. The Plan was adopted effective August 1, 1993 and was amended effective August 1, 1997. Under the Plan's qualified cash or deferred arrangement, a participant may, under an arrangement with the Company, elect to contribute 1% to 15% of his or her annual compensation to the Plan on behalf of the participant, in lieu of the participant's current receipt of such compensation. In addition to the employee's contribution, the Company may, but need not, make discretionary contributions to the Plan in such amounts as it determines. As of the date of this Prospectus, the Company has not contributed to the Plan. A participant's contributions made under the qualified cash or deferred arrangement are 100% vested at all times. Discretionary contributions become vested thereafter at the rate of 20% for each additional full year of service, until 100% vested. Benefits are payable upon a participant's termination of employment for any reason, in the form of one lump sum payment or in installments extending over a fixed period of years, depending upon the employee's election.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth information as of the Effective Date and as adjusted to reflect the sale of 1,250,000 shares of Common Stock by the Company, with respect to the beneficial ownership of shares of Common Stock by (i) each person or a group of persons known by the Company to be the owner of more than 5% of the outstanding shares of Common Stock, (ii) each director, (iii) each executive officer named in the Summary Compensation Table under the caption "Management," and (iv) all officers and directors as a group.

                                                                                             PERCENTAGE OF OUTSTANDING
                                                                             AMOUNT AND            SHARES OWNED
                                                                              NATURE OF      -------------------------
                                                                             BENEFICIAL      PRIOR TO       AFTER
NAME AND ADDRESS OF BENEFICIAL OWNER(1)                                      OWNERSHIP(2)    OFFERING      OFFERING(3)
--------------------------------------------------------------------------   ------------    --------      -----------
David L. Kassel...........................................................       900,000       46.3%          28.2%
Andrew Franzone...........................................................       500,000       25.7%          15.6%
Harry Goodman.............................................................       500,000       25.7%          15.6%
All Directors and Officers as a Group.....................................     1,900,000       97.7%          59.5%

------------------

(1) Unless otherwise indicated, the address of each individual is c/o the Company, 320 Broad Hollow Road, Farmingdale, New York 11735.

(2) For purposes of the above table, a person or group of persons is deemed to have "beneficial ownership" of any shares that such person or group has the right to acquire within 60 days after such date; and for purposes of computing the percentage of outstanding shares held by each person or group on a given date, such shares are deemed to be outstanding, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

    Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act and is generally determined by voting power or investment power with respect to securities. Except as indicated by footnote, and subject to community property laws where applicable, the Company believes that the persons named in the table above have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

(3) Does not include (i) 1,250,000 shares of Common Stock reserved for issuance upon exercise of the Warrants; (ii) 187,500 shares of Common Stock reserved for issuance upon exercise of the Underwriter's over-allotment option;
    (iii) 187,500 shares of Common Stock issuable upon exercise of the Warrants underlying the Underwriter's over-allotment option; (iv) 125,000 shares of Common Stock reserved for issuance upon exercise of the Underwriter's Warrants; (v) 125,000 shares of Common Stock issuable upon exercise of the Warrants underlying the Underwriter's Warrants and (vi) 300,000 shares of Common Stock or options which may be granted pursuant to the Company's Stock Option and Grant Plan.

                              CERTAIN TRANSACTIONS

REORGANIZATION

     The Company was founded in 1970 as EHC, a New York corporation, and was reorganized as a Delaware holding company with two wholly-owned subsidiaries, EHC and CDP, as of December 24, 1998. The Company changed its name from International Plastic Technologies, Inc. to International Smart Sourcing, Inc. on December 7, 1998. As part of the Reorganization, the Company acquired, solely in exchange for 1,945,000 shares of Common Stock of the Company, all of the outstanding capital stock of EHC (three shares) and CDP (500 shares). The value and number of the Company's Common Stock issued to former holders of the outstanding capital stock of CDP and EHC was determined by negotiations between the Company and Andrew Franzone, David L. Kassel, Harry Goodman, Robert Gillings and David Cowan. Mr. Gillings subsequently transferred his shares of CDP to David L. Kassel in an arms'-length transaction effected on May 29, 1998 in return for a nonrecourse promissory note (the "Note") from Mr. Kassel in favor of Mr. Gillings in the principal amount of $450,000 bearing interest at the rate of 6% per annum, payable in full on August 1, 2000 (the "Maturity Date") or earlier as provided in the Note. None of the principal amount of the Note has been paid to date and no principal or interest payments are due before the Maturity Date. Mr. Gillings will not have any voting rights with respect to the transferred shares prior to the Maturity Date. However, in the event that Mr. Kassel defaults on the Note by failing to fully pay the principal and interest due within 30 days after the Maturity Date, Mr. Gillings retains the right to demand return of the shares and either hold such shares, in which case he will retain all voting rights thereto, or to sell such shares in a public or private sale in accordance with all applicable rules and regulations under the Securities Act.

     The Reorganization exchange is an arm's-length transaction acceptable to each of the parties based upon the above-referenced negotiations. The amount of shares issued is based on a ratio of shares held in CDP and EHC to a percentage of shares of the Company.

LEASES

     EHC leases its facility in Farmingdale, New York from K&G Realty Associates ("K&G"), a partnership owned by David L. Kassel and Harry Goodman, both officers and directors of the Company. The lease agreement has been extended until December 31, 2005. The annual rent is currently $138,000, with increases equal to the greater of the increase in the Consumer Price Index or 5%. Pursuant to a rider of the lease agreement dated as of March 1, 1998, EHC shall pay as additional rent, any and all real property taxes for the demised premises in excess of $26,000 per annum. In 1998, the real estate taxes were approximately $32,000. The mortgage agreement between Long Island Commercial Bank and K&G dated November 28, 1995 is a 15 year self-liquidating adjustable mortgage currently bearing 9 1/2% interest in the original principal amount of $610,000. The mortgage is guaranteed by EHC. By agreement dated November 28, 1995, K&G has assigned all rents due from EHC to the Long Island Commercial Bank. The Company believes that the terms and consideration of this lease are no less favorable to the Company than a lease from a third party. See "Certain Transactions."

CREDIT FACILITIES

     On July 29, 1996, EHC entered into a term loan agreement (the "Term Loan") with Republic National Bank of New York for the principal amount of $500,000, of which $275,000 remains outstanding as of December 26, 1998. The Term Loan bears interest at 1% above the annual interest rate established by Republic National Bank as its reference rate for domestic commercial loans and is payable in 11 quarterly installments, commencing on October 31, 1996 with a final payment of the remaining balance due and payable on July 31, 1999. EHC may prepay the loan without penalty. The Term Loan is guaranteed by David L. Kassel, Harry Goodman, Andrew Franzone and AFC, an affiliate of the Company. The guarantee provisions which are part of the Term Loan provide that upon any default under the Term Loan, the bank may immediately cause the related note to be due and payable by the guarantors. See "Certain Transactions."

     On July 29, 1996, EHC entered into a demand loan agreement (the "Demand Loan") with Republic National Bank for the principal amount of $1,000,000, of which $973,000 remains outstanding as of December 26, 1998. The Demand Loan bears interest at 1/2% above the interest rate established by Republic National Bank.

     EHC entered into a loan agreement (the "Loan" and together with the Term Loan and Demand Loan, the "Indebtedness") with Long Island Development Corporation ("LIDC") for the principal amount of $250,000 on February 21, 1997, of which $216,200 remains outstanding as of December 26, 1998, and granted LIDC a security interest in all of its personal property. The Loan is payable in 120 monthly installments with interest at 7% per annum, commencing on March 1, 1997 and continuing until February 1, 2007. The loan is guaranteed by AFC, Andrew Franzone, David L. Kassel and Harry Goodman. The guarantors jointly and severally represent and agree to identical provisions of the Loan as EHC, including guarantee provisions which provide that in the event of default of the Loan, the bank may declare the related promissory note due and payable. Additionally, AFC guaranteed a security agreement between EHC and LIDC relating to the Loan. Under the security agreement, both EHC and AFC grant and convey a security interest in all of their property, goods and chattels and promise to retain possession of their collateral, keep collateral in its location, in good repair and fully insured and defend title of the collateral. Upon any default of the Loan, the obligations of the security agreement become immediately due and payable by sale of the collateral of EHC and AFC.

     The Company has received a letter agreement from Republic National Bank of New York stating that it will release the personal guarantees of Messrs. Franzone, Kassel and Goodman under the Term Loan upon the successful completion of the Offering. LIDC has stated that it will not release the personal guarantees of Messrs. Franzone, Kassel and Goodman under the Loan.

OFFICER LOANS

     Messrs. Kassel and Goodman have advanced funds to the Company for working capital. The loans advanced by Mr. Kassel are represented by the following six notes: (i) a promissory note, dated September 13, 1994, from EHC in favor of David Kassel Defined Benefit for the principal amount of $125,000, bearing interest at a rate of 10% per annum, payable in monthly installments of approximately $2,656 per month, and maturing on September 13, 1999, (ii) a promissory note, dated August 1, 1996, from EHC in favor of Kassel MGT Defined Benefit for the principal amount of $219,483, bearing interest at a rate of 10% per annum, payable in 60 monthly installments of approximately $4,663 per month,
(iii) a promissory note, dated December 31, 1997, from EHC in favor of Mr. Kassel for the principal amount of $150,000, bearing interest at a rate of 6% per annum and maturing on January 1, 1999 (the "$150,000 Note"), (iv) a promissory note, dated January 1, 1998, from CDP in favor of Mr. Kassel for the principal amount of $107,500, bearing interest at a rate of 10% per annum and maturing on January 1, 1999 (the "$107,500 Note"), (v) a promissory note, dated May 29, 1998, from CDP in favor of Mr. Kassel for the principal amount of $25,000, bearing interest at a rate of 10% per annum and maturing 30 days after the Effective Date (the "$25,000 Note") and (vi) a demand negotiable promissory note, dated October 27, 1998, from EHC in favor of Mr. Kassel for the principal amount of $25,000 bearing interest at 10% per annum, payable in monthly installments of $208.34 and maturing upon demand. The Company will pay the principal amount and accrued interest of the $150,000 Note, $107,500 Note and $25,000 Note with the proceeds of this Offering. The Company has guaranteed the repayment of the $107,500 Note and the $25,000 Note. The Company has entered into agreements with Mr. Kassel, dated December 8, 1998, whereby the Company shall be required to pay the principal amount and accrued interest of the $150,000 Note and the $107,500 Note within 30 days after the Effective Date. See "Risk Factors--Offering Proceeds to Benefit Officers, Directors and Principal Stockholders," "Use of Proceeds" and "Certain Transactions."

     The loans advanced by Mr. Goodman are represented by the following four notes: (i) a demand negotiable promissory note, dated September 1, 1994, from EHC in favor of Mr. Goodman for the principal amount of $125,000, bearing interest at a rate of 10% per annum and payable over five years, (ii) a demand negotiable promissory note, dated August 1, 1996, from EHC in favor of Mr. Goodman, for the principal amount of $175,000 bearing interest at a rate of 10% per annum and payable over five years, (iii) a demand negotiable promissory note, dated October 22, 1998, from EHC in favor of Mr. Goodman for the principal amount of $25,000, bearing interest at a rate of 10% per annum, payable in interest-only installments of $208.34 per month and maturing upon demand and
(iv) a demand negotiable promissory note, dated December 7, 1998, from EHC in favor of Mr. Goodman for the principal amount of $50,000, bearing interest at a rate of 10% per annum, payable in interest-only installments of $416.67 per month and maturing upon demand. See "Certain Transactions."

AFFILIATED TRANSACTIONS

     EHC is a guarantor of two loan agreements between AFC, an affiliate of the Company, and Republic National Bank for the aggregate principal amount of $1,000,000, of which $857,500 has been borrowed and remains outstanding as of December 26, 1998. Each of the directors of EHC are also stockholders, directors and officers of AFC, a New York corporation incorporated in 1985. The Vice President and General Manager of AFC, Andrew Franzone, Jr., is the son of the President and Chief Executive Officer of the Company. Additionally, EHC and AFC have entered into an engineering consulting and services agreement on a fee-for-services basis. Under such agreement, (a) EHC will have the exclusive right to manufacture or contract for the manufacturing of certain AFC products on a time and materials basis, and (b) EHC will not develop products in the following lines other than for AFC: (i) point of sale display items; (ii) cabinet and furniture plastic hardware; and (iii) endcaps on cylinders or mailing tubes. The Company believes the terms and consideration of this agreement are no less favorable to the Company than agreements with similar unrelated third party companies.

     The Company recorded sales to AFC in the approximate amount of $1,100,000 for the year ended December 26, 1998. The Company's gross profit on such sales was $334,000. The Company realized a gross profit margin of 32% on such sales, compared with an overall gross profit margin of 29% for the same period. There is an account receivable from AFC in the amount of approximately $635,000 as of December 26, 1998.

     EHC recorded sales to AFC in the approximate amounts of $176,000 for the year ended December 26, 1998 and $371,000 for the year ended December 27, 1997. The Company's gross profit on such sales was $29,000 for the year ended
December 26, 1998 and $30,000 for the year ended December 27, 1997. EHC realized an overall gross profit margin of 29% for the year ended December 26, 1998 and 37% for the year ended December 27, 1997, compared with a gross profit margin for AFC products of 24% for the year ended December 26, 1998 and 16% for the year ended December 27, 1997. The products sold to AFC during these periods consisted of custom molded products, which do not require any secondary operations such as machining, painting, printing and finishing. As a result, manufacturing operations for such products are reduced or eliminated and the Company earns a lower gross profit margin.

     Ms. Bao-Wen Chen, a director of the Company, also provides consulting services to the Company on behalf of her company, B.C. China Business Consulting, Inc. ("BCI"), in connection with the Company's manufacturing in China. The agreement between the Company and BCI provides that BCI will provide such consulting services until March 1, 2008 at an hourly rate as mutually determined and agreed upon by the Company and the Consultant from time to time and an amount equivalent to 1.5% of the net cost of products manufactured in China up to $5,000,000 per year and 1% of net costs exceeding $5,000,000. In consideration for her services to the Company, Ms. Chen shall receive on the Effective Date an aggregate amount of (i) 25,000 shares of unregistered Common Stock granted pursuant to the Grant Plan and (ii) 25,000 options granted pursuant to the Grant Plan, exercisable at $4.50 per share, and fully vesting on the second anniversary of the Effective Date and terminating on the tenth anniversary of the Effective Date. The Company intends to register all or a portion of the shares under its Stock Option and Grant Plan with the Securities and Exchange Commission within three months after the Offering. The Company believes that consulting fees paid to Ms. Chen and grants of Common Stock and options are no less favorable to the Company than consideration it would pay to other third party consultants, as the Consultant's consideration was determined through arms' length transactions between the Consultant and the Company at a time when the Consultant was not affiliated in any way with the Company. See "Management--Stock Option and Grant Plan."

     Carl Seldin Koerner, a director of the Company, is a managing partner of the law firm of Koerner Silberberg & Weiner, LLP. Mr. Koerner has been general counsel to the Company since 1976 and is acting as counsel to the Company in connection with this Offering. The Company believes that the fees paid to Koerner Silberberg & Weiner, LLP are comparable to those fees that would have been paid to an unrelated third party law firm. Mr. Koerner is entitled to receive a fee of $300 per month and reimbursement of reasonable expenses in attending meetings in connection with his serving as a member of the Board of Directors. See "Legal Matters."

     In order to obtain the benefit of better purchasing opportunities, some goods or services, including insurance, are purchased jointly by one or more of EHC, AFC, K&G and Memory Protection Devices, Inc. and the cost of such goods or services are shared by the parties.

     All future transactions and loans between the Company and its officers, directors, affiliates and five percent shareholders will be made or entered into on terms no less favorable than could be obtained from unaffiliated third parties and such transactions and loans, including the forgiveness of any loans, must be approved by a majority of disinterested, independent members of the board of directors of the Company.

STOCKHOLDERS' AGREEMENT

     The Company intends to enter into the Stockholders' Agreement with David Kassel, Harry Goodman and Andrew Franzone (collectively, the "Stockholders") the day immediately preceding the Effective Date. Pursuant to the Stockholders' Agreement, each Stockholder covenants that he will not, directly or indirectly, sell, transfer, assign, pledge, option, mortgage, hypothecate or otherwise dispose of or encumber his respective shares of the Company's Common Stock other than (i) to a permitted transferee, including the Stockholder's estate, immediate family or trust established for the benefit thereof, and such transferee agrees to be bound by the Stockholders' Agreement, (ii) pursuant to an effective registration statement under the Securities Act or (iii) pursuant to an exemption from registration afforded by the Securities Act. Upon the death of any Stockholder, the estate of such deceased Stockholder has the right
(i) to cause the Company to redeem 250,000 shares of Common Stock of the deceased Stockholder for an aggregate of $500,000 only to the extent that the Company receives proceeds from life insurance policies on the life of such Stockholder and (ii) to sell a number of shares of Common Stock of the deceased Stockholder in accordance with Rule 144 promulgated under the Securities Act; provided, however, that in no event shall the estate of a deceased Stockholder be permitted to sell more than 25,000 shares of Common Stock of the Stockholder within any three-month period. Also, the Stockholders have been granted certain "piggyback" and demand registration rights with respect to their shares of Common Stock. Notwithstanding, the Stockholders have entered into a letter agreement with the Company and Underwriter thereby waiving their registration rights for a two-year period, commencing upon the completion of this Offering. See "Risk Factors--Dependence on Key Personnel; --Offering Proceeds to Benefit Officers, Directors and Principal Stockholders; --Shares Eligible for Future Sale; Registration Rights" and "Description of Securities--Registration Rights."

KEY MAN LIFE INSURANCE

     EHC is the beneficiary of a key man life insurance policy on behalf of Andrew Franzone, the Chief Executive Officer of the Company. In the event of Mr. Franzone's death or disability the Company will receive $500,000. See "Risk Factors--Dependence on Key Personnel;" and "--Offering Proceeds to Benefit Officers, Directors and Principal Stockholders."

                           DESCRIPTION OF SECURITIES

     The authorized capital stock of the Company upon completion of the Offering will consist of 10,000,000 shares of Common Stock, of which 3,195,000 shares will be issued and outstanding, and 1,000,000 shares of undesignated Preferred Stock issuable in series by the Board of Directors, of which no shares will be issued and outstanding. The following summary description of the capital stock of the Company is qualified in its entirety by reference to the Company's Certificate of Incorporation (the "Certificate") and By-laws (the "By-laws"), copies of which are filed as exhibits to the Registration Statement of which this Prospectus is a part. The Certificate and By-laws have been duly adopted by the stockholders and the Board of Directors of the Company.

COMMON STOCK

     The holders of Common Stock are entitled to one vote per share on all matters to be voted on by stockholders. The holders of Common Stock are not entitled to cumulative voting rights. Therefore, the holders of a majority of the shares voted in the election of directors can elect all of the directors then standing for election, subject to the rights of the holders of Preferred Stock, if and when issued. The holders of Common Stock have no preemptive or other subscription rights.

     The holders of Common Stock are entitled to receive such dividends, if any, as may be declared from time to time by the Board of Directors from funds legally available therefor, with each share of Common Stock sharing equally in such dividends. The possible issuance of Preferred Stock with a preference over Common Stock as to dividends could impact the dividend rights of holders of Common Stock.

     There are no redemption provisions with respect to the Common Stock. All outstanding shares of Common Stock, including the shares offered hereby, are, or will be upon completion of the Offering, fully paid and non-assessable.

     The By-laws provide that the number of directors shall be fixed by the Board of Directors. Any director of the Company may be removed from office with or without cause by the holders of a majority of the outstanding shares of the Company entitled to vote at an election of directors.

UNDESIGNATED PREFERRED STOCK

     The Board of Directors of the Company is authorized, without further action of the stockholders of the Company, to issue up to 1,000,000 shares of Preferred Stock in one or more classes or series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, and the number of shares constituting any series or the designation of such series. However, pursuant to the Certificate, the holders of Preferred Stock would not have cumulative voting rights with respect to the election of directors. Any such Preferred Stock issued by the Company may rank prior to the Common Stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of Common Stock.

     The purpose of authorizing the Board of Directors to issue Preferred Stock is, in part, to eliminate delays associated with a stockholder vote on specific issuances. The issuance of Preferred Stock could adversely affect the voting power of the holders of Common Stock and could have the effect of delaying, deferring, or preventing a change in control of the Company.

WARRANTS

     The following is a brief summary of certain provisions of the Warrants, but such summary does not purport to be complete and is qualified in all respects by reference to the actual text of the warrant agreement (the "Warrant Agreement") among the Company, the Underwriter, and Continental Stock Transfer and Trust Company (the "Warrant Agent"). A copy of the Warrant Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. As of the date hereof, there are no Warrants outstanding. See "Additional Information."

     Exercise Price and Terms. Each Warrant entitles the registered holder thereof to purchase, at any time over a five year period, commencing one year after the Effective Date, one share of Common Stock at $5.00 per share, subject to adjustment in accordance with the anti-dilution provisions and other provisions referred to below. The holder of any Warrant may exercise such Warrant by surrendering the certificate representing the Warrant to the Warrant Agent, with the subscription form thereon properly completed and executed, together with payment of the exercise price. The Warrants may be exercised at any time in whole or in part at the applicable exercise price until expiration of the Warrants. No fractional shares will be issued upon the exercise of the Warrants.

     The exercise price of the Warrants bears no relationship to any objective criteria of value and should in no event be regarded as an indication of any future market price of the securities offered hereby.

     Adjustments. The holders of the Warrants are protected against dilution of their interests by adjustments, as set forth in the Warrant Agreement, of the exercise price and the number of shares of Common Stock purchasable upon the exercise of the Warrants upon the occurrence of certain events, including stock dividends, stock splits, combinations or reclassification of the Common Stock, or sale by the Company of shares of its Common Stock or other securities convertible into Common Stock at a price below the then-applicable exercise price of the Warrants. Additionally, an adjustment would be made in the case of a reclassification or exchange of Common Stock, consolidation or merger of the Company with or into another corporation (other than a consolidation or merger in which the Company is the surviving corporation) or sale of all or substantially all of the assets of the Company in order to enable warrantholders to acquire the kind and number of shares of stock or other securities or property receivable in such event by a holder of the number of shares of Common Stock that might otherwise have been purchased upon the exercise of the Warrant.

     Redemption Provisions. Commencing one year after the date of this Prospectus, all, but not less than all, of the Warrants are subject to redemption at $0.10 per Warrant on not less than 30 days' prior written notice to the holders of the Warrants provided the per share closing price or bid quotation of the Common Stock as reported on Nasdaq SmallCap or BSE, if traded thereon, or if not traded thereon, the average closing sale price if listed on a national or regional securities exchange equals or exceeds 150% of the then current exercise price (subject to adjustment) for any 20 trading days within a period of 30 consecutive trading days ending on the 15th day prior to the date on which the Company gives notice of redemption. The Warrants will be exercisable until the close of business on the day immediately preceding the date fixed for redemption in such notice. If any Warrant called for redemption is not exercised by such time, it will cease to be exercisable and the holder will be entitled only to the redemption price.

     Transfer, Exchange and Exercise. The Warrants are in registered form and may be presented to the Warrant Agent for transfer, exchange or exercise at any time commencing one year after the Effective Date and prior to their expiration date five years from the date of this Prospectus, at which time the Warrants become wholly void and of no value. If a market for the Warrants develops, the holder may sell the Warrants instead of exercising them. There can be no assurance, however, that a market for the Warrants will develop or continue.

     The Warrants are not exercisable unless, at the time of the exercise, the Company has an effective Registration Statement including the shares of Common Stock issuable upon exercise of the Warrants, and such shares have been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the exercising holder of the Warrants. Although the Company will use its best efforts to have all the shares of Common Stock issuable upon exercise of the Warrants registered or qualified on or before the exercise date and to maintain a current prospectus relating thereto until the expiration of the Warrants, there can be no assurance that it will be able to do so.

     The Warrants are separately transferable immediately upon issuance. Although the Warrants will not knowingly be sold to purchasers in jurisdictions in which the Warrants are not registered or otherwise qualified for sale or exemption, purchasers may buy Warrants in the after-market in, or may move to, jurisdictions in which Warrants and the Common Stock underlying the Warrants are not so registered or qualified or exempt. In this event, the Company would be unable lawfully to issue Common Stock to those persons desiring to exercise their Warrants (and the Warrants would not be exercisable by those persons) unless and until the Warrants and the underlying Common Stock are registered, or qualified for sale in jurisdictions in which such purchasers reside, or any exemption from registration or qualification exists in such jurisdiction.

     Warrantholder Not a Stockholder. The Warrants do not confer upon holders any voting, dividend or other rights as stockholders of the Company.

     Modification of Warrants. The Company and the Warrant Agent may make such modifications to the Warrants as they deem necessary and desirable that do not adversely affect the interests of the warrantholders. No modifications may be made to the Warrants without the consent of two-thirds of the warrantholders.

UNDERWRITER'S WARRANTS

     In connection with the Offering, the Company has agreed to issue to the Underwriter the Underwriter's Warrants, which consist of up to 125,000 shares of Common Stock and 125,000 Warrants, initially exercisable at 160% of the Offering price as of the Effective Date. The Underwriter's Warrants will be exercisable for a period of four years commencing one year after the closing of the Offering. The Underwriter is entitled to certain registration rights under the Securities Act relating to the shares of Common Stock received upon the exercise of the Underwriter's Warrants. The Underwriter's Warrants may not be sold, transferred, assigned, pledged or hypothecated during the first year after issuance, except to the Underwriter and persons who are officers and partners thereof. The exercise price and the number of shares of Common Stock that may be purchased are subject to adjustment pursuant to anti-dilution provisions of the Underwriter's Warrants. See "Underwriting."

REGISTRATION RIGHTS

     Pursuant to the Stockholders' Agreement between the Company and Messrs. Kassel, Goodman and Franzone (the "Selling Stockholders"), holders of an aggregate of 1,900,000 shares of Common Stock (the "Registrable Shares"), the Selling Stockholders have certain "piggyback" and demand registration rights. If the Company at any time proposes to register any shares of Common Stock under the Securities Act by registration on Form S-1, SB-2 or any successor or similar form(s), whether or not for sale for its own account (other than registration of securities in connection with an employee benefit plan, Company stock option or dividend reinvestment plan or in connection with the acquisition of assets or shares of or merger or consolidation with another corporation), and the registration form to be used may also be used for the registration of the Registrable Shares, the Company shall notify the Selling Stockholders and permit such stockholders to include their Registrable Shares in such registration statement. If the registration statement is an underwritten offering, only the Registrable Shares which are to be distributed by the underwriters may be included in the registration statement, subject to the managing underwriter's consent. If the underwriter advises the Company that such inclusion would be disadvantageous to its underwriting effort, the Company will include in such registration statement (i) first, the shares of Common Stock of any other holders of shares of Common Stock or options, warrants or other securities convertible into Common Stock who are entitled to "piggyback" registration rights prior to those which the Selling Stockholders propose to register, allocated among the Company and such stockholders in accordance with any agreement among the Company and such stockholders; and (ii) second, the Registrable Shares which the Selling Stockholders propose to register and shares of Common Stock or options, warrants or other securities convertible into Common Stock of any other holders who are entitled to "piggyback" registration rights in proportion to the number of shares of Common Stock which the Selling Stockholders propose to register.

     The Selling Stockholders also have demand registration rights pursuant to the Stockholders' Agreement. Pursuant to such agreement, at any time subsequent to this Offering and any time which the Company is not restricted from effecting a second registration pursuant to any applicable law, any one of the Selling Stockholders holding an aggregate of 7% of the outstanding shares of Common Stock may request that the Company effect a registration statement including such stockholder's Registrable Shares. Upon request, the Company must notify the other Selling Stockholders of the exercising stockholder's request, and use its best efforts to effect the registration of: (i) the Registrable Shares which the Company has been so requested to register by the Selling Stockholder and (ii) all other Registrable Shares owned by Selling Stockholders, the others of which shall have made a written request to the Company for registration thereof. Each of the Selling Stockholders has waived his "piggyback" and demand registration rights for a two-year period, commencing upon the completion of this Offering, and has entered into an agreement with the Underwriter whereby he agrees not to effect any disposition of his Registrable Shares for a two-year period, commencing upon the completion of this Offering, without the prior written consent of the Underwriter. Notwithstanding, the exercise by one or more of these registration rights may involve a substantial expense to the Company and may adversely affect the terms upon which the Company may obtain additional financing. See "Management--Employment Agreements," "Description of Securities-- Registration Rights" and "Shares Eligible for Future Sale."

DELAWARE LAW WITH RESPECT TO BUSINESS COMBINATIONS

     As of the date of this Prospectus, the Company will be subject to the State of Delaware's "business combination" statute, Section 203 of the Delaware General Corporation Law. In general, such statute prohibits a publicly-held Delaware corporation from engaging in a "business combination" with a person who is an "interested stockholder" for a period of three years after the date of the transaction in which that person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder. An "interested stockholder" is a person who, together with affiliates, owns (or, within three years prior to the proposed business combination, did own) 15% or more of the Delaware corporation's voting stock. The statute could prohibit or delay mergers or other takeovers or change in control attempts with respect to the Company and, accordingly, may discourage attempts to acquire the Company.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

     As permitted by the Delaware General Corporation Law, the Company has included in its Certificate a provision to eliminate the personal liability of its directors for monetary damages for breach or alleged breach of their fiduciary duties as directors, except for liability for breaches of duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, violations under Section 174 of the Delaware General Corporation Law or for any transaction from which a director derives an improper personal benefit. This provision does not alter a director's liability under the federal securities laws and does not affect the availability of equitable remedies, such as an injunction or recission, for breach of fiduciary duty. In addition, the By-laws of the Company provide that the Company is required to indemnify its officers and directors, employees and agents under certain circumstances, including those circumstances in which indemnification would otherwise be discretionary, and the Company is required to advance expenses to its officers and directors as incurred in connection with proceedings against them for which they may be indemnified. The By-laws provide that the Company, among other things, will indemnify such officers and directors, employees and agents against certain liabilities that may arise by reason of their status or service as directors, officers, or employees (other than liabilities arising from willful misconduct of a culpable nature), and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. At present, the Company is not aware of any pending or threatened litigation or proceeding involving a director, officer, employee or agent of the Company in which indemnification would be required or permitted. The Company believes that its charter provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company on the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the Securities, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Common Stock is Continental Stock Transfer and Trust Company.

REPORTS TO STOCKHOLDERS

     The Company intends to furnish its stockholders with annual reports containing audited financial statements and such other periodic reports as the Company may determine to be appropriate or as may be required by law.

     As of the Effective Date, the Company has registered its Common Stock and Warrants under the provisions of Section 12(g) of the Exchange Act, and the Company has agreed that it will use its best efforts to continue to maintain such registration for a minimum of five years from the Effective Date. Such registration will require the Company to comply with periodic reporting, proxy solicitation and certain other requirements of the Exchange Act.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon the consummation of the Offering, the Company will have 3,195,000 shares of Common Stock outstanding (3,382,500 shares if the Underwriter's over-allotment option is exercised in full and assuming no exercise of Warrants or the Underwriter's Warrants). Of these shares, the 1,250,000 shares sold in the Offering (1,437,500 shares if the Underwriter's over-allotment option is exercised in full) will be freely tradeable. The remaining 1,945,000 shares are deemed to be "restricted securities," as that term is defined under Rule 144, in that such shares were issued and sold by the Company in private transactions not involving a public offering and are not currently part of an effective registration. Except for the "lock-up" agreements described below, such shares are eligible for sale under Rule 144, or will become so eligible at various times. In addition, the Company has granted the Underwriter demand and piggyback registration rights with respect to the securities issuable upon exercise of the Underwriter's Warrants. No prediction can be made as to the effect, if any, that sales of shares of Common Stock or even the availability of such shares for sale will have on the market prices prevailing from time to time. If the holders of the shares, eligible for registration so choose, they could require the Company to register all of said shares at anytime. See "Underwriting."

     In general, under Rule 144 as currently in effect, subject to the satisfaction of certain other conditions, a person, including an affiliate of the Company (or other persons whose shares are aggregated), who has owned restricted shares of Common Stock beneficially for at least one year is entitled to sell, within any three month period, a number of shares that does not exceed the greater of 1% of the total number of outstanding shares of the same class or, if the Common Stock is quoted on Nasdaq, the average weekly trading volume during the four calendar weeks preceding the sale. A person who has not been an affiliate of the Company for at least the three months immediately preceding the sale and who has beneficially owned shares of Common Stock for at least two years is entitled to sell such shares under Rule 144 without regard to any of the limitations described above.

     Except upon the consent of the Underwriter, all executive officers, all directors and holders of substantially all of the outstanding stock of the Company have agreed not to, directly or indirectly, issue, offer, agree or offer to sell, sell, transfer, assign, encumber, grant an option for the purchase or sale of, pledge, hypothecate or otherwise dispose of any beneficial interest in such securities for a period of 24 months following the Effective Date. Notwithstanding, pursuant to the Stockholders' Agreement, if either of Messrs. Franzone, Kassel or Goodman dies during the lock-up period, each estate of the deceased may, to the extent that the Company receives proceeds from insurance on the life of the deceased, cause the Company to redeem up to 250,000 shares for $500,000 and may sell the remaining shares pursuant to Rule 144, provided that the estate does not sell more than 25,000 shares within any three-month period. For a period of two years from the date of this Prospectus, the Company has also agreed not to file any registration statement relating to the offering or sale of the Company's securities (not including a registration statement on Form S-8 on behalf of employees and the Consultant) without the consent of the Underwriter. See "Risk Factors--Dependence on Key Personnel; --Offering Proceeds to Benefit Officers, Directors and Principal Stockholders" and "Certain Transactions."

     Pursuant to the Stockholders' Agreement, each of the Selling Stockholders, holders of an aggregate of 1,900,000 shares of Common Stock (the "Registrable Shares") at the date of this Prospectus, is entitled to certain demand and "piggyback" registration rights with respect to such Registrable Shares pursuant to the Stockholders' Agreement. Any Selling Stockholder holding an aggregate of 7% of the outstanding shares of Common Stock may request that the Company file a registration statement under the Securities Act, and subject to certain conditions, the Company generally will be required to use its best efforts to effect any such registration. In addition, if the Company proposes to register any of its securities, either for its own account or for the account of other stockholders, the Company is required, with certain exceptions, to notify the Selling Stockholders and, subject to certain limitations, to include in such registration statement all the Registrable Shares requested to be included by such Selling Stockholders. The Company is generally obligated to bear the expenses, other than underwriting discounts and sales commissions of these registrations. Each of the Selling Stockholders has waived his "piggyback" and demand registration rights for a two-year period, commencing upon the completion of this Offering, and has entered into an agreement with the Underwriter whereby he agrees not to effect any disposition of his shares of Common Stock for a two-year period, commencing upon the completion of this Offering, without the prior written consent of the Underwriter. Notwithstanding, the exercise by one or more of these registration rights may involve a substantial expense to the Company and may adversely affect the terms upon which the Company may obtain additional financing. See "Risk Factors--Shares Eligible for Future Sale; Registration Rights," "Management--Employment Agreements" and "Description of Securities."

     Prior to the Offering, there has been no market for the Securities and no prediction can be made as to the effect, if any, that market sales of shares of the Securities or the availability of such shares for sale will have on the market prices prevailing from time to time. Nevertheless, the possibility that substantial amounts of Common Stock may be sold in the public market may adversely affect prevailing market prices for the Common Stock and could impair the Company's ability to raise capital through the sale of its equity securities.

                                  UNDERWRITING

     The Underwriter has agreed, subject to the terms and conditions of the Underwriting Agreement (the "Underwriting Agreement") to purchase from the Company and the Company has agreed to sell to the Underwriter on a firm commitment basis, 1,250,000 shares of Common Stock and 1,250,000 Warrants.

     The Underwriter is committed to purchase all the shares of Common Stock and Warrants offered hereby, if any of such Securities are purchased. The Underwriting Agreement provides that the obligations of the Underwriter are subject to conditions precedent specified therein.

     The Company has been advised by the Underwriter that the Underwriter proposes initially to offer the Securities to the public at the initial public offering prices set forth on the cover page of this Prospectus and to certain dealers at such prices less concessions not in excess of $.27 per share of Common Stock and $.006 per Warrant. Such dealers may reallow a concession not in excess of $.135 per share of Common Stock and $.003 per Warrant to certain other dealers. After the commencement of the Offering, the public offering prices, concession and reallowance may be changed by the Underwriter.

     The Underwriter has informed the Company that it does not expect sales to discretionary accounts.

     The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act that arise out of or are in connection with the Registration Statement, Prospectus and related Exhibits filed with the Commission. The Company has also agreed to pay to the Underwriter a non-accountable expense allowance equal to 3% of the gross proceeds derived from the sale of the Securities underwritten hereby, provided that the underwriting is successfully completed.

     The Company has granted to the Underwriter an over-allotment option, exercisable during the 45-day period from the Effective Date, to purchase up to an additional 187,500 shares of Common Stock and/or 187,500 Warrants at the Offering price per share of Common Stock and Warrants, respectively, offered hereby, less underwriting discounts and the non-accountable expense allowance. Such option may be exercised only for the purpose of covering over-allotments, if any, incurred in the sale of the Securities offered hereby. To the extent such option is exercised in whole or in part, the Underwriter will have a firm commitment, subject to certain conditions, to purchase the number of the additional securities proportionate to its initial commitment.

     In connection with the Offering, the Company agreed to sell to the Underwriter, for nominal consideration, warrants to purchase from the Company up to 125,000 shares of Common Stock and 125,000 Warrants (the "Underwriter's Warrants"). The Underwriter's Warrants are initially exercisable at 160% of the Offering price as of the Effective Date, for a period of four years, commencing one year after the Effective Date. The Underwriter's Warrants are restricted from sale, transfer, assignment or hypothecation for a period of 12 months from the date hereof, except to officers of the Underwriter. The Underwriter's Warrants provide for adjustment in the number of shares of Common Stock and Warrants issuable upon the exercise thereof and in the exercise price of the Underwriter's Warrants as a result of certain events, including subdivisions and combinations of the Common Stock. The Underwriter's Warrants grant to the holders thereof certain rights of registration for the securities issuable upon exercise thereof.

     Except upon the consent of the Underwriter, all executive officers, all directors and holders of substantially all of the outstanding stock of the Company have agreed not to, directly or indirectly, issue, offer, agree or offer to sell, sell, transfer, assign, encumber, grant an option for the purchase or sale of, pledge, hypothecate or otherwise dispose of any beneficial interest in such securities for a period of 24 months following the Effective Date. Provided, however, that if either of Messrs. Franzone, Kassel or Goodman dies during the lock-up period, the estate of the deceased may, to the extent that the Company receives proceeds from insurance on the life of the deceased, cause the Company to redeem up to 250,000 shares for $500,000 and may sell the remaining shares pursuant to Rule 144, provided that the estate does not sell more than 25,000 shares within any three month period, even though at such time the Common Stock of the Company may have a fair market value at less than

$2.00 per share, resulting in dilution to stockholders and an expenditure of the Company's capital even if such expenditures would adversely affect the Company's liquidity and financial resources. If any such transaction is entered into or any such lock-ups are waived or shortened, to the extent that the Company is aware of any such transaction or early release and is required to disclose the same, such information will be disclosed in a timely manner. In addition, without the consent of the Underwriter and except pursuant to the exercise of the Warrants and the Underwriter's Warrants, the Company has agreed that it, its subsidiaries and affiliates shall not sell or offer for sale any of their equity securities commencing the Effective Date for a period of 24 months thereafter. The Company has further agreed for a period of 24 months following the Effective Date not to file a registration statement covering any of its securities without the prior written consent of the Underwriter, except a registration statement on Form S-8 relating to the Company's employees and Ms. Bao-Wen Chen, a consultant and independent director of the Company who is entitled to receive an aggregate of 25,000 registered shares of Common Stock pursuant to the Grant Plan, fully vesting on the second anniversary of the Effective Date.

     Upon the exercise of any Warrants more than one year after the date of this Prospectus, which exercise was solicited by the Underwriter, and to the extent not inconsistent with the guidelines of the NASD and the Rules and Regulations of the Commission, the Company has agreed to pay the Underwriter a commission which shall not exceed 5% of the aggregate exercise price of such Warrants in connection with bona fide services provided by the Underwriter relating to any warrant solicitation. In addition, the individual must designate the firm entitled to payment of such warrant solicitation fee. However, no compensation will be paid to the Underwriter in connection with the exercise of the Warrants if (a) the market price of the Common Stock is lower than the exercise price,
(b) the Warrants were held in a discretionary account or (c) the Warrants are exercised in an unsolicited transaction. Unless granted an exemption by the Commission from Rule 10b-6 under the Exchange Act, the Underwriter will be prohibited from engaging in any market-making activities with regard to the Company's securities for the period from five business days (or other such applicable periods as Rule 10b-6 may provide) prior to any solicitation of the exercise of the Warrants until the later of their termination of such solicitation activity or the termination (by waiver or otherwise) of any right the Underwriter may have to receive a fee. As a result, the Underwriter may be unable to continue to provide a market for the Company's securities during certain periods while the Warrants are exercisable. If the Underwriter has engaged in any of the activities prohibited by Rule 10b-6 during the periods described above, the Underwriter undertakes to waive unconditionally its right to receive a commission on the exercise of such Warrants.

     In connection with the Offering, the Underwriter and its affiliates may engage in transactions that stabilize, maintain or otherwise affect the market price of the Common Stock and Warrants. Such transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M, pursuant to which such persons may bid for or purchase Common Stock or Warrants for the purpose of stabilizing their respective market prices. The Underwriter also may create a short position for the account of such Underwriter by selling more shares of Common Stock or Warrants in connection with the Offering than it is committed to purchase from the Company, and in such case may purchase shares of Common Stock or Warrants in the open market following completion of the Offering to cover all or a portion of such short position. The Underwriter may also cover all or a portion of such short position by exercising the Underwriter's over-allotment option. In addition, the Underwriter may impose "penalty bids" under contractual arrangements whereby it may reclaim from a dealer participating in the Offering the selling concession with respect to shares of Common Stock and Warrants that are distributed in the Offering but subsequently purchased for the account of the Underwriter in the open market. Any of the transactions described in this paragraph may result in the maintenance of the price of the Common Stock and Warrants at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph is required, and if they are undertaken they may be discounted at any time.

     The Company has agreed that the Underwriter may nominate for election one person to the Company's Board of Directors (which person shall be reasonably acceptable to the Company) for a period of three years from the Effective Date. In the event the Underwriter elects not to exercise the right, then the Underwriter may designate one person to attend meetings of the Company's Board of Directors as a non-voting advisor (which person shall be reasonably acceptable to the Company). Such designee shall be entitled to attend all such meetings of the Company's Board of Directors and to receive all notices and other correspondence and communications sent by the Company to members of its Board of Directors. The Company has agreed to reimburse designees of the Underwriter for their out-of-pocket expenses incurred in connection with their attendance of meetings of the Company's Board of Directors.

     Prior to the Offering, there has been no public market for the Common Stock or the Warrants. Consequently, the Offering prices of the Securities has been determined by negotiation between the Company and the Underwriter and does not necessarily bear any relationship to the Company's asset value, net worth or other established criteria of value. The factors considered in such negotiations, in addition to prevailing market conditions, included the history of and prospects for the industry in which the Company competes, an assessment of the Company's management, the prospects of the Company, its capital structure, the market for initial public offerings and certain other factors as were deemed relevant.

     The Company has agreed to retain the Underwriter as a financial consultant to the Company for a period of 24 months after the Offering for an aggregate fee of $120,000 payable in full upon consummation of the Offering. As the Company's financial consultant, the Underwriter will provide investment banking services to the Company as well as seek out strategic transactions on behalf of the Company and furnish advice to the Company in connection with any such transactions.

     The foregoing is a summary of the principal terms of the agreements described above and does not purport to be complete. Reference is made to a copy of each such agreement which are filed as exhibits to the Registration Statement. See "Additional Information."

                                 LEGAL MATTERS

     The legality of the Securities offered hereby will be passed upon for the Company by Koerner Silberberg & Weiner, LLP, New York, New York. Morrison Cohen Singer & Weinstein, LLP, New York, New York, has acted as counsel for the Underwriter in connection with the Offering. Carl Seldin Koerner, Esq., a managing partner of the law firm of Koerner Silberberg & Weiner, LLP, is one of the directors of the Company. See "Management" and "Certain Transactions."

                                    EXPERTS

     The consolidated financial statements of the Company and its subsidiary, EHC, and the financial statements of CDP appearing in this Prospectus and elsewhere in the Registration Statement, have been audited by Feldman Sherb Ehrlich & Co., P.C. independent auditors, as set forth in their report and appearing elsewhere herein, and are included in reliance upon the authority of such firm as experts in accounting and auditing in giving said reports.

                             ADDITIONAL INFORMATION

     The Company has filed with the Commission a Registration Statement on Form SB-2 (the "Registration Statement") under the Securities Act and the rules and regulations promulgated thereunder, with respect to the Common Stock and Warrants offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information regarding the Company and the Common Stock offered hereby, reference is made to the Registration Statement and the exhibits and schedules filed as part of the Registration Statement. Statements contained in the Prospectus concerning the provisions or contents of any contract, agreement or other document referred to herein are not necessarily complete with respect to each such contract, agreement or document filed as an exhibit to the Registration Statement. Reference is made to such exhibits for a more complete description of the matters involved, and each statement shall be deemed qualified in its entirety by such reference.

     The Registration Statement, including the exhibits and schedules thereto, may be inspected and copied at the public reference facilities maintained at the Commission at Room 1204, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048 and at Citicorp Center,
500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The Company is required to file electronic versions of these documents with the Commission through the Commission's Electronic Data Gathering, Analysis and Retrieval (EDGAR) System. The electronically filed documents, including reports, proxy statements and other information, are maintained by the Commission and may be found at the World Wide Web site http://www.sec.gov.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                          PAGE
                                                                                                       -----------
INTERNATIONAL SMART SOURCING, INC.
Independent Accountants' Report.....................................................................           F-2
Consolidated Balance Sheet..........................................................................           F-3
Consolidated Statements of Operations...............................................................           F-4
Consolidated Statement of Changes in Stockholders' Equity...........................................           F-5
Consolidated Statements of Cash Flows...............................................................           F-6
Notes to Consolidated Financial Statements..........................................................   F-7 to F-12

COMPACT DISC PACKAGING CORP. (A DEVELOPMENT STAGE ENTERPRISE)
Independent Accountants' Report.....................................................................          F-13
Statements of Operations............................................................................          F-14
Statements of Stockholders Equity...................................................................          F-15
Statements of Cash Flows............................................................................          F-16
Notes to Financial Statements.......................................................................          F-17

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
Summary of Transaction..............................................................................          F-18
Unaudited Pro Forma Consolidated Statement of Operations............................................          F-19
Notes to Unaudited Consolidated Statement of Operations.............................................          F-20

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors of
International Smart Sourcing, Inc.
Farmingdale, New York

We have audited the accompanying consolidated balance sheet of International Smart Sourcing, Inc. and subsidiaries, as of December 26, 1998 and the related consolidated statements of operations, stockholders' equity and cash flows for the years ended December 26, 1998 and December 27, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, the financial position of International Smart Sourcing, Inc. and subsidiaries as of December 26, 1998 and the results of their operations and their cash flows for each of the years ended December 26, 1998 and December 27, 1997 in conformity with generally accepted accounting principles.

                                          FELDMAN SHERB EHRLICH & CO., P.C.
                                          Certified Public Accountants

New York, New York
February 15, 1999

                       INTERNATIONAL SMART SOURCING, INC.
                           CONSOLIDATED BALANCE SHEET
                               DECEMBER 26, 1998

                                               ASSETS
Current Assets:
  Cash..............................................................................................   $   16,146
  Accounts receivable (net of allowance for doubtful accounts of $14,000)...........................      511,522
  Accounts receivable from related party............................................................      635,061
  Inventory.........................................................................................      785,000
  Prepaid expenses..................................................................................      109,631
                                                                                                       ----------
     Total current assets...........................................................................    2,057,360
  Property and equipment--net.......................................................................      592,720
  Goodwill..........................................................................................    1,738,152
  License agreement.................................................................................      500,000
  Deferred offering costs...........................................................................      346,859
  Other assets......................................................................................       73,820
                                                                                                       ----------
                                                                                                       $5,308,911
                                                                                                       ----------
                                                                                                       ----------
                                LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued expenses.............................................................   $  973,688
  Current portion of long term debt (including $533,453 to officer/stockholders)....................    1,801,796
  Current portion of obligations under capital lease................................................       58,427
                                                                                                       ----------
     Total current liabilities......................................................................    2,833,911
  Long term debt (including $154,886 to officer/stockholders).......................................      350,743
  Obligations under capital leases..................................................................       79,659
                                                                                                       ----------
     Total liabilities..............................................................................    3,264,313
                                                                                                       ----------
Stockholders' equity:
  Common Stock--par value .001, authorized 10,000,000
                    issued and outstanding 1,945,000 shares.........................................        1,945
  Paid In Capital...................................................................................    1,904,297
  Retained Earnings.................................................................................      138,356
                                                                                                       ----------
                                                                                                        2,044,598
                                                                                                       ----------
                                                                                                       $5,308,911
                                                                                                       ----------
                                                                                                       ----------


                See notes to Consolidated Financial Statements

                       INTERNATIONAL SMART SOURCING, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                                  YEAR ENDED
                                                                                     ------------------------------------
                                                                                     DECEMBER 26,         DECEMBER 27,
                                                                                         1998                 1997
                                                                                     ---------------      ---------------
Net sales.........................................................................     $ 5,883,001          $ 6,054,747
Cost of goods sold................................................................       4,153,387            3,831,599
                                                                                       -----------          -----------
  Gross profit....................................................................       1,729,614            2,223,148
                                                                                       -----------          -----------
Operating expenses:
  Selling and shipping............................................................         583,980              472,096
  General and administrative......................................................       1,180,146            1,298,797
                                                                                       -----------          -----------
  Total operating expenses........................................................       1,764,126            1,770,893
                                                                                       -----------          -----------
Income (loss) before interest expense.............................................         (34,512)             452,255
Interest expense--net.............................................................        (190,074)            (206,900)
                                                                                       -----------          -----------
  Income (loss) before income taxes...............................................        (224,586)             245,355
Provision for income taxes........................................................          66,760                   --
                                                                                       -----------          -----------
Net income (loss).................................................................        (291,346)             245,355
                                                                                       -----------          -----------
                                                                                       -----------          -----------
Net income (loss) per share--basic................................................     $     (0.19)         $      0.16
                                                                                       -----------          -----------
                                                                                       -----------          -----------
Weighted average common shares....................................................       1,502,472            1,500,000
                                                                                       -----------          -----------
                                                                                       -----------          -----------
Net loss..........................................................................     $  (291,346)
Pro-forma income tax (benefit)....................................................         (98,000)
                                                                                       -----------
Pro-forma net loss................................................................     $   193,346
                                                                                       -----------
                                                                                       -----------
Pro-forma loss per share--basic...................................................     $     (0.13)
                                                                                       -----------
                                                                                       -----------
Weighted average common shares used...............................................       1,502,472
                                                                                       -----------
                                                                                       -----------

                 See notes to Consolidated Financial Statements
                                      F-4

                       INTERNATIONAL SMART SOURCING, INC.
           CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

                                                       CAPITAL STOCK       ADDITIONAL
                                                    -------------------     PAID IN      RETAINED
                                                     SHARES      STOCK      CAPITAL      EARNINGS        TOTAL
                                                    ---------    ------    ----------    ---------    -----------
Balance December 28, 1996........................   1,500,000    $1,500    $  317,941    $  19,427    $   338,868
Net Income.......................................                                          245,355        245,355
Distributions....................................                                         (133,379)      (133,379)
                                                    ---------    ------    ----------    ---------    -----------
Balance December 27, 1997........................   1,500,000    1,500        317,941      131,403        450,844
Net loss.........................................                                         (291,346)      (291,346)
Distributions....................................                                         (114,900)      (114,900)
Issuance of stock for acquisition of CDP.........     445,000      445      1,999,555                   2,000,000
Termination of S Corporation.....................                            (413,199)     413,199             --
                                                    ---------    ------    ----------    ---------    -----------
Balance December 26, 1998........................   1,945,000    $1,945    $1,904,297    $ 138,356    $ 2,044,598
                                                    ---------    ------    ----------    ---------    -----------
                                                    ---------    ------    ----------    ---------    -----------

                 See notes to Consolidated Financial Statements
                                      F-5

                       INTERNATIONAL SMART SOURCING, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                 YEAR ENDED
                                                                                        ----------------------------
                                                                                        DECEMBER 26,    DECEMBER 27,
                                                                                            1998           1997
                                                                                        ------------    ------------
Cash flows from operating activities:
  Net income (loss)..................................................................   $   (291,346)    $  245,355
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
  Depreciation and amortization......................................................        272,575        346,990
  Gain on sale of fixed asset........................................................             --        (10,000)
Changes in assets and liabilities:
  Decrease (increase) in accounts receivable.........................................        169,949        (41,919)
  Increase in accounts receivable from related party.................................       (635,061)            --
  Decrease (increase) in inventory...................................................        258,011       (141,311)
  Increase in prepaid expenses.......................................................        (13,605)        (1,400)
  Decrease (increase) in other assets................................................         38,537         41,308
  Increase (decrease) in accounts payable and accrued expenses.......................        572,334         80,576
                                                                                        ------------     ----------
            Total Adjustments........................................................        662,740        274,244
                                                                                        ------------     ----------
Net cash provided by operating activities............................................        371,394        519,599
                                                                                        ------------     ----------
Cash flows from investing activities:
  Proceeds from sale of equipment....................................................             --         10,000
  Expenditures for property and equipment............................................       (242,080)      (200,089)
  Cash acquired in acquisition.......................................................          2,611             --
                                                                                        ------------     ----------
Net cash used in investing activities................................................       (239,469)      (190,089)
                                                                                        ------------     ----------
Cash flows from financing activities:
  Deferred offering costs............................................................       (346,859)            --
  Increase in due from related parties...............................................        (86,355)       (71,352)
  Distributions......................................................................       (114,900)      (133,379)
  Proceeds from loans................................................................        320,000        507,100
  Payments on loans..................................................................       (239,405)      (348,049)
                                                                                        ------------     ----------
Net cash used in financing activities................................................       (467,519)       (45,680)
                                                                                        ------------     ----------
Net increase (decrease) in cash......................................................       (335,594)       283,830
Cash, beginning of year..............................................................        351,740         67,910
                                                                                        ------------     ----------
Cash, end of year....................................................................   $     16,146     $  351,740
                                                                                        ------------     ----------
                                                                                        ------------     ----------
Supplemental Disclosure of Cash Flow Information:
  Cash paid during the year for interest.............................................   $    215,903     $  175,521
                                                                                        ------------     ----------
                                                                                        ------------     ----------
Non-Cash Investing and Financing Activities:
  Issuance of Company stock for acquisition of subsidiary............................   $  2,000,000     $       --
                                                                                        ------------     ----------
                                                                                        ------------     ----------

                 See notes to Consolidated Financial Statements
                                      F-6

                       INTERNATIONAL SMART SOURCING, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BUSINESS OF THE COMPANY

     International Smart Sourcing, Inc. ("International") was incorporated in February 1998 in Delaware as a holding company for the purpose of acquiring the common stock of Electronic Hardware Corp. ("EHC") and Compact Disc Packaging Corp. ("CDP") in contemplation of an initial public offering of International's stock (the "Offering") (see note 17).

     Under an agreement and plan of reorganization, dated December 24, 1998, International issued 1,500,000 shares of its stock for the stock of EHC. After the reorganization, the shareholders of EHC own the same proportionate interest of International as EHC. EHC, a company located in Farmingdale, New York, manufactures injection molded plastic components used in consumer, industrial and military products sold in the United States. Accordingly, the reorganization has been accounted for as a combination of commonly controlled entities and the accompanying financial statements presented herein present the financial position and results of operations and cash flows of International and EHC as if they had been combined for all periods presented,

     Under another agreement and plan of reorganization, dated December 24, 1998, International issued 445,000 shares of its stock for the stock of CDP, a development stage enterprise which was incorporated in Delaware on January 31, 1995 to manufacture and market a proprietary compact disc packaging system. CDP was owned prior to its merger with the Company by one of the shareholders of EHC and one other shareholder. Such transaction is being accounted for under the purchase method of accounting commencing on the date of the transaction.

     Under such method of accounting, an acquiring corporation allocates the cost of an acquired company to the assets acquired and liabilities assumed on the basis of their fair value. The excess of the cost acquired over the amounts assigned to identifiable assets less liabilities assumed is recorded as goodwill. International has based the value of the shares issued for the acquisition of CDP on the proposed initial public offering price of its shares and has substantiated such cost and its allocation to identifiable assets, as per Accounting Principles Board Opinion No.16. Accordingly, International has allocated $500,000 to license cost and $1,738,000 to goodwill.

     The following unaudited pro-forma summary combines the consolidated results of operations of International, EHC and CDP as if the acquisition had occurred at the beginning of 1997, after giving effect to certain adjustments, including amortization.

                                                      YEAR ENDED           YEAR ENDED
                                                    DECEMBER 26, 1998    DECEMBER 27, 1997
                                                    -----------------    -----------------
                                                       (UNAUDITED)          (UNAUDITED)
Net sales........................................      $ 5,883,001          $ 6,054,747
Net loss.........................................         (492,072)            (130,175)
Net loss per common share........................      $     (0.25)         $     (0.07)

     The pro-forma results do not necessarily represent the results which would have occurred if the acquisition had taken place on the basis assumed above, nor are they indicative of the results of future combined operations.

     Hereinafter, International, EHC and CDP are collectively referred to as the "Company".

2. SIGNIFICANT ACCOUNTING POLICIES

     (a) Fiscal Year--The Company operates on a "52-53 Week" reporting year ending the last Saturday preceding December 31.

     (b) Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that effect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

                       INTERNATIONAL SMART SOURCING, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

2. SIGNIFICANT ACCOUNTING POLICIES--(CONTINUED)
     (c) Recognition of Revenue--Revenue is recognized upon completion of the sale which is when the goods are shipped to the customer.

     (d) Inventories--Inventories are stated at the lower of cost or market. Cost is determined principally by the use of the first-in, first-out method.

     (e) Depreciation and Amortization--Fixed assets are depreciated on the straight line basis over the estimated useful lives of the related assets. Leasehold improvements are being amortized on the straight line basis over the shorter of the estimated useful life of the improvements, which is 10 years, or the life of the lease.

     (f) Income Taxes--Prior to December 24, 1998 EHC had made an election to be treated as an S Corporation. Accordingly, under such election, income taxes were paid by their shareholders on the shareholders' proportionate share of income. International was incorporated as a C corporation and, accordingly, taxes have been provided on income generated by International.

     (g) Net Income and Pro Forma Per Share Net Income--Net income per share is computed based on the weighted average of number of common shares outstanding during the period. Pro forma income and pro forma income per share have been calculated as if EHC was a C corporation for Federal and State income tax purposes.

     (h) Accounting for Long-Lived Assets--The Company reviews long-lived assets for impairment whenever circumstances and situations change such that there is an indication that the carrying amounts may not be recovered. At December 26, 1998, the Company believes that there has been no impairment of its long-lived assets.

     (i) Goodwill--Goodwill resulting from the acquisition of CDP is amortized on a straight line basis over 10 years. The Company periodically assesses the recoverability of the cost of its goodwill based on a review of projected undiscounted cash flows of CDP. These cash flows are prepared and reviewed by management in connection with the Company's annual long range planning process.

     (j) License Fee--The license fee resulting from the acquisition of CDP is amortized on a straight line basis over 10 years.

     (k) Deferred Offering Costs--Costs which are principally legal, accounting and printing costs related to the Company's proposed initial public offering are capitalized and will be reflected as a reduction of stockholder's equity upon the closing of such public offering or charged to expense if such offering is not consummated.

3. INVENTORY

     Inventories consist of the following at December 26, 1998:

Raw Materials.................................................   $ 80,000
Work in Process...............................................     89,000
Finished Goods................................................    228,000
Components....................................................    388,000
                                                                 --------
                                                                 $785,000
                                                                 --------
                                                                 --------

                       INTERNATIONAL SMART SOURCING, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

4. PROPERTY AND EQUIPMENT

     Property and equipment are comprised of the following at December 26, 1998:

                                                                        LIFE
                                                                     ----------
Machinery and Equipment...........................................   5-10 Years    $3,108,724
Tools, Dies and Molds.............................................   5-10 Years     1,357,705
Leasehold Improvements............................................     10 Years       217,836
Office Furniture and Fixtures.....................................      5 Years       182,784
                                                                                   ----------
                                                                                    4,867,049
Less: accumulated depreciation and amortization...................                  4,274,329
                                                                                   ----------
                                                                                   $  592,720
                                                                                   ----------
                                                                                   ----------

5. OBLIGATIONS UNDER CAPITAL LEASES

     The Company leases certain equipment under various capital lease arrangements expiring in April 1998 through February 2002:

                                                                       CURRENT    LONG-TERM
                                                                       PORTION    PORTION       TOTAL
                                                                       -------    ---------    --------
Total minimum lease payments........................................   $68,422     $93,287     $161,709
Less: Amounts representing interest.................................     9,995      13,628       23,623
                                                                       -------     -------     --------
                                                                       $58,427     $79,659     $138,086
                                                                       -------     -------     --------
                                                                       -------     -------     --------

6. LOANS PAYABLE

     Loans payable are comprised of the following at December 26, 1998:

(1)   Term loan payable, bank, due August 1999, payable in quarterly installments of $25,000 of principal plus interest at prime plus 1% (8.75% at December 26, 1998). The loan is guaranteed by the Company's three officers/shareholders and requires the Company to
      comply with certain covenants.........................................................   $  275,000
(2)   Line of credit, bank (available up to $1,000,000), payable upon demand, bearing
      interest at prime plus 1/2% (8.25% at December 26, 1998)..............................      973,000
(3)   Loan agreement payable in monthly installments of $2,903 of principal and interest at
      7% per annum due February 2007. The loan is guaranteed by the Company's three
      officers/shareholders.................................................................      216,200
(4)   Various loans payable to officer/shareholders, all bearing interest at 10% per annum, payable in monthly installments ranging from $2,656 to $4,664 including interest. The loans are due in dates ranging from September 1999 through February 2007. Certain loans aggregating $304,750 are due 30 days after the Offering. Additionally, other
      loans aggregating $100,000 are due upon demand........................................      688,339
                                                                                               ----------
                                                                                                2,152,539
      Less: current portion                                                                     1,801,796
                                                                                               ----------
      Long-term portion                                                                        $  350,743
                                                                                               ----------
                                                                                               ----------

                       INTERNATIONAL SMART SOURCING, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

6. LOANS PAYABLE--(CONTINUED)

      Long term debt mature as follows:
           2000.............................................................................   $  110,823
           2001.............................................................................       89,013
           2002.............................................................................       24,940
           2003.............................................................................       26,743
           2004.............................................................................       28,677
           Thereafter.......................................................................       70,547
                                                                                               ----------
                                                                                               $  350,743
                                                                                               ----------
                                                                                               ----------

     The loans are secured by substantially all the assets of the Company. The Company estimates that the fair value of the above loans approximates their carrying value.

7. INCOME TAXES

     Included in the Company's 1998 consolidated net loss before income taxes is approximately $195,000 of income from the operations of International Smart Sourcing, Inc., a C corporation. The accompanying financial statements reflect a tax provision of $66,000 which is a current tax at a 34% tax rate on such income. Based upon EHC's current years's loss the pro-forma tax benefit of $98,000 in 1998 represents the current year's benefit for $98,000 of income taxes that EHC would have been subject to as a C corporation in 1997. No further benefit is recorded as such benefit may not be realized.

8. RETIREMENT PLAN

     The Company sponsors a 401(k) savings plan covering all non-union employees who have attained the age of 21 and have completed 3 months of service. Participants may contribute up to 15% of their annual compensation, subject to certain limitations. In addition, the Company may make contributions to the plan. During the years ended December 26, 1998 and December 27, 1997, the Company did not make any contributions to the plan.

9. CASH GAIN SHARING PROGRAM

     The Company's full time, non-union employees and other key company employees receive additional compensation as determined by cash profits, as defined, under the Cash Gain Sharing Program. For the year December 27, 1997 employees earned approximately $87,000 under the program. No additional compensation was earned in 1998.

10. STOCK OPTION AND GRANT PLAN

     In March 1998, the Company adopted the Stock Option and Grant Plan (the "Plan") which provides for the aggregate grant of 300,000 shares of the Company's common stock or options to purchase shares of common stock. No options have been granted under the plan.

11. KEY MAN LIFE INSURANCE

     The Company is the beneficiary of a $500,000 life insurance policy on the life of the President of the Company.

                       INTERNATIONAL SMART SOURCING, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

12. COLLECTIVE BARGAINING AGREEMENT

     The Company's factory employees and factory supervisors are represented by a collective bargaining agreement between Local 531, International Brotherhood of Teamsters, AFL-CIO and the Company. Such agreement expires in May 2001.

13. RELATED PARTY TRANSACTIONS

     a. Sales during the years ended December 26, 1998 and December 27, 1997 included $1,227,000 and $371,000, respectively to another company owned by the three officer/stockholders of the Company. Gross Profit on such sales was approximately $363,000 and $30,000 for the years ended December 26, 1998 and December 27, 1997, respectively. Accounts receivable from the related company was $635,061 at December 26, 1998.

     b. The Company leases its premises from a company owned by two of the officer/stockholders of the Company at an annual rental of $138,000. Such lease expires in December 2005. The mortgage on the premises in the amount of $543,983 at December 26, 1998 is guaranteed by the Company.

     c. During the year ended December 26, 1998, the Company entered into a consulting agreement with one of its officer/stockholders for consulting services provided in 1997. The Company executed a $150,000 promissory note due within 30 days after the effective date of the Offering with interest at 6% per annum for such services.

     d. The Company subleases part of its premises to another company owned by two of the officers/stockholders for an annual rent of $2,300 in 1998 and $3,000 in 1997.

     e. In March 1998, the Company entered into employment agreements with its three officer/stockholders for a period of 10 years at an aggregate annual base salary of $325,000. Such agreement provides for increases at the greater of 5% or the consumer price index and an annual bonus to be determined by the Board of Directors.

     f. In March 1998, the Company and an affiliate entered into an engineering consulting and services agreement on a fee for services basis under which the Company will have the right to manufacture certain of the affiliate's products.

     g. The Company is a guarantor on two loans made to an entity owned by the three officer/stockholders of the Company. At December 31, 1998 the outstanding aggregate balance on such loans was $857,500. The loans are secured by an assignment of the affiliates fixed assets, accounts receivable, inventories and all other assets. The unaudited figures of the affiliate as of December 31,1998 are as follows:

Cash........................................................   $   75,241
Accounts Receivable (Net)...................................      487,699
Inventories.................................................    1,444,545
Prepaid Expenses............................................       91,716
Fixed Assets (Net)..........................................      624,099
Prepaid and Other Asset.....................................      162,171
                                                               ----------
Total Assets................................................    2,885,471
                                                               ----------
                                                               ----------
Total Liabilities (including due to the Company of
  $632,928).................................................    2,327,025
Stockholders' Equity........................................      558,446
                                                               ----------
Total Liabilities and Stockholders' Equity..................   $2,885,471
                                                               ----------
                                                               ----------

                       INTERNATIONAL SMART SOURCING, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

14. LICENSE AGREEMENT

     In March 1998, the Company entered into an exclusive license agreement with a corporation which grants the Company the rights to manufacture, market and sell a compact disc packaging system. The Company shall pay such corporation annual royalties of 2% of net sales and 25% of other fees, as defined, plus an initial fee of $30,000. The exclusive provisions of the license agreement are subject to termination if certain minimum royalty levels are not obtained or if the Company does not obtain a $1,000,000 cash investment within 24 months of the agreement.

15. CONSULTING AGREEMENT

     In March 1998, the Company entered into a ten year consulting agreement in connection with the Company's plans to develop manufacturing resources in the People's Republic of China ("China"). The Consultant will be paid at an hourly rate as mutually determined and agreed upon by the Company and the Consultant from time to time and 1.5% of the net cost, as defined, of all products manufactured in China up to $5,000,000 per year and 1% of net costs in excess of $5,000,000. The Consultant will also receive as of the effective date of the Offering 25,000 shares of unregistered common stock of the Company and 25,000 options to purchase shares of common stock at $4.50 per share. Such options vest on the second anniversary of the effective date of the Offering.

16. PREFERRED STOCK

     The Board of Directors of the Company is authorized, without further action of the stockholders of the Company, to issue up to 1,000,000 shares of Preferred Stock in one or more classes or series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, and the number of shares constituting any series or the designation of such series.

17. PROPOSED PUBLIC OFFERING

     In February 1998, the Company entered into a letter of intent with an underwriter for the sale of 1,250,000 shares of common stock at $4.50 per share and 1,250,000 redeemable warrants at $.10 per warrant to purchase one share of common stock at $5 per share. The Company has agreed to retain the underwriter as a consultant for a period of two years after the offering for a fee of $120,000 payable upon the consummation of the offering.

18. STOCKHOLDERS' AGREEMENTS

     In March 1998, the Company entered into an agreement with each of its three officer/stockholders which provides that in the event of the death of the stockholder within 24 months after the consummation of a public offering of the Company's stock, the estate of the stockholder can require the Company to repurchase 250,000 shares of the stockholder's stock for $500,000. The repurchase of stock can only be made though the use of insurance proceeds payable to the Company upon the death of the stockholder.

                        INDEPENDENT ACCOUNTANTS' REPORT

To the Board of Directors of
Compact Disc Packaging Corp.
Farmingdale, New York

We have audited the accompanying statements of operations, stockholders' equity and cash flows of Compact Disc Packaging Corp. for the years ended December 24, 1998 and December 31, 1997 and for the period January 31, 1995 (inception) through December 24, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations, stockholders' equity and cash flows of Compact Disc Packaging Corp. for each of the years ended December 24, 1998 and December 31, 1997 and for the period from January 31, 1995 (inception) through December 24, 1998 in conformity with generally accepted accounting principles.

                                          FELDMAN SHERB EHRLICH & CO., P.C.
                                          Certified Public Accountants

New York, New York
February 15, 1999

                          COMPACT DISC PACKAGING CORP.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                            STATEMENTS OF OPERATIONS

                                                                                                       CUMULATIVE
                                                                               YEAR ENDED            JANUARY 31,1995
                                                                       ---------------------------   (INCEPTION) THROUGH
                                                                       DECEMBER 24,   DECEMBER 31,    DECEMBER 24,
                                                                          1998           1997             1998
                                                                       ------------   ------------   -------------------
Net revenue..........................................................   $        0      $      0          $       0
Costs and expenses:
  Salaries...........................................................       15,500        26,000             41,500
  Professional and consulting fees...................................       17,807        21,821             68,673
  Research and development...........................................       44,974        20,010             90,568
  Other general & administrative expenses............................       27,405        21,899             62,410
                                                                        ----------      --------          ---------
Total costs and expenses (net loss)..................................   $ (105,686)     $(89,730)         $(263,151)
                                                                        ----------      --------          ---------
                                                                        ----------      --------          ---------

                       See notes to financial statements
                                      F-14

                          COMPACT DISC PACKAGING CORP.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                       STATEMENT OF STOCKHOLDERS' EQUITY

                                                           COMMON STOCK
                                                    --------------------------
                                                                 PAR VALUE          DEFICIT
                                                    NUMBER OF   AND CAPITAL IN   ACCUMULATED DURING   TOTAL STOCKHOLDERS'
                                                    SHARES      EXCESS OF PAR    DEVELOPMENT STAGE    EQUITY (DEFICIENCY)
                                                    ---------   --------------   ------------------   -------------------
Balance--January 31, 1995 (inception).............                 $                 $                    $
Issuance of Common Stock..........................     500           25,000                                    25,000
Net Loss..........................................                                      (23,233)              (23,233)
                                                       ---         --------          ----------           -----------
Balance--December 31, 1995........................     500           25,000             (23,233)                1,767
Net Loss..........................................                                      (44,502)              (44,502)
                                                       ---         --------          ----------           -----------
Balance--December 31, 1996........................     500           25,000             (67,735)              (42,735)
Net Loss..........................................                                      (89,730)              (89,730)
                                                       ---         --------          ----------           -----------
Balance--December 31, 1997........................     500         $ 25,000          $ (157,465)          $  (132,465)
Net Loss..........................................                                     (105,686)             (105,686)
                                                       ---         --------          ----------           -----------
Balance--December 24, 1998........................     500         $ 25,000            (263,151)          $  (238,151)
                                                       ---         --------          ----------           -----------
                                                       ---         --------          ----------           -----------

                       See notes to financial statements
                                      F-15

                          COMPACT DISC PACKAGING CORP.
                        (A DEVELOPMENT STAGE ENTERPRISE)
                            STATEMENTS OF CASH FLOWS

                                                                                                    CUMULATIVE
                                                                          YEAR ENDED               JANUARY 31, 1995
                                                                 -----------------------------      (INCEPTION)
                                                                 DECEMBER 24,     DECEMBER 31,        THROUGH
                                                                    1998             1997          DECEMBER 24, 1998
                                                                 ------------     ------------     -----------------
Cash flows from operating activities:
  Net loss...................................................     $ (105,686)       $(89,730)          $(157,465)
                                                                  ----------        --------           ---------
  Changes in assets and liabilities:
     Increase (decrease) in accrued expenses.................         21,497          (3,316)                325
                                                                  ----------        --------           ---------
  Net cash used in operating activities......................        (84,189)        (93,046)           (157,140)
                                                                  ----------        --------           ---------
Cash flows from financing activities:
  Loans payable to stockholders..............................         86,355          82,236             132,585
  Issuance of capital stock..................................             --              --              25,000
                                                                  ----------        --------           ---------
Net cash provided by financing activities....................         86,355          82,236             157,585
                                                                  ----------        --------           ---------
Net increase (decrease) in cash..............................          2,166         (10,810)                445
Cash, beginning of period....................................            445          11,255                  --
                                                                  ----------        --------           ---------
Cash, end of period..........................................     $    2,611        $    445           $     445
                                                                  ----------        --------           ---------
                                                                  ----------        --------           ---------

                       See notes to financial statements
                                      F-16

                          COMPACT DISC PACKAGING CORP.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                         NOTES TO FINANCIAL STATEMENTS

1. BUSINESS OF THE COMPANY

     Compact Disc Packaging Corp. ( the "Company") was incorporated in Delaware on January 31,1995 to manufacture and market a proprietary compact disc packaging system. As of December 24, 1998 the Company has not generated any revenue.

2. SIGNIFICANT ACCOUNTING POLICIES

          a. Use of Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that effect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

          b. Research and Development--Research and Development--Research and development expenditures are charged to operations as incurred.

3. LICENSE AGREEMENT

     In March 1998 the Company entered into an exclusive license agreement with a corporation which grants the Company the rights to manufacture, market and sell a compact disc packaging system. The Company shall pay such corporation annual royalties of 2% of net sales and 25% of other fees, as defined, plus an initial fee of $30,000. The exclusive provisions of the license agreement are subject to termination if certain minimum royalty levels are not obtained or if the Company does not obtain a $1,000,000 cash investment within 24 months of the agreement.

4. PROPOSED PUBLIC OFFERING

     In February 1998, a Delaware holding company, International Smart Sourcing, Inc. ("International") was incorporated for the purpose of acquiring the stock of the Company and one other affiliated company. As part of the acquisition, which occurred as of December 24, 1998, International issued 445,000 shares of its stock for the stock of CDP in a transaction accounted for as a purchase commencing on the date of the transaction.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

The unaudited pro forma consolidated statement of operations for the year ended December 26, 1998 reflects the combined results of International Smart Sourcing, Inc. ("International") and its subsidiaries, Electronic Hardware Corp. ("EHC") and Compact Disc Packaging Corp. ("CDP"), as if the acquisition of CDP had occurred at the beginning of 1998, after giving effect to certain adjustments, including amortization.

The unaudited pro forma consolidated statement of operations does not necessarily represent actual results that would have been achieved had the companies been together at the beginning of each respective period, nor are they necessarily indicative of future results. The unaudited pro forma consolidated statement of operations should be read in conjunction with the companies' respective historical financial statements and notes thereto.

                       INTERNATIONAL SMART SOURCING, INC.
            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 26, 1998

                                                     HISTORICAL
                                       --------------------------------------
                                       INTERNATIONAL SMART    COMPACT DISC                   PRO FORMA ADJUSTMENTS
                                       SOURCING INC.          PACKAGING CORP.          DR.                      CR.
                                       -------------------    ---------------    ---------------------    ---------------------
Net sales...........................        5,883,001                   --
Cost of goods sold..................        4,153,387                   --
                                            ---------            ---------
Gross profit........................        1,729,614                   --
                                            ---------            ---------
Operating expenses:
  Selling and shipping..............          583,980                   --
  General and administrative........        1,180,146              105,686             (1)223,800
                                            ---------            ---------            -----------              -----------
  Total operating expenses..........        1,764,126              105,686                223,800                       --
                                            ---------            ---------            -----------              -----------
Loss before interest expense........          (34,512)            (105,686)              (223,800)                      --
Interest expense--net...............         (190,074)                  --
                                            ---------            ---------            -----------              -----------
  Loss before income taxes..........         (224,586)            (105,686)              (223,800)                      --
Provision for income taxes..........           66,760                   --                               (2)        66,760
                                            ---------            ---------            -----------              -----------
  Net loss..........................         (291,346)            (105,686)             (223,800)                   66,760
Pro-forma income-taxes (benefit)....          (98,000)                  --             (2) 36,000
                                            ---------            ---------            -----------              -----------
  Pro-forma net loss................         (193,346)            (105,686)              (259,800)                  66,760
                                            ---------            ---------            -----------              -----------
                                            ---------            ---------            -----------              -----------
Net loss per share--basic...........            (0.19)                  --
                                            ---------            ---------            -----------              -----------
                                            ---------            ---------            -----------              -----------
Pro-forma loss per share--basic.....            (0.13)                  --
                                            ---------            ---------            -----------              -----------
                                            ---------            ---------            -----------              -----------
Weighted average common shares
  used..............................        1,502,472                   --
                                            ---------            ---------            -----------              -----------
                                            ---------            ---------            -----------              -----------


                                      PRO FORMA
                                      ---------
                                        TOTAL
                                      ---------
Net sales...........................  5,883,001
Cost of goods sold..................  4,153,387
                                      ---------
Gross profit........................  1,729,614
                                      ---------
Operating expenses:
  Selling and shipping..............    583,980
  General and administrative........  1,509,632
                                      ---------
  Total operating expenses..........  2,093,612
                                      ---------
Loss before interest expense........   (363,998)
Interest expense--net...............   (190,074)
                                      ---------
  Loss before income taxes..........   (554,072)
Provision for income taxes..........         --
                                      ---------
  Net loss..........................   (554,072)
Pro-forma income-taxes (benefit)....    (62,000)
                                      ---------
  Pro-forma net loss................   (492,072)
                                      ---------
                                      ---------
Net loss per share--basic...........      (0.28)
                                      ---------
                                      ---------
Pro-forma loss per share--basic.....      (0.25)
                                      ---------
                                      ---------
Weighted average common shares
  used..............................  1,945,000
                                      ---------
                                      ---------

              NOTES TO UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

A. The unaudited pro forma consolidated statement of operations for the year ended December 26, 1998 reflects the combined results of International Smart Sourcing, Inc. ("International") and its subsidiaries, Electronic Hardware Corp. ("EHC") and Compact Disc Packaging Corp. ("CDP"), as if the acquisition of CDP had occurred at the beginning of 1998, after giving effect to certain adjustments, including amortization.

B.  The following is an explanation of the pro forma adjustments.

    (1) Amortization of a $500,000 license fee and $1,738,000 of goodwill on a straight line basis over 10 years.

    (2) Adjustment to income taxes to reflect the above transaction as if it had been consummated at the beginning of 1998. The historical provision for income taxes of $66,760, which results from the C Corporation income of International, is eliminated based upon the pro forma consolidated loss of the combined entities. The pro forma income tax benefit of $62,000 reflects the current year's benefit of the pro forma taxes provided in 1997 in the disclosures under Accounting Principles Board Opinion No. 16 in Note 1 to International Smart Sourcing, Inc.'s financial statements. Any further tax benefit would be reduced by a corresponding valuation allowance.

COMPACT DISK PACKAGING CORP. a wholly-owned subsidiary of
  International Smart Sourcing, Inc.
     ---------------------------------------------------------------------------

The Pull Pack Plastic CD ROM Tray

    Two photographs, each of the prototype model of the Pull Pack(Trademark). The photograph on the far left shows two hands opening the prototype Pull Pack(Trademark) packaging. The second photograph shows two hands removing a Compact Disc from the Pull Pack(Trademark) packaging system.

Convenient and reliable, the Pull Pack (TM) offers a simple and effective solution to problems associated with conventional disc packaging.

The Pull Pack (TM) is a redesigned "Jewel Box", the packaging currently used for Compact Discs, CD ROMs and Digital Video Discs ("DVD").
The patented Pull Pack (TM) employs a drawer-like mechanism, avoiding the problems associated with Disc packaging that is currently available, involving fragile hinges, difficulty in opening and the removal of Discs and descriptive literature.

ELECTRONIC HARDWARE CORP. a wholly-owned subsidiary of
  International Smart Sourcing, Inc. website: http://www.ehcknobs.com
     ---------------------------------------------------------------------------

EHC
KNOBS
MECHANAICAL DEVICES
CUSTOM MOLDING

    Photograph of various knobs and assemblies manufactured by EHC interspersed throughout the page.

Electronic Hardware Corporation is a customer-focused supplier of molded plastic components and assemblies. Our product line provides the marketplace with many innovative solutions. Our mission is to exceed customer expectations for service, quality and value through continuous improvement of people, processes and products.

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     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO BUY ANY SECURITY OTHER THAN THE SECURITIES OFFERED BY THIS PROSPECTUS, OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY BY ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, IMPLY THAT THE INFORMATION IN THIS PROSPECTUS IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THIS PROSPECTUS.

                            ------------------------

                               TABLE OF CONTENTS

                                                  PAGE
                                                  ----
Prospectus Summary..............................     3
Risk Factors....................................     8
Use of Proceeds.................................    20
Dividend Policy.................................    21
Dilution........................................    22
Capitalization..................................    23
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations....................................    24
Business........................................    28
Management......................................    35
Principal Stockholders..........................    39
Certain Transactions............................    40
Description of Securities.......................    44
Shares Eligible for Future Sale.................    48
Underwriting....................................    49
Legal Matters...................................    51
Experts.........................................    51
Additional Information..........................    51
Index to Financial Statements...................   F-1

                            ------------------------

     UNTIL MAY 18, 1999 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITER AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

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                               1,250,000 SHARES
                               OF COMMON STOCK
                                     AND
                             1,250,000 REDEEMABLE
                                 COMMON STOCK
                              PURCHASE WARRANTS

                 [LOGO OF INTERNATIONAL SMART SOURCING, INC.]

                           ------------------------
                                  PROSPECTUS
                           ------------------------

                     NETWORK 1 FINANCIAL SECURITIES, INC.

                                APRIL 23, 1999

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